Exhibit 4.1

EXECUTION VERSION

MPM ESCROW LLC

and

MPM FINANCE ESCROW CORP.

as Escrow Issuers

and

MPM TOPCO LLC

as Note Guarantor

$1,100,000,000 8.875% First-Priority Senior Secured Notes due 2020

INDENTURE

Dated as of October 25, 2012

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

AS TRUSTEE

i

Section 13.12.	Multiple Originals	140
Section 13.13.	Table of Contents; Headings	140
Section 13.14.	Indenture Controls	140
Section 13.15.	Severability	140
Section 13.16.	Force Majeure	140
Section 13.17.	Waiver of Jury Trial	140

ARTICLE XIV		140

Section 14.01.	MPM Assumption	140
Section 14.02.	Covenants	141

Appendix A	-	Provisions Relating to Initial Notes, Exchange Notes and Private Exchange Notes

EXHIBIT INDEX

Exhibit A	—	Initial Note
Exhibit B	—	Exchange Note or Private Exchange Note
Exhibit C	—	Form of Transferee Letter of Representation
Exhibit D	—	Form of Supplemental Indenture
Exhibit E	—	Form of MPM Assumption Supplemental Indenture
Exhibit F	—	Form of Registration Rights Agreement
Exhibit G	—	Form of First Lien Intercreditor Agreement

CROSS-REFERENCE TABLE

TIA Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(b)	7.08; 7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.06
(b)	13.03
(c)	13.03
313(a)	7.06
(b)(1)	N.A.
(b)(2)	7.06
(c)	7.06
(d)	4.02; 4.09
314(a)	4.02; 409
(b)	11.05
(c)(1)	11.05, 13.04
(c)(2)	13.04
(c)(3)	11.05
(d)	11.05
(e)	13.05
(f)	4.10
315(a)	7.01
(b)	7.05
(c)	7.01
(d)	7.01
(e)	6.11
316(a)(last sentence)	13.06
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.05
318(a)	13.01

N.A. Means Not Applicable.

Note: This Cross-Reference Table shall not, for any purposes, be deemed to be part of this Indenture.

v

INDENTURE dated as of October 25, 2012 among MPM Escrow LLC, a Delaware limited liability company, MPM Finance Escrow Corp., a Delaware corporation (together, the “Escrow Issuers” or the “Issuer,” provided, that, for the purposes of this Indenture, prior to the consummation of the MPM Assumption (as defined below), references to the “Issuer” shall refer to both Escrow Issuers and after consummation of the MPM Assumption, references to the “Issuer” refer only to Momentive Performance Materials Inc.), MPM TopCo LLC, a Delaware limited liability company and an indirect parent of Momentive Performance Materials Inc. (the “Note Guarantor”), and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee”).

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of (a) $1,100,000,000 aggregate principal amount of the Issuer’s 8.875% First-Priority Senior Secured Notes due 2020 issued on the date hereof (the “Original Notes”), (b) any Additional Notes (as defined herein) that may be issued after the date hereof (all such notes in clauses (a) and (b) being referred to collectively as the “Initial Notes”) and (c) the Notes of the Issuer issued pursuant to this Indenture in exchange for, and in an aggregate principal amount equal to, the Initial Notes, in compliance with the terms of a Registration Rights Agreement (as defined herein), including any Private Exchange Notes (as defined in Appendix A, the “Appendix”), and issued in the form of Exhibit B to the Appendix (the “Exchange Notes” and, together with the Initial Notes, the “Notes”). Subject to the conditions and compliance with the covenants set forth herein, the Issuer may issue an unlimited aggregate principal amount of Additional Notes.

ARTICLE I

Definitions and Incorporation by Reference

Section 1.01. Definitions.

“2009 Transactions” means the exchange of the Old Second Lien Notes for certain Old Senior Notes and Old Subordinated Notes pursuant to the offering memorandum pursuant to which the Old Second Lien Notes were issued and the transactions contemplated thereby.

“2010 Offering Memorandum” means the offering memorandum pursuant to which the Springing Notes were issued.

“2010 Transactions” refers collectively to (1) the offering of Springing Notes, (2) the Cash Tender Offers described under the heading “Summary” in the 2010 Offering Memorandum, (3) the discharge or the redemption of Old Senior Notes in connection with the 2010 Transactions, (4) the Apollo Notes Exchange described under the heading “Summary” in the 2010 Offering Memorandum and (5) the use of the proceeds of this offering as described in further detail under the heading “Use of proceeds” in the 2010 Offering Memorandum.

“ABL Facility” means (i) the asset-based revolving credit agreement designated by the Issuer as the “ABL Facility” to be entered into subsequent to the Issue Date, among the Issuer and each subsidiary of the Issuer party thereto, the lenders and agents party thereto, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time after the Issue Date, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, and (ii) whether or not the facility referred to in clause (i) remains outstanding, if designated by the Issuer to be included in the definition of “ABL Facility,” one or more asset-based (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuer and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“ABL Facility Collateral Agent” means the “Collateral Agent” (or similar entity) under the ABL Facility Documents and any successor thereto in such capacity.

“ABL Facility Documents” means the agreements and other instruments governing the ABL Facility, together with any guarantees thereof and any security documents, other collateral documents and other instruments relating thereto (including documents and instruments governing Hedging Obligations required by the ABL Facility or relating to ABL Obligations).

“ABL Intercreditor Agreement” means (i) the intercreditor agreement entered into in connection with the incurrence of the ABL Facility among the Issuer, the Note Guarantors, the ABL Collateral Agent and the First Lien Collateral Agent containing substantially the terms described in the Offering Circular, as may be amended, restated, supplemented or otherwise modified from time to time in accordance with this Indenture or (ii) any replacement thereof that contains terms not materially less favorable to the holders of the Notes than the intercreditor agreement referred to in clause (i).

“ABL Obligations” means the Obligations of the borrowers and other obligors (including the Issuer and the Note Guarantors) under the ABL Facility or any of the other ABL Facility Documents, to pay principal, premium, if any, and interest (including any interest accruing after the commencement of bankruptcy or insolvency proceedings, whether or not allowed or allowable as a claim in such proceedings) when due and payable, and all other amounts due or to become due under or in connection with the ABL Facility Documents and the performance of all other Obligations of the obligors thereunder to the lenders and agents under the ABL Facility Documents, according to the respective terms thereof, which Obligations, in the case of Indebtedness, are secured by Liens on the Collateral ranking equal to the Liens securing the Notes and the Note Guarantees or by Liens ranking senior to the Notes and the Note Guarantees on the ABL Priority Collateral and junior to the Notes and the Note Guarantees on the Notes Priority Collateral, as permitted by clause (8) of the definition of Permitted Liens.

“ABL Obligors” means the Issuer and each subsidiary of the Issuer that is a borrower under or a guarantor of the ABL Obligations under an ABL Facility.

“ABL Priority Collateral” means any and all of the following assets and properties now owned or at any time hereafter acquired by the Issuer and the Note Guarantors (collectively, the “Pledgors”), in each case other than to the extent constituting Excluded Assets: (a) all accounts; (b) all inventory; (c) to the extent evidencing, governing, securing or otherwise related to the items referred to in the preceding clauses (a) and (b), all (i) general intangibles, (ii) chattel paper, (iii) instruments and (iv) documents; (d) all payment intangibles (including corporate tax refunds), other than any payment intangibles that represent tax refunds in respect of or otherwise relate to real property, fixtures or equipment; (e) all payments received from the Pledgors’ credit card clearinghouses and processors or otherwise in respect of all credit card charges for sales of inventory by the Pledgors; (f) all collection accounts, deposit accounts, securities accounts and commodity accounts and any cash or other assets in any such accounts (other than separately identified cash proceeds of Notes Priority Collateral) and securities entitlements and other rights with respect thereto; (g) to the extent relating to any of the items referred to in the preceding clauses (a) through (f) constituting ABL Priority Collateral, all supporting obligations and letter-of-credit rights; (h) all books and records related to the foregoing; and (i) all products and proceeds of any and all of the foregoing in whatever form received, including proceeds of insurance policies related to inventory of any Pledgor and business interruption insurance (in each case, except to the extent constituting proceeds of Notes Priority Collateral).

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition Documents” means the Stock and Asset Purchase Agreement and any other document entered into in connection with the Acquisition Transactions, in each case as amended, supplemented or modified from time to time prior to the Issue Date or thereafter (so long as any amendment, supplement or modification after the Issue Date, together with all other amendments, supplements and modifications after the Issue Date, taken as a whole, is not more disadvantageous to the Holders of the Notes in any material respect than the Acquisition Documents as in effect on the Issue Date).

“Acquisition Transactions” means the transactions described under “The Acquisition” in MPM’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

“Additional First Priority Lien Secured Party” means the holders of any Other First Priority Lien Obligations that are Incurred after the Issue Date.

“Additional Notes” means additional Notes (other than the Original Notes and other than Exchange Notes for such Original Notes) issued from time to time under the terms of this Indenture subsequent to the Issue Date.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

(1) 1% of the then outstanding principal amount of such Note; and

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of such Note, at October 15, 2015 (such redemption price being set forth in paragraph 5 of the applicable Note) plus (ii) all required interest payments due on such Note through October 15, 2015 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then outstanding principal amount of such Note.

Calculation of the Applicable Premium will be made by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate; provided that such calculation or the correctness thereof shall not be a duty or obligation of the Trustee.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) outside the ordinary course of business of MPM or any Restricted Subsidiary (each referred to in this definition as a “disposition”) or

(2) the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to MPM or another Restricted Subsidiary) (whether in a single transaction or a series of related transactions), in each case other than:

(a) a disposition of Cash Equivalents or Investment Grade Securities or damaged, obsolete or worn out property or equipment or disposals of equipment in connection with reinvestment in or replacement of equipment, in each case, in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of MPM in a manner permitted pursuant to Section 5.01 or any disposition that constitutes a Change of Control;

(c) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 4.04;

(d) any disposition of assets of MPM or any Restricted Subsidiary or issuance or sale of Equity Interests of any Restricted Subsidiary, which assets or Equity Interests so disposed or issued have an aggregate Fair Market Value of less than $12.5 million;

(e) any disposition of property or assets, or the issuance of securities, by a Restricted Subsidiary to MPM or by MPM or a Restricted Subsidiary to a Restricted Subsidiary;

(f) any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Similar Business of comparable or greater market value or usefulness to the business of MPM and the Restricted Subsidiaries as a whole, as determined in good faith by MPM;

(g) foreclosure on assets of MPM or any of the Restricted Subsidiaries;

(h) any disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(j) any disposition of inventory or other assets in the ordinary course of business;

(k) any grant in the ordinary course of business of any license of patents, trademarks, know-how or any other intellectual property;

(l) any disposition of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” to a Receivables Subsidiary in a Qualified Receivables Financing or in factoring or similar transactions;

(m) any swap of assets, or any lease, assignment or sublease of any real or personal property, in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of MPM and the Restricted Subsidiaries taken as a whole, as determined in good faith by MPM; provided, that any cash or Cash Equivalents received must be applied in accordance with Section 4.06;

(n) any financing transaction with respect to property built or acquired by MPM or any Restricted Subsidiary after the Issue Date, including any Sale/Leaseback Transaction or asset securitization permitted under this Indenture;

(o) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(p) a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(q) any agreement or arrangement involving, relating to or otherwise facilitating, (i) requirements contracts, (ii) tolling arrangements or (iii) the reservation or presale of production capacity of MPM or any of its Restricted Subsidiaries by one or more third parties;

(r) the sale of any property in a Sale/Leaseback Transaction within six months of the acquisition of such property;

(s) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(t) the sale of any intellectual property and other assets primarily related to the production of gallium nitride, including any interests in joint ventures relating thereto;

(u) dispositions in connection with Permitted Liens; and

(v) any Sale/Leaseback Transaction pursuant to which the Issuer or any Restricted Subsidiaries receives with respect to such transaction aggregate consideration of less than $15.0 million.

“Authorized Representative” means (i) in the case of the Notes, the Trustee, (ii) in the case of the Existing Credit Agreement, the administrative agent under the Existing Credit Agreement, and (iii) in the case of any Series of Other First Priority Lien Obligation that become subject to the First Priority Intercreditor Agreement, the authorized representative (and any successor thereto) named for such Series in the applicable joinder agreement.

“Bank Indebtedness” means any and all amounts payable under or in respect of any Credit Agreement or the other Credit Agreement Documents as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to MPM whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Bankruptcy Code” means Title 11 of the United States Code.

“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Borrowing Base” shall mean, as of any date, the sum of (w) 85% of the book value of the inventory of the Issuer and the ABL Obligors as of the end of the most recent fiscal quarter preceding such date, (x) 90% of the book value of the accounts receivable of the Issuer and the ABL Obligors as of the end of the most recent fiscal quarter preceding such date, (y) to the extent machinery and equipment is an element of the Borrowing Base under an ABL Facility, up to 90% of the book value of the machinery and equipment of the ABL Obligors (that are foreign subsidiaries of the Issuer) as of the end of the most recent fiscal quarter preceding such date and (z) 100% of the Unrestricted Cash of the Issuer and the ABL Obligors as of the end of the most recent fiscal quarter preceding such date, in each case calculated on a consolidated basis in accordance with GAAP (calculated on a pro forma basis to give effect to any Investment, acquisition, disposition, mergers, consolidations and discontinued operation, in each case with such pro forma adjustments as are consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio).

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City or the city in which the Trustee’s principal office is located.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Equivalents” means:

(1) U.S. Dollars, pounds sterling, euros, the national currency of any member state in the European Union or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the U.S. government, Australia, Great Britain, Canada, Netherlands or any other country that is a member of the European Union or any agency or instrumentality thereof in each case maturing not more than two years from the date of acquisition;

(3) in the case of any Foreign Subsidiary, securities issued or directly and fully guaranteed or insured by the government of the jurisdiction of such Foreign Subsidiary, or any agency or instrumentality thereof, in each case with maturities not exceeding 270 days after the date of acquisition and held by it from time to time in the ordinary course of business;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits and demand deposits (in their respective local currencies), in each case with any commercial bank having capital and surplus in excess of $250.0 million and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(5) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(6) commercial paper issued by a corporation (other than an Affiliate of the Issuer) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(7) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(8) Indebtedness issued by Persons (other than the Sponsors or any of their Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition;

(9) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (8) above; and

(10) instruments equivalent to those referred to in clauses (1) through (9) above denominated in euros or any other foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Change of Control” means the occurrence of any of the following events:

(i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of MPM and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or

(ii) MPM becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(l) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of MPM.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property subject or purported to be subject, from time to time, to a Lien under any of the Security Documents.

“Collateral Agent” means the party serving in such capacity under this Indenture until a successor replaces it and, thereafter, means the successor. The Collateral Agent under this Indenture will be the party that is First Lien Collateral Agent under the First Lien Security Documents.

“Collateral Agreement” means the collateral agreement dated the Escrow Release Date among the Issuer, the Note Guarantors and the Collateral Agent containing substantially the terms described in the Offering Circular, as it may be amended, restated, supplemented or otherwise modified from time to time thereafter in accordance with this Indenture.

“Commission” means the Securities and Exchange Commission.

“Common Collateral” means, at any time, Collateral in which the holders of two or more Series of First Priority Lien Obligations (or their respective Authorized Representatives) hold a valid and perfected security interest at such time. If more than two Series of First Priority Lien Obligations are outstanding at any time and the holders of less than all Series of First Priority Lien Obligations hold a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Common Collateral for those Series of First Priority Lien Obligations that hold a valid security interest in such Collateral at such time and shall not constitute Common Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time.

“Conditions Precedent Date” means the earlier of (x) the date on which the Escrow Issuers determine in their sole discretion that any of the Escrow Conditions cannot be satisfied and (y) January 15, 2013.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) consolidated interest expense of such Person and the Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any bridge commitment or other financing fees); plus

(2) consolidated capitalized interest of such Person and the Restricted Subsidiaries for such period, whether paid or accrued; plus

(3) commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than MPM and the Restricted Subsidiaries; minus

(4) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and the Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1) any net after-tax extraordinary, nonrecurring or unusual gains or losses or income, expenses or charges (less all fees and expenses relating thereto), including, without limitation, (i) severance expenses, expenses related to any reconstruction, decommissioning or reconfiguration of fixed assets for alternate uses, fees, expenses or charges relating to new product lines, plant shutdown costs and acquisition integration costs, (ii) expenses or charges in connection with the Acquisition Transactions related to curtailments or modifications to pension or other postemployment benefit plans and (iii) any fees, expenses or charges related to any Equity Offering, Permitted Investment, acquisition or Indebtedness permitted to be Incurred by this Indenture (in each case, whether or not successful);

(2) any increase in amortization or depreciation or any one-time non-cash charges or increases or reductions in Net Income, in each case resulting from purchase accounting in connection with the Acquisition Transactions or any acquisition that is consummated after the Issue Date shall be excluded;

(3) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4) any net after-tax income or loss from abandoned, closed or discontinued operations and any net after-tax gains or losses on disposal of abandoned, closed or discontinued operations shall be excluded;

(5) any net after-tax gains or losses, or any subsequent charges or expenses (less all fees and expenses or charges relating thereto)

attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by management of MPM) shall be excluded;

(6) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness, Hedging Obligations or other derivative instruments shall be excluded;

(7) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(8) solely for the purpose of determining the amount available for Restricted Payments under clause (A) of the definition of “Cumulative Credit,” the Net Income for such period of any Restricted Subsidiary (other than any Note Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that (without duplication) the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(9) an amount equal to the amount of Tax Distributions actually made to any parent of such Person in respect of such period in accordance with Section 4.04(b)(xii) shall be included as though such amounts had been paid as income taxes directly by such Person for such period;

(10) any impairment charges or asset write-offs and amortization of intangibles in each case arising pursuant to the application of GAAP shall be excluded;

(11) any non-cash expense realized or resulting from employee benefit plans or post-employment benefit plans, grants and sales of stock, stock appreciation or similar rights, stock options or other rights shall be excluded;

(12) any (a) severance or relocation costs or expenses, (b) one-time non-cash compensation charges, (c) costs and expenses after the Issue Date related to employment of terminated employees, (d) costs or expenses realized in connection with, resulting from or in anticipation of the Acquisition Transactions or (e) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Issue Date of officers, directors and employees, in each case of such Person or any of the Restricted Subsidiaries, shall be excluded;

(13) accruals and reserves that are established or adjusted, in each case as a result of the Acquisition Transactions within 12 months after the Issue Date, and that are so required to be established or adjusted in accordance with GAAP, and changes in accruals and reserves as a result of the adoption or modification of accounting policies in connection with the Acquisition Transactions, shall be excluded;

(14) solely for purposes of calculating EBITDA, (a) the Net Income of any Person and the Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-wholly-owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and (b) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (7) above shall be included;

(15) (a) (i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 shall be excluded;

(16) any currency translation gains and losses related to currency remeasurements of indebtedness, and any net loss or gain resulting from hedging transactions for currency exchange risk, shall be excluded; and

(17) non-cash charges for deferred tax asset valuation allowances shall be excluded.

Notwithstanding the foregoing, for the purpose of Section 4.04 only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under clauses (D) and (E) of the definition of “Cumulative Credit.”

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and the Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period.

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness of MPM and its Restricted Subsidiaries on the date of determination that constitutes ABL Obligations or First Priority Lien Obligations to (b) the aggregate amount of EBITDA for the then most recent four fiscal quarters for which internal financial statements of MPM and its Restricted Subsidiaries are available in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio; provided, however, that solely for purposes of the calculation of the Consolidated Secured Debt Ratio, in connection with the incurrence of any Lien pursuant to clause (8)(B) of the definition of “Permitted Liens,” MPM or its Restricted Subsidiaries may elect, pursuant to an Officer’s Certificate delivered to the Trustee, to treat all or any portion of the commitment under any Indebtedness (including any Bank Indebtedness) which is to be secured by such Lien as being Incurred at such time and any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

“Consolidated Taxes” means provision for taxes based on income, profits or capital, including, without limitation, state, franchise and similar taxes and any Tax Distributions taken into account in calculating Consolidated Net Income.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum (without duplication) of (1) the aggregate amount of all outstanding Indebtedness of MPM and its Restricted Subsidiaries (excluding any undrawn letters of credit) consisting of Capitalized Lease Obligations, bankers’ acceptances, Indebtedness for borrowed money and Indebtedness in respect of the deferred purchase price of property or services, plus (2) the aggregate amount of all outstanding Disqualified

Stock of MPM and its Restricted Subsidiaries and all Preferred Stock of Restricted Subsidiaries of MPM, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences, minus (3) the lesser of (x) $150.0 million and (y) the aggregate amount of all Unrestricted Cash on the consolidated balance sheet of MPM and its Restricted Subsidiaries as of such date of determination, in each case determined on a consolidated basis in accordance with GAAP.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Agreement” means, collectively, (i) the amended and restated credit agreement, dated as of February 10, 2011, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original agents, lenders or otherwise), renewed, restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture or multiple agreements and indentures extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof and adding Restricted Subsidiaries as additional issuers or guarantors thereunder, among MPM, Momentive Performance Materials Holdings Inc., a Delaware corporation and a parent company of MPM, Momentive Performance Materials GmbH, an indirect wholly owned subsidiary of MPM organized under the laws of Germany that consummated a portion of the Acquisition Transactions and Momentive Performance Materials USA Inc., a Delaware corporation and a direct wholly owned subsidiary of MPM, as borrowers, and the guarantors named therein, the financial institutions named therein, and JPMorgan Chase Bank, N.A., as Administrative Agent, and (ii) whether or not the agreement referred to in clause (i) remains outstanding, if designated by MPM to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Credit Agreement Documents” means the collective reference to any “Credit Agreement,” any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time.

“Cumulative Credit” means the sum of (without duplication):

(A) 50% of the Consolidated Net Income of MPM for the period (taken as one accounting period, the “Reference Period”) from July 1, 2012 to the end of MPM’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(B) 100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received by MPM after the Issue Date (other than net proceeds to the extent such net proceeds have been used to Incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (xix) of Section 4.03(b)), from the issue or sale of Equity Interests of MPM (excluding Refunding Capital Stock, Designated Preferred Stock, Excluded Contributions and Disqualified Stock), including Equity Interests issued upon conversion of Indebtedness or Disqualified Stock or upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary), plus

(C) 100% of the aggregate amount of contributions to the capital of MPM received in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash after the Issue Date (other than Refunding Capital Stock, Designated Preferred Stock, Excluded Contributions, Disqualified Stock and contributions to the extent such contributions have been used to Incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (xix) of Section 4.03(b)), plus

(D) the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of MPM or any Restricted Subsidiary issued after the Issue Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in MPM (other than Disqualified Stock) or any direct or indirect parent of MPM (provided that, in the case of any parent, such Indebtedness or Disqualified Stock is retired or extinguished), plus

(E) 100% of the aggregate amount received by MPM or any Restricted Subsidiary in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash received by MPM or any Restricted Subsidiary, in each case subsequent to the Issue Date, from:

(I) the sale or other disposition (other than to MPM or a Restricted Subsidiary) of Restricted Investments made by MPM and the Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from MPM and the Restricted Subsidiaries by any Person (other than MPM or any of the Restricted Subsidiaries) and from repayments of loans or advances (including the release of any guarantee that constituted a Restricted Investment when made) that constituted Restricted Investments (other than, in each case, to the extent that the Restricted Investment was made pursuant to clause (vii) or (x) of Section 4.04(b)),

(II) the sale (other than to MPM or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary, or

(III) a distribution or dividend from an Unrestricted Subsidiary, plus

(F) in the event any Unrestricted Subsidiary of MPM has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, MPM or a Restricted Subsidiary, in each case subsequent to the Issue Date, the Fair

Market Value (as determined in accordance with the next succeeding sentence) of the Investment of MPM in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after taking into account any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (vii) or (x) of Section 4.04(b) or constituted a Permitted Investment).

The Fair Market Value of property, other than cash, covered by clauses (B), (C), (D), (E) and (F) of this definition of “Cumulative Credit” shall be determined in good faith by MPM and

(x) in the case of property with a Fair Market Value in excess of $15.0 million, shall be set forth in an Officer’s Certificate,

(y) in the case of property with a Fair Market Value in excess of $25.0 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors of MPM, or

(z) in the case of property with a Fair Market Value in excess of $50.0 million, shall be set forth in writing by an Independent Financial Advisor.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Credit Agreement” means, initially, the Existing Credit Agreement and, from and after the termination of the Existing Credit Agreement, if MPM incurs any Credit Agreement hereunder, the Credit Agreement designated by the Issuer to be the Designated Credit Agreement hereunder. For the avoidance of doubt, an ABL Facility may not be a Designated Credit Agreement.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or one of the Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of MPM or any direct or indirect parent of MPM, as applicable (other than Disqualified Stock), that is issued for cash (other than to MPM or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof.

“Discharge of First Priority Lien Obligations” shall mean, except to the extent otherwise provided in the ABL Intercreditor Agreement or the Junior Lien Intercreditor Agreements with respect to the reinstatement or continuation of any First Priority Lien Obligation under certain circumstances, payment in full in cash (except for contingent indemnities and cost and reimbursement obligations to the extent no claim has been made) of all First Priority Lien Obligations and, with respect to any letters of credit or letter of credit guaranties outstanding under a document evidencing a First Priority Lien Obligation, delivery of cash collateral or backstop letters of credit in respect thereof in a manner consistent with such document, in each case after or concurrently with the termination of all commitments to extend credit thereunder, and the termination of all commitments of the First Priority Lien Secured Parties under such document evidencing such Obligation; provided that the Discharge of First Priority Lien Obligations shall not be deemed to have occurred if such payments are made with the proceeds of other First Priority Lien Obligations that constitute an exchange or replacement for or a refinancing of such Obligations or First Priority Lien Obligations. In the event the First Priority Lien Obligations are modified and the Obligations are paid over time or otherwise modified, in each case pursuant to Section 1129 of the Bankruptcy Code, the First Priority Lien Obligations shall be deemed to be discharged when the final payment is made, in cash, in respect of such indebtedness and any obligations pursuant to such modified indebtedness shall have been satisfied.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the Notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the Notes (including the purchase of any Notes tendered pursuant thereto)),

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person or any of its Restricted Subsidiaries, or

(3) is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to 91 days after the maturity date of the Notes; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of MPM or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by MPM in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“DTC” means The Depository Trust Company, a New York corporation.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1) Consolidated Taxes; plus

(2) Fixed Charges; provided, however, such amount will be included in EBITDA notwithstanding that such amount was not deducted in calculating Consolidated Net Income; plus

(3) Consolidated Non-cash Charges; plus

(4) business optimization expenses and other restructuring charges or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, plant closures, retention, severance, systems establishment costs and excess pension charges); plus

(5) the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsors (or any accruals relating to such fees and related expenses) during such period; provided, however, that such amount shall not exceed in any four-quarter period an amount determined in accordance with Section 4.07(b)(iii); plus

(6) impairment charges, including the write down of Investments; plus

(7) non-operating expenses; plus

(8) the cost (or amortization of prior service cost) of subsidizing coverage for persons affected by amendments to medical benefit plans implemented prior to the Issue Date; provided, however, such amount will be included in EBITDA notwithstanding that such amount was not deducted in calculating Consolidated Net Income;

less, without duplication,

(9) non-cash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period and any items for which cash was received in a prior period, including the amortization of employee benefit plans prior service costs); minus

(10) non-operating income.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Issue Date of common stock or Preferred Stock of MPM or any direct or indirect parent of MPM, as applicable (other than Disqualified Stock), other than:

(1) public offerings with respect to MPM or such direct or indirect parent’s common stock registered on Form S-8; and

(2) any such public or private sale that constitutes an Excluded Contribution.

“Escrow Account” means a segregated account, under the control of the Trustee, that includes only cash, Government Obligations and Cash Equivalents (or rights to receive such cash under letters of credit issued for the benefit of the Escrow Agent), the proceeds thereof and interest earned thereon, free from all Liens other than the Lien in favor of the Trustee for the benefit of the Trustee and the holders of the Notes.

“Escrow Agent” has the meaning ascribed to such term in the Escrow Agreement.

“Escrow Agreement” means the escrow agreement, dated as of October 25, 2012, among the Escrow Issuers, the Trustee and The Bank of New York Mellon Trust Company, N.A., as escrow agent.

“Escrow Conditions” has the meaning set forth in the Escrow Agreement.

“Escrow Redemption Date” means the date that is at least three Business Days after notice of such redemption is provided and no later than 30 days after the Conditions Precedent Date but in any event is no later than January 16, 2013.

“Escrow Redemption Price” means a price equal to par plus accrued and unpaid interest thereon from the Issue Date to, but excluding, the Escrow Redemption Date, calculated using a rate of 8.875% per annum.

“Escrow Release Date” means the date, if any, when the Escrow Conditions are satisfied.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Exchange Notes” shall have the meaning assigned to such term in the preamble hereto.

“Excluded Assets” means the property and other assets of the Issuer and the Note Guarantors that is excluded from the grant of security interest in favor of the First Lien Collateral Agent, on behalf of the holders of the notes, pursuant to the terms of this Indenture and the Security Documents.

“Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of MPM) received by MPM after the Issue Date from:

(1) contributions to its common equity capital; and

(2) the sale (other than to a Subsidiary of MPM or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of MPM;

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed on or promptly after the date such capital contributions are made or the date such Capital Stock is sold, as the case may be.

“Existing Credit Agreement” means the Amended and Restated Credit Agreement, dated as of February 10, 2011, among Momentive Performance Materials Holdings Inc., Momentive Performance Materials Inc., the Borrowers, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other parties from time to time party thereto (as amended by the Incremental Assumption Agreement, dated as of April 2, 2012), as amended, restated, supplemented or otherwise modified from time to time.

“Existing First Priority Representative” means the “First Priority Representative” under the Junior Priority Intercreditor Agreements.

“Existing Notes” means MPM’s Senior Secured Notes, Old Second Lien Notes, Springing Notes and Old Subordinated Notes, in each case to the extent outstanding after completion of the Transactions.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“First Lien Collateral Agent” shall mean JPMorgan Chase Bank, N. A., in its capacity as collateral agent for the First Lien Secured Parties, together with its successors and permitted assigns or other persons acting in such capacity (including, The Bank of New York Mellon Trust Company, N.A.) under the Credit Agreement, this Indenture and the First Lien Security Documents exercising substantially the same rights and powers; provided that if such First Lien Collateral Agent is not JPMorgan Chase Bank, N. A., such First Lien Collateral Agent shall have become a party to the First Lien Intercreditor Agreement and the other applicable First Lien Security Documents.

“First Lien Intercreditor Agreement” means (i) the intercreditor agreement dated as of the Escrow Release Date (or, if later, the date of incurrence of any Other First Priority Lien Obligations after the Escrow Release Date in accordance with the terms of the Indenture) among the Issuer, the Note Guarantors, the Authorized Representatives party thereto and the First Lien Collateral Agent substantially in the form attached as Exhibit G, as may be amended, restated, supplemented or otherwise modified from time to time in accordance with this Indenture or (ii) any replacement thereof that contains terms not materially less favorable to the holders of the Notes than the intercreditor agreement referred to in clause (i).

“First Lien Security Documents” means the Security Documents and any other agreement, document or instrument pursuant to which a Lien is granted or purported to be granted securing First Priority Lien Obligations or under which rights or remedies with respect to such Liens are governed.

“First Priority Lien Secured Parties” means (a) the “secured parties” as defined in the Credit Agreement, (b) the holders of the First Priority Lien Obligations and (c) any Additional First Priority Lien Secured Parties.

“First Priority After-Acquired Property” means any property of MPM or any Note Guarantor that is acquired after the Escrow Release Date, other than Excluded Assets, that is not already subject to the Lien under the Security Documents.

“First Priority Liens” means all Liens that secure the First Priority Lien Obligations.

“First Priority Lien Obligations” means (i) all Obligations in respect of Secured Bank Indebtedness, (ii) all Note Obligations, (iii) all Other First Priority Lien Obligations and (iv) all other Obligations of MPM or any of its Restricted Subsidiaries in respect of Hedging Obligations or Obligations in respect of cash management services, in each case that are secured by Liens granted pursuant to any Credit Agreement Document.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that MPM or any of the Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period (including in the case of any Incurrence or issuance a pro forma application of the net proceeds therefrom).

For purposes of making the computation referred to above, Investments, acquisitions (including the Acquisition Transactions), dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes, business realignment projects or initiatives, restructurings or reorganizations that MPM or any of the Restricted Subsidiaries has either determined to make or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions (including the Acquisition Transactions), dispositions, mergers, amalgamations, consolidations, discontinued operations, operational changes, business realignment projects or initiatives, restructurings and reorganizations (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into MPM or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, discontinued operation, operational change, business realignment projects or initiatives, restructurings or reorganizations, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, consolidation, operational change, business realignment projects or initiatives, restructurings or reorganizations had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of MPM. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of MPM as set forth in an Officer’s Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable pro forma event (including, to the extent applicable, from the Acquisition Transactions), and (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in MPM’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of twelve months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as MPM may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense of such Person for such period; and

(2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and the Restricted Subsidiaries.

“Flow Through Entity” means an entity that is treated as a partnership not taxable as a corporation, a grantor trust or a disregarded entity for U.S. federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia and any direct or indirect Subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which were in effect as of December 4, 2006. For the purposes of this Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with the Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary shall be accounted for as an Investment.

“General Electric” means General Electric Company, a New York corporation.

“Government Obligations” means securities that are:

(1) direct obligations of the United States of America or a member of the European Union, for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or a member of the European Union, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such member of the European Union;

which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such Government Obligations or a specific payment of principal of or interest on any such Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligations or the specific payment of principal of or interest on the Government Obligations evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1) the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business, and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP), which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person; and

(4) to the extent not otherwise included, with respect to MPM and the Restricted Subsidiaries, the amount then outstanding (i.e., advanced, and received by, and available for use by, MPM or any of the Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of MPM or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Receivables Financing);

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations Incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) Obligations under or in respect of Qualified Receivables Financing; or (5) obligations under the Acquisition Documents.

Notwithstanding anything in this Indenture to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under this Indenture but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under this Indenture.

“Indenture” means this Indenture as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of MPM, qualified to perform the task for which it has been engaged.

“Initial Notes” shall have the meaning assigned to such term in the preamble hereto.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s or BBB- (or equivalent) by S&P, or an equivalent rating by any other Rating Agency, but excluding any debt securities or loans or advances between and among MPM and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2), which fund may also hold immaterial amounts of cash pending investment and/or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of MPM in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 4.04:

(1) “Investments” shall include the portion (proportionate to MPM’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of MPM at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, MPM shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a) MPM’s “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to MPM’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of MPM.

“Issue Date” means October 25, 2012, the date on which the Original Notes are issued.

“Junior Lien Obligations” means (i) Obligations with respect to the Senior Secured Notes, (ii) Obligations with respect to the Old Second Lien Notes, (iii) following the Springing Lien Trigger Date, Obligations with respect to the Springing Notes and (iv) Obligations with respect to other Indebtedness permitted to be incurred under this Indenture which is by its terms intended to be secured on a basis junior to the Liens securing the Notes.

“Junior Priority Collateral Agent” means The Bank of New York Mellon Trust Company, N.A. in its capacity as collateral agent on behalf of the Senior Secured Notes, Old Second Lien Notes, the Springing Notes (after the Springing Lien Trigger Date) and any other Junior Lien Obligations, together with its successors in such capacity.

“Junior Priority Intercreditor Agreements” means (i) the intercreditor agreement dated May 25, 2012 among the Issuer, the Note Guarantors, the Existing First Priority Representative and the Junior Priority Collateral Agent, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with this Indenture, including in connection with the Transactions (the “1.5 Lien Intercreditor Agreement”), (ii) the intercreditor agreement dated June 15, 2009 among the Issuer, the Note Guarantors, the Existing First Priority Representative and the Junior Priority Collateral Agent, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with this Indenture, including in connection with the Transactions (the “Second Lien Intercreditor Agreement”) or (iii) any replacement thereof that contains terms not materially less favorable to holders of the Notes than the intercreditor agreement referred to in clause (i) or (ii) of this definition.

“Junior Priority Security Documents” has the meaning given to the term “Second Priority Security Documents” or any comparable term in the Junior Priority Intercreditor Agreements.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Group” means the group consisting of the directors, executive officers and other management personnel of MPM or any direct or indirect parent of MPM, as the case may be, on the Issue Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of MPM or any direct or indirect parent of MPM, as applicable, was approved by (x) a vote of a majority of the directors of MPM or any direct or indirect parent of MPM, as applicable, then still in office who were either directors on the Issue Date or whose election or nomination was previously so approved or (y) the Permitted Holders and (2) executive officers and other management personnel of MPM or any direct or indirect parent of MPM, as applicable, hired at a time when the directors on the Issue Date together with the directors so approved constituted a majority of the directors of MPM or any direct or indirect parent of MPM, as applicable.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“MPM” means Momentive Performance Materials Inc., together with its successors and assigns.

“MPM Assumption” means the consummation of the transactions on the Escrow Release Date whereby MPM will assume all of the obligations of MPM Escrow LLC and MPM Finance Escrow Corp. under the Notes and this Indenture and each of MPM’s Restricted Subsidiaries that are Domestic Subsidiaries (other than Receivables Subsidiaries and Subsidiaries of Foreign Subsidiaries) that have incurred or guaranteed Indebtedness under the Credit Agreement will guarantee the Notes and all Obligations of the Issuer under the Indenture, in each case pursuant to a supplemental indenture.

“MPM TopCo” means MPM TopCo LLC, an indirect parent of MPM.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by MPM or any of the Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to Section 4.06(b)(i)) to be paid as a result of such transaction (including to obtain any required consent therefore), and any deduction of appropriate amounts to be provided by MPM as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by MPM after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“New Intercreditor Agreements” means the First Lien Intercreditor Agreement and/or the ABL Intercreditor Agreement.

“Note Documents” means, collectively, this Indenture, the Notes, the Note Guarantees, the Security Documents and all other documents and instruments executed and delivered in connection herewith, in each case as such agreements may be amended, restated, supplemented or otherwise modified from time to time.

“Note Guarantee” means any guarantee of the obligations of the Issuer under this Indenture and the Notes by any Note Guarantor in accordance with the provisions of this Indenture.

“Note Guarantor” means any Person that Incurs a Note Guarantee; provided that upon the release or discharge of such Person from its Note Guarantee with respect to the Notes in accordance with this Indenture, such Person ceases to be a Note Guarantor with respect to the Notes.

“Note Obligations” means the Obligations of the Issuer and any other obligor under this Indenture or any of the other Note Documents, including any Note Guarantor, to pay principal, premium, if any, and interest (including any interest accruing after the commencement of bankruptcy or insolvency proceedings, whether or not allowed or allowable as a claim in such proceedings) when due and payable, and all other amounts due or to become due under or in connection with the Note Documents and the performance of all other Obligations of the Issuer and the Note Guarantors.

“Notes Priority Collateral” consists of any and all of the following assets and properties now owned or at any time hereafter acquired by the Pledgors, in each case other than to the extent constituting Excluded Assets: (a) all real property, fixtures and equipment; (b) all intellectual property; (c) all equity interests in each Pledgor’s subsidiaries (limited to 65% of the voting interests of the Pledgors’ foreign subsidiaries); (d) all general intangibles, chattel paper, instruments and documents (other than general intangibles, chattel paper, instruments and documents that are ABL Priority Collateral); (e) all payment intangibles that represent tax refunds in respect of or otherwise relate to real property, fixtures or equipment; (f) all intercompany indebtedness of the Issuer and its subsidiaries; (g) all permits and licenses related to any of the foregoing (including any permits or licenses related to the ownership or operation of real property, fixtures or equipment of any Pledgor); (h) all proceeds of insurance policies (excluding any such proceeds that relate to ABL Priority Collateral); (i) all books and records related to the foregoing and not relating to ABL Priority Collateral; (j) all products and proceeds of any and all of the foregoing (other than any such proceeds that are ABL Priority Collateral); and (k) all other collateral not constituting ABL Priority Collateral; provided that, if after the entry into the ABL Facility the ABL Facility is subsequently terminated and there is no ABL Facility outstanding, the Notes Priority Collateral shall mean all Collateral (other than Excluded Assets), and the Notes shall be secured by a first priority Lien in such Collateral (other than Excluded Assets) on a pari passu basis with any other First Priority Lien Obligations pursuant to the terms of the First Lien Intercreditor Agreement.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the Holders of the Notes.

“Offering Circular” means the offering circular relating to the offering of the Original Notes dated October 11, 2012.

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer or a Note Guarantor, as applicable.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer or on behalf of a Note Guarantor by an Officer of such Note Guarantor, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer or such Note Guarantor, as applicable, that meets the requirements set forth in this Indenture.

“Old Second Lien Notes” means MPM’s 12 1/2% Second-Lien Senior Secured Notes due 2014.

“Old Second Lien Notes Indenture” means the Indenture dated as of June 15, 2009 pursuant to which the Old Second Lien Notes were issued, as amended, restated, supplemented or otherwise modified from time to time.

“Old Subordinated Notes” means MPM’s 11 1/2% Senior Subordinated Notes due 2016.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Other First Priority Lien Obligations” means Note Obligations and any other First Priority Lien Obligations that are Incurred after the Issue Date (other than Indebtedness incurred under the credit agreement described in clause (i) of the definition of “Credit Agreement”) and secured by the Common Collateral pursuant to the Security Documents on a pari passu basis with the Liens securing the Notes Obligations.

“Pari Passu Indebtedness” means:

(1) with respect to the Issuer, the Notes and any Indebtedness which ranks pari passu in right of payment to the Notes; and

(2) with respect to any Note Guarantor, its Note Guarantee and any Indebtedness which ranks pari passu in right of payment to such Note Guarantor’s Note Guarantee.

“Permitted Holders” means, at any time, each of (i) the Sponsors, (ii) General Electric and its controlled Affiliates, (iii) the Management Group, (iv) any Person that has no material assets other than Capital Stock of MPM and, directly or indirectly, holds or acquires 100% of the total voting power of the Voting Stock of MPM, and of which no other Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than any of the other Permitted Holders specified in clauses (i), (ii) and (iii) above, holds more than 50% of the total voting power of the Voting Stock thereof, and (v) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any of the Permitted Holders specified in clauses (i), (ii) and (iii) above and that, directly or indirectly, hold or acquire beneficial ownership of the Voting Stock of MPM (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no Person or other “group” (other than Permitted Holders specified in clauses (i), (ii) and (iii) above) beneficially owns more than 50% on a fully diluted basis of the Voting Stock held by the Permitted Holder Group. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in MPM or any Restricted Subsidiary;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by MPM or any Restricted Subsidiary in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, MPM or a Restricted Subsidiary;

(4) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of Section 4.06 or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Issue Date; provided, that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Issue Date or (y) as otherwise permitted under this Indenture;

(6) advances to directors, officers or employees not in excess of $25.0 million outstanding at any one time in the aggregate;

(7) any Investment acquired by MPM or any of the Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by MPM or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by MPM or any of the Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under Section 4.03(b)(x);

(9) any Investment by MPM or any of the Restricted Subsidiaries in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding, not to exceed the greater of (x) $150.0 million and (y) 4.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10) additional Investments by MPM or any of the Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (x) $150.0 million and (y) 4.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(11) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business;

(12) Investments the payment for which consists of Equity Interests of MPM (other than Disqualified Stock) or any direct or indirect parent of MPM, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (C) of the definition of “Cumulative Credit;”

(13) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 4.07(b) (except transactions described in clauses (ii), (vi), (vii), (xi)(b), (xvii) and (xviii) of such Section);

(14) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15) guarantees issued in accordance with Sections 4.03 and 4.11;

(16) Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services and equipment or purchases of contract rights or licenses or leases of intellectual property;

(17) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(18) Investments resulting from the receipt of non-cash consideration in an Asset Sale received in compliance with Section 4.06;

(19) additional Investments in joint ventures of MPM or any of the Restricted Subsidiaries in an aggregate amount outstanding not to exceed $50.0 million;

(20) any Investment in an entity which is not a Restricted Subsidiary to which a Restricted Subsidiary sells accounts receivable pursuant to a Qualified Receivables Financing; and

(21) Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged into, amalgamated with, or consolidated with MPM or a Restricted Subsidiary in a transaction that is not prohibited by Section 5.01 after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit (or deposits to secure letters of credit or surety bonds for the same purpose) issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness (including Capitalized Lease Obligations) Incurred to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or Capital Stock of any Person owning such assets) of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto and except for customary cross collateral arrangements with respect to property or equipment financed by the same financing source pursuant to the same financing scheme), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 270 days after the latest of the (i) acquisition of the property subject to the Lien, (ii) completion of construction, repair, improvement or addition of the property subject to the Lien and (iii) commencement of full operation of the property subject to the Lien;

(7) Liens securing Indebtedness of a Foreign Subsidiary permitted to be Incurred pursuant to Section 4.03; provided, however, that such Liens do not extend to the property or assets of MPM or any Domestic Subsidiary;

(8) Liens on the Collateral (and Excluded Assets) incurred to secure:

(A) the Notes (other than Additional Notes) and the Note Guarantees,

(B) Indebtedness Incurred pursuant to Section 4.03(a) or clauses (i)(1)(x), (i)(2) or (xii) (or (xiii) to the extent it guarantees any such Indebtedness) of Section 4.03(b) to the extent such Lien is incurred pursuant to this clause (8)(B) as designated by the Issuer; provided, however, that, other than with respect to Liens incurred to secure Indebtedness Incurred pursuant to clauses (i) or (xii) (or (xiii) to the extent it guarantees such Indebtedness) of Section 4.03(b), at the time of incurrence and after giving pro forma effect thereto (including a pro forma application of the net proceeds therefrom), the Consolidated Secured Debt Ratio would be no greater than 4.0 to 1.0; provided further, however, that the immediately preceding proviso shall not apply to any Lien which is deemed to be incurred under this clause (8)(B) by reason of the second proviso to clause (22) of this definition of “Permitted Liens” (except to the extent such Lien also secures Indebtedness in addition to the Indebtedness permitted to be secured thereby under clause (22)); provided further, however, that the Liens on the Collateral securing Indebtedness Incurred pursuant to this clause (B) shall rank equal to the Liens securing the Notes and the Note Guarantees,

(C) Junior Lien Obligations; provided that, in the case of clause (C), if the Liens are not on Collateral, a Lien on such asset is granted to secure the Notes or the applicable Note Guarantee on basis ranking senior to the Lien securing such Junior Lien Obligations,

(D) Liens securing Indebtedness that constitutes ABL Obligations Incurred pursuant to Section 4.03(b)(i)(1); provided that such Liens may (or, in the case of Liens securing Indebtedness incurred pursuant to Section 4.03(b)(i)(1)(y), shall) rank senior to the Liens securing the Notes in respect of ABL Priority Collateral and, if the Liens securing the ABL Obligations on the ABL Priority Collateral are senior to the Liens securing the Notes, then, in such case, the Liens securing the ABL Obligations on the Notes Priority Collateral shall rank junior to the Liens securing the Notes on such Note Priority Collateral pursuant to the terms of the ABL Intercreditor Agreement or another intercreditor agreement not materially less favorable to the holders of the Notes than the ABL Intercreditor Agreement, and

(E) Liens securing Hedging Obligations and cash management obligations owed to any financial institution party to the ABL Facility or a Credit Agreement (or affiliate thereof), which Liens shall not be senior to the Liens on the Collateral securing the ABL Facility or the Credit Agreement, as applicable;

(9) Liens existing on the Issue Date (excluding, for the avoidance of doubt, Liens securing Bank Indebtedness Incurred or deemed Incurred pursuant to clause (i) of Section 4.03(b) on the Issue Date);

(10) Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by MPM or any Restricted Subsidiary (other than such Person becoming a Subsidiary and Subsidiaries of such Person);

(11) Liens on assets or property at the time MPM or a Restricted Subsidiary acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into MPM or any Restricted Subsidiary; provided, however, that such Liens (other than Liens to secure Indebtedness Incurred pursuant to clause (xv) of Section 4.03(b)) are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens (other than Liens to secure Indebtedness Incurred pursuant to clause (xv) of Section 4.03(b)) may not extend to any other property owned by MPM or any Restricted Subsidiary (other than pursuant to after acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

(12) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to MPM or another Restricted Subsidiary permitted to be Incurred in accordance with Section 4.03;

(13) Liens securing Hedging Obligations not incurred in violation of this Indenture; provided that with respect to Hedging Obligations relating to Indebtedness, such Lien extends only to the property securing such Indebtedness;

(14) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(15) licenses, sublicenses and leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of MPM or any of the Restricted Subsidiaries;

(16) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by MPM and the Restricted Subsidiaries in the ordinary course of business;

(17) Liens in favor of MPM or any Note Guarantor or Liens on assets of a Restricted Subsidiary of MPM that is not a Note Guarantor in favor solely of another Restricted Subsidiary of MPM that is not a Note Guarantor;

(18) Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(19) deposits made in the ordinary course of business to secure liability to insurance carriers;

(20) Liens on the Equity Interests of Unrestricted Subsidiaries;

(21) grants of software and other technology licenses in the ordinary course of business;

(22) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), (10) and (11); provided, however, that (x) such new Lien shall be limited to all or part of the same property (including any after acquired property to the extent it would have been subject to the original Lien) that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10) and (11) at the time the original Lien became a Permitted Lien under this Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; provided further, however, that in the case of any Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (8)(B) or (8)(D), the principal amount of any Indebtedness Incurred for such refinancing, refunding, extension or renewal shall be deemed secured by a Lien under clause (8)(B) or (8)(D) and not this clause (22) for purposes of determining the principal amount of Indebtedness outstanding under clause (8)(B) or (8)(D) and for purposes of the definition of Secured Bank Indebtedness and the Consolidated Secured Debt Ratio;

(23) Liens on equipment of MPM or any Restricted Subsidiary granted in the ordinary course of business to MPM’s or such Restricted Subsidiary’s client at which such equipment is located;

(24) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(25) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with importation of goods;

(26) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(27) Liens securing insurance premium financing arrangements; provided that such Lien is limited to the applicable insurance carriers;

(28) Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;

(29) Liens arising by virtue of any statutory or common law provisions relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution;

(30) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(31) any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of MPM or any Restricted Subsidiary; and

(32) other Liens securing obligations in an aggregate principal amount not to exceed $30.0 million at any one time outstanding.

Any provider of additional extensions of credit shall be entitled to rely on the determination of an Officer that Liens incurred satisfy clause (8) above if such determination is set forth in an Officer’s Certificate delivered to such provider; provided, however, that such determination will not affect whether such Lien actually was incurred as permitted by clause (8).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Presumed Tax Rate” means the highest effective marginal statutory combined U.S. federal, state and local income tax rate prescribed for an individual residing in New York City (taking into account (i) the deductibility of state and local income taxes for U.S. federal income tax purposes, assuming the limitation of Section 68(a)(2) of the Code applies and taking into account any impact of Section 68(f) of the Code, and (ii) the character (long-term or short-term capital gain, dividend income or other ordinary income) of the applicable income).

“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from MPM or any Subsidiary of MPM to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1) the Board of Directors of MPM shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to MPM and the Receivables Subsidiary;

(2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Issuer); and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Issuer or any of the Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Bank Indebtedness, Indebtedness in respect of the Notes or any Indebtedness Incurred to refinance the Notes shall not be deemed a Qualified Receivables Financing.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-l(c)(2)(vi)(F) under the Exchange Act selected by the Issuer or any direct or indirect parent of the Issuer as a replacement agency for Moody’s or S&P, as the case may be.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by MPM or any of its Subsidiaries pursuant to which MPM or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by MPM or any of its Subsidiaries); and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of MPM or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by MPM or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary (or another Person formed for the purposes of engaging in Qualified Receivables Financing with MPM in which MPM or any Subsidiary of MPM makes an Investment and to which MPM or any Subsidiary of MPM transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of MPM and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of MPM (as provided below) as a Receivables Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by MPM or any other Subsidiary of MPM (excluding guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates MPM or any other Subsidiary of MPM in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of MPM or any other Subsidiary of MPM, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b) with which neither MPM nor any other Subsidiary of MPM has any material contract, agreement, arrangement or understanding other than on terms which MPM reasonably believe to be no less favorable to MPM or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of MPM; and

(c) to which neither MPM nor any other Subsidiary of MPM has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of MPM shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of MPM giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Registration Rights Agreement” means (a) with respect to the Original Notes issued on the Issue Date, (i) the Registration Rights Agreement, dated the Escrow Release Date, among the Issuer, the Note Guarantors and Initial Purchasers substantially in the form attached as Exhibit F and (b) with respect to each issuance of Additional Notes issued in a transaction exempt from the registration requirements of the Securities Act, the registration rights agreement, if any, among the Issuer, the Note Guarantors and the Persons purchasing such Additional Notes.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this Indenture, all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of MPM.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by MPM or a Restricted Subsidiary whereby MPM or a Restricted Subsidiary transfers such property to a Person and MPM or such Restricted Subsidiary leases it from such Person, other than leases between MPM and a Restricted Subsidiary or between Restricted Subsidiaries.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“Secured Bank Indebtedness” means any Bank Indebtedness that is secured by a Permitted Lien incurred or deemed incurred pursuant to clause (8)(B) of the definition of “Permitted Lien.”

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Security Documents” means the Collateral Agreement, security agreements, pledge agreements, collateral assignments, mortgages and related agreements, creating the security interests in the Collateral as contemplated by this Indenture and the Offering Circular, in each case as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time thereafter.

“Senior Secured Notes” means MPM’s 10% Senior Secured Notes due 2020.

“Senior Secured Notes Indenture” means the Indenture dated as of May 25, 2012 pursuant to which the Senior Secured Notes were issued, as amended, restated, supplemented or otherwise modified from time to time.

“Series” means (a) with respect to the First Priority Lien Secured Parties, each of (i) the Credit Agreement Secured Parties (in their capacities as such), (ii) the holders of the Notes and the Trustee (each in their capacity as such) and (iii) the Additional First Priority Lien Secured Parties that become subject to the First Lien Intercreditor Agreement after the Issue Date that are represented by a common Authorized Representative (in its capacity as such for such Additional First Lien Secured Parties) and (b) with respect to any First Priority Lien Obligations, each of (i) the Credit Agreement Obligations, (ii) the Note Obligations and (iii) the Other First Priority Lien Obligations incurred pursuant to any applicable agreement, which pursuant to any joinder agreement, are to be represented under the First Lien Intercreditor Agreement by a common Authorized Representative (in its capacity as such for such Additional First Priority Lien Obligations).

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of MPM within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

“Similar Business” means a business, the majority of whose revenues are derived from the activities of MPM and its Subsidiaries as of the Issue Date or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Sponsors” means (1) Apollo Management, L.P., one or more investment funds controlled by Apollo Management, L.P. and any of their respective Affiliates (collectively, the “Apollo Sponsors”) and (2) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) with any Apollo Sponsors, provided that any Apollo Sponsor (x) owns a majority of the voting power and (y) controls a majority of the Board of Directors of MPM.

“Springing Lien Trigger Date” shall mean the date on which Liens on the Collateral are first granted to secure Obligations under the Springing Notes in accordance with the terms thereof.

“Springing Notes” means MPM’s 9% Second-Priority USD Springing Lien Notes due 2021 and MPM’s 9  1/2% Second-Priority EUR Springing Lien Notes due 2021.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by MPM or any Subsidiary of MPM which MPM has determined in good faith to be customary in a Receivables Financing including without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Stock and Asset Purchase Agreement” means the Stock and Asset Purchase Agreement, dated as of September 14, 2006, between General Electric and Momentive Performance Materials Holdings Inc., a Delaware corporation, as amended, supplemented or modified from time to time prior to the Issue Date or thereafter (so long as any amendment, supplement or modification after the Issue Date, together with all other amendments, supplements and modifications after the Issue Date, taken as a whole, is not more disadvantageous to the Holders of the Notes in any material respect than the Stock and Asset Purchase Agreement as in effect on the Issue Date).

“Subordinated Indebtedness” means (a) with respect to MPM, any Indebtedness of MPM which is by its terms subordinated in right of payment to the Notes, and (b) with respect to any Note Guarantor, any Indebtedness of such Note Guarantor which is by its terms subordinated in right of payment to its Note Guarantee.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Tax Distributions” means any distributions described in Section 4.04(b)(xii).

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of this Indenture.

“Total Assets” means the total consolidated assets of MPM and the Restricted Subsidiaries, as shown on the most recent balance sheet of MPM.

“Transactions” refers to (i) the offering of the Original Notes, (ii) the use of proceeds of the offering of the Original Notes described in further detail under the heading “Use of Proceeds” in the Offering Circular, including the purchase, redemption or discharge of all of MPM’s outstanding Old Second Lien Notes and (iii) entering into the ABL Facilities.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to October 15, 2015; provided, however, that if no published maturity exactly corresponds with such date, then the Treasury Rate shall be interpolated or extrapolated on a straight-line basis from the arithmetic mean of the yields for the next shortest and next longest published maturities; provided further, however, that if the period from such redemption date to October 15, 2015 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means:

(1) any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject, and

(2) who shall have direct responsibility for the administration of this Indenture.

“Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.

“Unrestricted Cash” means cash or Cash Equivalents of MPM or any of its Restricted Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of MPM or any of its Restricted Subsidiaries.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of MPM that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of MPM may designate any Subsidiary of MPM (including any newly acquired or newly formed Subsidiary of MPM) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, MPM or any other Subsidiary of MPM that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of MPM or any of the Restricted Subsidiaries; provided, further, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Section 4.04.

The Board of Directors of MPM may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) (1) MPM could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.03(a) or (2) the Fixed Charge Coverage Ratio for MPM and the Restricted Subsidiaries would be greater than such ratio for MPM and the Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y) no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of MPM shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of MPM giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

Notwithstanding anything to the contrary herein, and without any further condition, qualification or action hereunder, Subsidiaries designated as Unrestricted Subsidiaries as of the Issue Date under the indentures for the Existing Notes will be Unrestricted Subsidiaries.

Notwithstanding anything to the contrary herein, each of the Escrow Issuers shall be an Unrestricted Subsidiary (unless and until otherwise designated as a Restricted Subsidiary in accordance with the terms hereof).

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required to be held by Foreign Subsidiaries) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

Section 1.02. Other Definitions.

Term	Section
Appendix	Preamble
Collateral Agent	Preamble
Escrow Issuers	Preamble
Exchange Notes	Preamble
Initial Notes	Preamble
Issuer	Preamble
Notes	Preamble
Original Notes	Preamble
Trustee	Preamble
Apollo Sponsors	1.01
Calculation Date	1.01
disposition	1.01
Permitted Holder Group	1.01
Pledgors	1.01
primary obligations	1.01
primary obligor	1.01
pro forma event	1.01
Reference Period	1.01
Paying Agent	2.04
Registrar	2.04
protected purchaser	2.08
Refinancing Indebtedness	4.03(b)(xiv)
Restricted Payments	4.04(a)(iv)
Refunding Capital Stock	4.04(b)(ii)
Retired Capital Stock	4.04(b)(ii)
Asset Sale Offer	4.06(b)(iii)
Excess Proceeds	4.06
Offer Period	4.06(d)
Affiliate Transaction	4.07(a)
Change of Control Offer	4.08(b)

Term	Section
Increased Amount	4.12
Reversion Date	4.17(b)
Suspended Covenants	4.17(a)(2)
Suspension Date	4.17(a)
Suspension Period	4.17(b)
Successor Issuer	5.01(a)(i)
Successor Note Guarantor	5.01(b)(i)
Transfer	5.01(b)(ii)
Event of Default	6.01
Bankruptcy Law	6.01
Custodian	6.01
Notice of Default	6.01
covenant defeasance option	8.01(c)
legal defeasance option	8.01(c)
Mortgage Deliverables	11.02
ABL Transactions	11.03
Guaranteed Obligations	12.01(a)
incorporated provision	13.01
Agent Members	Appendix A
IAI Global Notes	Appendix A
Regulation S Global Notes	Appendix A
Regulation S Permanent Global Note	Appendix A
Rule 144A	Appendix A
Rule 144A Global Notes	Appendix A
Securities Act	Appendix A

Section 1.03. Incorporation by Reference of Trust Indenture Act. This Indenture incorporates by reference certain provisions of the TIA. The following TIA terms have the following meanings:

“Commission” means the SEC.

“indenture securities” means the Notes and the Note Guarantees.

“indenture security holder” means a Holder.

“indenture to be qualified” means this Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture securities means the Issuer, the Note Guarantors and any other obligor on the Notes.

All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by the Commission rule have the meanings assigned to them by such definitions.

Section 1.04. Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) “including” means including without limitation;

(e) words in the singular include the plural and words in the plural include the singular;

(f) unsecured Indebtedness shall not be deemed to be subordinate or junior to Secured Indebtedness merely by virtue of its nature as unsecured Indebtedness;

(g) the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP;

(h) the principal amount of any Preferred Stock shall be (i) the maximum liquidation value of such Preferred Stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater;

(i) unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP;

(j) “$” and “U.S. Dollars” each refer to United States dollars, or such other money of the United States of America that at the time of payment is legal tender for payment of public and private debts; and

(k) whenever in this Indenture or the Notes there is mentioned, in any context, principal, interest or any other amount payable under or with respect to any Notes, such mention shall be deemed to include mention of the payment of Additional Interest pursuant to the Registration Rights Agreement, to the extent that, in such context, Additional Interest are, were or would be payable in respect thereof.

ARTICLE II

The Notes

Section 2.01. Amount of Notes. The aggregate principal amount of Original Notes which may be authenticated and delivered under this Indenture on the Issue Date is $1,100,000,000. All Notes shall be substantially identical except as to denomination.

The Issuer may from time to time after the Issue Date issue Additional Notes under this Indenture in an unlimited principal amount, so long as (i) the Incurrence of the Indebtedness represented by such Additional Notes is at such time permitted by Section 4.03 and the Liens thereon are permitted by Section 4.12 and (ii) such Additional Notes are issued in compliance with the other applicable provisions of this Indenture. With respect to any Additional Notes issued after the Issue Date (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 2.07, 2.08, 2.10, 3.08, 4.06(e), 4.08(c) or the Appendix), there shall be (a) established in or pursuant to a resolution of the Board of Directors of the Issuer and (b) (i) set forth or determined in the manner provided in an Officer’s Certificate or (ii) established in one or more indentures supplemental hereto, prior to the issuance of such Additional Notes:

(1) the aggregate principal amount of such Additional Notes which may be authenticated and delivered under this Indenture;

(2) the issue price and issuance date of such Additional Notes, including the date from which interest on such Additional Notes shall accrue;

(3) if applicable, that such Additional Notes shall be issuable in whole or in part in the form of one or more Global Notes and, in such case, the respective depositaries for such Global Notes, the form of any legend or legends which shall be borne by such Global Notes in addition to or in lieu of those set forth in Exhibit A hereto, and any circumstances in addition to or in lieu of those set forth in Section 2.2 of the Appendix in which any such Global Note may be exchanged in whole or in part for Additional Notes registered, or any transfer of such Global Note in whole or in part may be registered, in the name or names of Persons other than the depositary for such Global Note or a nominee thereof; and

(4) if applicable, that such Additional Notes that are not Transfer Restricted Definitive Notes shall not be issued in the form of Initial Notes as set forth in Exhibit A, but shall be issued in the form of Exchange Notes as set forth in Exhibit B.

If any of the terms of any Additional Notes are established by action taken pursuant to a resolution of the Board of Directors of the Issuer, a copy of an appropriate record of such action shall be certified by the Secretary or any Assistant Secretary of the Issuer and delivered to the Trustee at or prior to the delivery of the Officer’s Certificate or the indenture supplemental hereto setting forth the terms of the Additional Notes.

The Initial Notes and any Additional Notes, shall all be treated as a single class for all purposes under this Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Any Additional Notes that are not fungible with the existing Notes for U.S. federal income tax purposes shall bear a separate CUSIP number.

Section 2.02. Form and Dating. Provisions relating to the Initial Notes and the Exchange Notes are set forth in the Appendix, which is hereby incorporated in and expressly made a part of this Indenture. The (i) Initial Notes and the Trustee’s certificate of authentication and (ii) any Additional Notes (if issued as Transfer Restricted Definitive Notes) and the Trustee’s certificate of authentication shall each be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Indenture. The (i) Exchange Notes and the Trustee’s certificate of authentication and (ii) any Additional Notes issued other than as Transfer Restricted Definitive Notes and the Trustee’s certificate of authentication shall each be substantially in the form of Exhibit B hereto, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Issuer or any Note Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Issuer). Each Note shall be dated the date of its authentication. The Notes shall be issuable only in registered form without interest coupons and in denominations of $2,000 and any integral multiples of $1,000 in excess thereof, provided that the Notes may be issued in denominations of less than $1,000 solely to accommodate the book-entry positions that have any been created by the Depository in denominations of less than $1,000.

Section 2.03. Execution and Authentication. The Trustee shall authenticate and make available for delivery upon a written order of the Issuer signed by one Officer (a) Original Notes for original issue on the date hereof in an aggregate principal amount of $1,100,000,000, (b) subject to the terms of this Indenture, Additional

Notes in an aggregate principal amount to be determined at the time of issuance and specified therein and (c) as applicable, the Exchange Notes for issue in a Registered Exchange Offer pursuant to the Registration Rights Agreement for a like principal amount of Initial Notes exchanged pursuant thereto or otherwise pursuant to an effective registration statement under the Securities Act. Such order shall specify the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated and whether the Notes are to be Initial Notes or Exchange Notes. Notwithstanding anything to the contrary in this Indenture or the Appendix, any issuance of Additional Notes after the Issue Date shall be in a principal amount of at least $2,000 and integral multiples of $1,000 in excess of $2,000.

One Officer shall sign the Notes for the Issuer by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee may appoint one or more authenticating agents reasonably acceptable to the Issuer to authenticate the Notes. Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Issuer. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

Section 2.04. Registrar and Paying Agent. (a) The Issuer shall maintain (i) one or more paying agents (each, a “Paying Agent”) for the Notes in the United States of America where Notes may be presented for payment and (ii) a registrar (the “Registrar”) with offices in the United States of America where the Notes may be presented for registration of transfer or for exchange. The Registrar shall keep a register of the Notes and of their transfer and exchange. The Issuer may have one or more additional co-registrars and one or more additional paying agents. The term “Registrar” includes the Registrar and any additional co-registrars. The term “Paying Agent” includes the Paying Agent and any additional paying agents. The Issuer initially appoints the Trustee as Registrar, Paying Agent and the Notes Custodian with respect to the Global Notes representing the Notes.

(b) The Issuer may enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture, which shall incorporate the terms of the TIA. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuer shall notify the Trustee of the name and address of any such agent. If the Issuer fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07. The Issuer or any of its Wholly Owned Subsidiaries may act as Paying Agent or Registrar.

(c) The Issuer may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) if applicable, acceptance of an appointment by a successor as evidenced by an appropriate agreement entered into by the Issuer and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar or Paying Agent may resign at any time upon written notice to the Issuer and the Trustee; provided, however, that the Trustee may resign as Paying Agent or Registrar only if the Trustee also resigns as Trustee in accordance with Section 7.08.

Section 2.05. Paying Agent to Hold Money in Trust. Prior to each due date of the principal of and interest on any Note, the Issuer shall deposit with each Paying Agent (or if the Issuer or a Wholly Owned Subsidiary is acting as Paying Agent, segregate and hold in trust for the benefit of the Persons entitled thereto) a sum sufficient to pay such principal and interest when so becoming due. The Issuer shall require each Paying Agent (other than the Trustee) to agree in writing that a Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by a Paying Agent for the payment of principal of and interest on the Notes, and shall notify the Trustee of any default by the Issuer in making any such payment. If the Issuer or a Wholly Owned Subsidiary acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it in trust for the benefit of the Persons entitled thereto. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by such Paying Agent. Upon complying with this Section, a Paying Agent shall have no further liability for the money delivered to the Trustee.

Section 2.06. Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Issuer shall furnish, or cause the Registrar to furnish, to the Trustee, in writing annually at least five Business Days before December 4 and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.

Section 2.07. Transfer and Exchange. The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with the Appendix. When a Note is presented to the Registrar with a request to register a transfer, the Registrar shall register the transfer as requested if its requirements therefor are met. When Notes are presented to the Registrar with a request to exchange them for an equal principal amount of Notes of the same type of other denominations, the Registrar shall make the exchange as requested if the same requirements are met. To permit registration of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Notes at the Registrar’s request. The Issuer may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges in connection with any transfer or exchange pursuant to this Section. The Issuer shall not be required to make, and the Registrar need not register, transfers or exchanges of Notes selected for redemption (except, in the case of Notes to be redeemed in part, the portion thereof not to be redeemed) or of any Notes for a period of 15 days before a selection of Notes to be redeemed.

Prior to the due presentation for registration of transfer of any Notes, the Issuer, the Note Guarantors, the Trustee, the Paying Agent and the Registrar may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest, if any, on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuer, any Note Guarantor, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

Any Holder of a beneficial interest in a Global Note shall, by acceptance of such beneficial interest, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (a) the Holder of such Global Note (or its agent) or (b) any Holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

Section 2.08. Replacement Notes. If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall authenticate a replacement Note of the same type if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (a) satisfies the Issuer or the Trustee within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar does not register a transfer prior to receiving such notification, (b) makes such request to the Issuer or the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Trustee. If required by the Trustee or the Issuer, such Holder shall furnish an indemnity bond sufficient in the judgment of the Trustee or the Issuer to protect the Issuer, the Trustee, a Paying Agent and the Registrar from any loss that any of them may suffer if a Note is replaced. The Issuer and the Trustee may charge the Holder for their expenses in replacing a Note (including without limitation, attorneys’ fees and disbursements in replacing such Note). In the event any such mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Issuer in its discretion may pay such Note instead of issuing a new Note in replacement thereof.

Every replacement Note is an additional obligation of the Issuer.

The provisions of this Section 2.08 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken Notes.

Section 2.09. Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section as not outstanding. Subject to Section 13.06, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.08 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the replaced Note is held by a protected purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.08.

If a Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date money sufficient to pay all principal and interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and no Paying Agent is prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

Section 2.10. Temporary Notes. In the event that Definitive Notes are to be issued under the terms of this Indenture, until such Definitive Notes are ready for delivery, the Issuer may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes of the appropriate type but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate

Definitive Notes of the same type and make them available for delivery in exchange for temporary Notes upon surrender of such temporary Notes at the office or agency of the Issuer, without charge to the Holder. Until such exchange, temporary Notes shall be entitled to the same rights, benefits and privileges as Definitive Notes.

Section 2.11. Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and each Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and shall dispose of canceled Notes in accordance with its customary procedures. The Issuer may not issue new Notes to replace Notes it has redeemed, paid or delivered to the Trustee for cancellation. The Trustee shall not authenticate Notes in place of canceled Notes other than pursuant to the terms of this Indenture.

Section 2.12. Defaulted Interest. If the Issuer defaults in a payment of interest on the Notes, the Issuer shall pay the defaulted interest then borne by the Notes (plus interest on such defaulted interest to the extent lawful) in any lawful manner. The Issuer may pay the defaulted interest to the Persons who are Holders on a subsequent special record date. The Issuer shall fix or cause to be fixed any such special record date and payment date to the reasonable satisfaction of the Trustee and shall promptly deliver or cause to be delivered to each affected Holder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

Section 2.13. CUSIP Numbers, ISINs, etc. The Issuer in issuing the Notes may use CUSIP numbers and ISINs (if then generally in use) and, if so, the Trustee shall use CUSIP numbers and ISINs in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers, either as printed on the Notes or as contained in any notice of a redemption that reliance may be placed only on the other identification numbers printed on the Notes and that any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer shall advise the Trustee of any change in the CUSIP numbers and ISINs. The Issuer may make changes to the Escrow Issuers’ names, CUSIP numbers, ISINs and “Common Code” numbers with respect to the Notes as may be necessary or appropriate to give effect to the MPM Assumption pursuant to Article XIV of this Indenture.

Section 2.14. Calculation of Principal Amount of Notes. The aggregate principal amount of the Notes, at any date of determination, shall be the principal amount of the Notes at such date of determination. With respect to any matter requiring consent, waiver, approval or other action of the Holders of a specified percentage of the principal amount of all the Notes, such percentage shall be calculated, on the relevant date of determination, by dividing (a) the principal amount, as of such date of determination, of

Notes, the Holders of which have so consented, by (b) the aggregate principal amount, as of such date of determination, of the Notes then outstanding, in each case, as determined in accordance with the preceding sentence, Section 2.09 and Section 13.06 of this Indenture. Any such calculation made pursuant to this Section 2.14 shall be made by the Issuer and delivered to the Trustee pursuant to an Officer’s Certificate.

ARTICLE III

Redemption

Section 3.01. Redemption. The Notes may be redeemed, in whole, or from time to time in part, subject to the conditions and at the redemption prices set forth in paragraph 5 of the form of Notes set forth in Exhibit A and Exhibit B hereto, which are hereby incorporated by reference and made a part of this Indenture, together with accrued and unpaid interest to the redemption date.

Section 3.02. Applicability of Article. Redemption of Notes at the election of the Issuer or otherwise, as permitted or required by any provision of this Indenture, shall be made in accordance with such provision and this Article.

Section 3.03. Notices to Trustee. If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of paragraph 5 of the applicable Note, it shall notify the Trustee in writing of (i) the Section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price. The Issuer shall give notice to the Trustee provided for in this paragraph at least 40 days but not more than 60 days before a redemption date if the redemption is pursuant to paragraph 5 of the applicable Note, unless a shorter period is acceptable to the Trustee. Such notice shall be accompanied by an Officer’s Certificate and Opinion of Counsel from the Issuer to the effect that such redemption will comply with the conditions herein. If fewer than all the Notes are to be redeemed, the record date relating to such redemption shall be selected by the Issuer and given to the Trustee, which record date shall be not fewer than 15 days after the date of notice to the Trustee. Any such notice may be canceled at any time prior to notice of such redemption being delivered to any Holder and shall thereby be void and of no effect.

Section 3.04. Selection of Notes to Be Redeemed. In the case of any partial redemption of Notes, the Trustee will select the Notes to be redeemed (a) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed, (b) on a pro rata basis to the extent practicable or (c) by lot or such other similar method in accordance with the procedures of DTC; provided that no Notes of $2,000 or less shall be redeemed in part. The Trustee shall make the selection from outstanding Notes not previously called for redemption. The Trustee may select for redemption portions of the principal of Notes that have denominations larger than $2,000. Notes and portions of them the Trustee selects shall be in amounts of $2,000 or any integral multiple of $1,000. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee shall notify the Issuer promptly of the Notes or portions of Notes to be redeemed.

Section 3.05. Notice of Optional Redemption. (a) At least 30 days but not more than 60 days before a redemption date pursuant to paragraph 5 of the applicable Note, the Issuer shall deliver or cause to be delivered by electronic transmission or mailed by first-class mail a notice of redemption to each Holder whose Notes are to be redeemed.

Any such notice shall identify the Notes to be redeemed and shall state:

(i) the redemption date;

(ii) the redemption price and the amount of accrued interest to the redemption date;

(iii) the name and address of the Paying Agent;

(iv) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price, plus accrued interest;

(v) if fewer than all the outstanding Notes are to be redeemed, the certificate numbers and principal amounts of the particular Notes to be redeemed, the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption;

(vi) that, unless the Issuer defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the redemption date;

(vii) the CUSIP number, ISIN or “Common Code” number, if any, printed on the Notes being redeemed; and

(viii) that no representation is made as to the correctness or accuracy of the CUSIP number, ISIN or “Common Code”, if any, listed in such notice or printed on the Notes.

(b) At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense. In such event, the Issuer shall provide the Trustee with the information required by this Section at least one Business Day prior to the date such notice is to be provided to Holders and such notice may not be canceled.

Section 3.06. Effect of Notice of Redemption. Once notice of redemption is delivered in accordance with Section 3.05, Notes called for redemption become due and payable on the redemption date and at the redemption price stated in the notice, except as provided in the final sentence of paragraph 5 of the Notes. Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price stated in the notice, plus accrued interest, to, but not including, the redemption date; provided, however, that if the redemption date is after a regular record date and on or prior to the interest payment date, the accrued interest shall be payable to the Holder of the redeemed Notes registered on the relevant record date. Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

Section 3.07. Deposit of Redemption Price. With respect to any Notes, prior to 10:00 a.m., New York City time, on the redemption date, the Issuer shall deposit with the Paying Agent (or, if the Issuer or a Wholly Owned Subsidiary is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price of and accrued interest on all Notes or portions thereof to be redeemed on that date other than Notes or portions of Notes called for redemption that have been delivered by the Issuer to the Trustee for cancellation. On and after the redemption date, interest shall cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest on, the Notes to be redeemed.

Section 3.08. Notes Redeemed in Part. Upon surrender of a Note that is redeemed in part, the Issuer shall execute and the Trustee shall authenticate for the Holder (at the Issuer’s expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

Section 3.09. Special Mandatory Redemption. (a) In the event that upon the earlier of (x) the date on which the Escrow Issuers determine in their sole discretion that any of the Escrow Conditions cannot satisfied and (y) the Conditions Precedent Date, the Release Request (as defined in the Escrow Agreement) remains undelivered, the Escrow Issuers shall be required to redeem the Notes on the Escrow Redemption Date at the Escrow Redemption Price. If the Escrow Issuers are required to redeem the Notes pursuant to this Section 3.09, the Escrow Issuers shall cause the notice of special mandatory redemption to be delivered to the Trustee at least three Business Days prior to the Escrow Redemption Date (which notice may be conditional). Any redemption made pursuant to this Section 3.09 shall be made pursuant to the procedures set forth in this Indenture and the Escrow Agreement; provided, however, for the avoidance of doubt, the notice provisions of Sections 3.03 and 3.05 shall not apply to any special mandatory redemption effected pursuant to this Section 3.09.

(b) If the Issuer has not notified the Trustee that the Escrow Conditions have been satisfied or issued a notice of special mandatory redemption by January 11, 2013, the Trustee shall, on such date, send a notice of redemption of all Notes, with the Escrow Redemption Date of January 16, 2013, which notice shall be conditional on the Escrow Conditions remaining unsatisfied through January 15, 2013. If the Escrow Conditions are not satisfied on or before January 15, 2013, the Trustee shall on such date withdraw all amounts from the Escrow Account necessary to pay the Escrow Redemption Price on the Escrow Redemption Date, and shall redeem the Notes on such date. The Issuer shall provide the Trustee with a form of redemption notice to be delivered pursuant to this 3.09(b) no later than five Business Days prior to January 11, 2013.

ARTICLE IV

Covenants

Section 4.01. Payment of Notes. The Issuer shall promptly pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. An installment of principal of or interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds, as of 12:00 p.m. New York City time, money sufficient to pay all principal and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

The Issuer shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the same rate borne by the Notes to the extent lawful.

Section 4.02. Reports and Other Information.

(a) Notwithstanding that MPM may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the Commission, MPM shall file with the Commission (and provide the Trustee and Holders with copies thereof, without cost to each Holder, within 15 days after it files them with the Commission),

(i) within 90 days after the end of each fiscal year (or such shorter period as may be required by the Commission, or such longer period as may be permitted by Rule 12b-25 of the Exchange Act), annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(ii) within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such shorter period as may be required by the Commission, or such longer period as may be permitted by Rule 12b-25 of the Exchange Act), reports on Form 10-Q (or any successor or comparable form),

(iii) promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified for filing current reports on Form 8-K by the Commission), such other reports on Form 8-K (or any successor or comparable form), and

(iv) any other information, documents and other reports which MPM would be required to file with the Commission if it were subject to Section 13 or 15(d) of the Exchange Act;

provided, however, that MPM shall not be so obligated to file such reports with the Commission if the Commission does not permit such filing, in which event MPM shall make available such information to prospective purchasers of Notes, including by posting such reports on the primary website of MPM or its Subsidiaries in addition to providing such information to the Trustee and the Holders, in each case within 15 days after the time MPM would be required to file such information with the Commission if it were subject to Section 13 or 15(d) of the Exchange Act.

(b) In the event that:

(i) the rules and regulations of the Commission permit MPM and any direct or indirect parent of MPM to report at such parent entity’s level on a consolidated basis and such parent entity is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the Capital Stock of MPM, or

(ii) any direct or indirect parent of MPM becomes a Note Guarantor,

MPM shall be permitted to satisfy its foregoing obligations with respect to financial information relating to MPM by furnishing financial information relating to such parent; provided that such financial information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent and any of its Subsidiaries other than MPM and its Subsidiaries, on the one hand, and the information relating to MPM, the Note Guarantors, if any, and the other Subsidiaries on a standalone basis, on the other hand.

(c) MPM shall, for so long as any Notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the Commission with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, furnish to the Holders of the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, MPM will be deemed to have furnished such reports referred to above to the Trustee and the Holders if MPM has filed such reports with the Commission via the EDGAR filing system and such reports are publicly available.

Section 4.03. Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) (i) MPM shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and (ii) MPM shall not permit any of the Restricted Subsidiaries (other than a Note Guarantor) to issue any shares of Preferred Stock; provided, however, that MPM and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of MPM for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

(b) The limitations set forth in Section 4.03(a) shall not apply to:

(i) the Incurrence by MPM or the Restricted Subsidiaries of Indebtedness (including under any Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) and Indebtedness represented by the Notes and the Note Guarantees) up to an aggregate principal amount of :

(1) the sum of (x) $300 million and (y) in the case of Indebtedness under an ABL Facility, the amount by which the Borrowing Base (calculated on a pro forma basis) exceeds $300 million at the time of incurrence; plus

(2) the sum of (x) $1,200 million and (y) an aggregate additional principal amount of Consolidated Total Indebtedness constituting First Priority Lien Obligations outstanding at any one time that does not cause the Consolidated Secured Debt Ratio of MPM to exceed 3.75 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom);

(ii) [Reserved];

(iii) Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (i) and (ii) of this Section 4.03(b)), including the Existing Notes and the guarantees thereof;

(iv) (a) Indebtedness (including Capitalized Lease Obligations) Incurred by MPM or any of the Restricted Subsidiaries, Disqualified Stock issued by MPM or any of the Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries to finance (whether prior to or within 270 days after) the purchase, lease, construction or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) and (b) Acquired Indebtedness; in an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding that was Incurred pursuant to this clause (iv), does not exceed the greater of $150.0 million and 5.0% of Total Assets at the time of Incurrence;

(v) Indebtedness Incurred by MPM or any of the Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(vi) Indebtedness arising from agreements of MPM or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the Acquisition Transactions or any other acquisition or disposition of any business, assets or a Subsidiary of MPM in accordance with the terms of this Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(vii) Indebtedness of MPM to a Restricted Subsidiary; provided that any such Indebtedness owed to a Restricted Subsidiary that is not a Note Guarantor is subordinated in right of payment to the obligations of MPM under the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted

Subsidiary or any other subsequent transfer of any such Indebtedness (except to MPM or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(viii) shares of Preferred Stock of a Restricted Subsidiary issued to MPM or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to MPM or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(ix) Indebtedness of a Restricted Subsidiary to MPM or another Restricted Subsidiary; provided that if a Note Guarantor Incurs such Indebtedness to a Restricted Subsidiary that is not a Note Guarantor, such Indebtedness is subordinated in right of payment to the Note Guarantee of such Note Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to MPM or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(x) Hedging Obligations that are not Incurred for speculative purposes and are either: (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales;

(xi) obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds, including surety bonds issued in respect of workers’ compensation claims, and completion guarantees provided by MPM or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or industry practice;

(xii) Indebtedness or Disqualified Stock of MPM or any Restricted Subsidiary and Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, as applicable, which when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (xii), does not exceed the greater of $150.0 million and 5.0% of Total Assets at the time of Incurrence (it being understood that any Indebtedness Incurred under this clause (xii) shall cease to be deemed Incurred or outstanding for purposes of this clause (xii) but shall be deemed Incurred for purposes of Section 4.03(a) from and after the first date on which MPM, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under Section 4.03(a) without reliance upon this clause (xii));

(xiii) any guarantee by MPM or any of its Restricted Subsidiaries of Indebtedness or other obligations of MPM or any of the Restricted Subsidiaries so long as the Incurrence of such Indebtedness Incurred by MPM or such Restricted Subsidiary is permitted under the terms of this Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Note Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of such Note Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Note Guarantor’s Note Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or the Note Guarantee of such Restricted Subsidiary, as applicable;

(xiv) the Incurrence by MPM or any of the Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary that serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under Section 4.03(a) and clauses (ii), (iii), (iv), (xiv), (xv), and/or (xx) of this Section 4.03(b) or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including, in each case, any Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums (including tender premiums), expenses, defeasance costs and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”); provided, however, that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced or defeased and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that were due on or after the date one year following the maturity date of any Notes then outstanding were instead due on such date one year following the maturity date of such Notes;

(2) has a Stated Maturity which is not earlier than the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced or defeased or (y) 91 days following the maturity date of the Notes;

(3) to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the Notes or the Note Guarantee of such Restricted

Subsidiary, as applicable, such Refinancing Indebtedness is junior to the Notes or the Note Guarantee of such Restricted Subsidiary, as applicable, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock;

(4) is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium, expenses, costs and fees Incurred in connection with such refinancing;

(5) shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Note Guarantor that refinances Indebtedness of MPM or a Restricted Subsidiary that is a Note Guarantor (unless such Restricted Subsidiary is an obligor with respect to such Indebtedness being refinanced), or (y) Indebtedness of MPM or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and

(6) in the case of any Refinancing Indebtedness Incurred to refinance Indebtedness outstanding under clause (iv) or (xx) of this Section 4.03(b), shall be deemed to have been Incurred and to be outstanding under such clause (iv) or (xx) of this Section 4.03(b), as applicable, and not this clause (xiv) for purposes of determining amounts outstanding under such clauses (iv) or (xx) of this Section 4.03(b);

provided, further, that subclauses (1), (2) and (3) of this clause (xiv) shall not apply to any refunding or refinancing of (A) the Notes and (B) any Indebtedness constituting First Priority Lien Obligations.

(xv) Indebtedness, Disqualified Stock or Preferred Stock of (x) MPM or any of the Restricted Subsidiaries Incurred to finance an acquisition or (y) Persons that are acquired by MPM or any of the Restricted Subsidiaries or merged or amalgamated with or into MPM or a Restricted Subsidiary in accordance with the terms of this Indenture; provided, however, that after giving effect to such acquisition, merger or amalgamation and the Incurrence of such Indebtedness either:

(1) MPM would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of Section 4.03(a); or

(2) the Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition, merger or amalgamation;

(xvi) Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to MPM or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(xvii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(xviii) Indebtedness of MPM or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;

(xix) Indebtedness or Disqualified Stock of MPM or any Restricted Subsidiary and Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference not exceeding at any time outstanding 200% of the net cash proceeds received by MPM and the Restricted Subsidiaries since immediately after the Issue Date from the issue or sale of Equity Interests of MPM or any direct or indirect parent entity of MPM (which proceeds are contributed to MPM or a Restricted Subsidiary) or cash contributed to the capital of MPM (in each case other than proceeds of Disqualified Stock or sales of Equity Interests to, or contributions received from, MPM or any of its Subsidiaries), as determined in accordance with clauses (B) and (C) of the definition of Cumulative Credit, to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 4.04(b) or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof);

(xx) Indebtedness of Foreign Subsidiaries for working capital purposes or any other purposes; provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (xx), other than for working capital purposes (up to an aggregate principal amount outstanding not to exceed $100,000,000), when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (xx), does not exceed the greater of $150.0 million and 5.0% of Total Assets at the time of Incurrence (it being understood that any Indebtedness Incurred under this clause (xx) shall cease to be deemed Incurred or outstanding for purposes of this clause (xx) but shall be deemed Incurred for purposes of Section 4.03(a) from and after the first date on which the Foreign Subsidiary could have Incurred such Indebtedness under Section 4.03(a), and the other provisions of this Indenture, without reliance upon this clause (xx));

(xxi) Indebtedness of MPM or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xxii) Indebtedness Incurred on behalf of, or representing guarantees of Indebtedness of, joint ventures of MPM or any Restricted Subsidiary not in excess, at any one time outstanding, of $7.5 million; and

(xxiii) Indebtedness issued by MPM or a Restricted Subsidiary to current or former officers, directors and employees thereof or any direct or indirect parent thereof, or their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of MPM or any of its direct or indirect parent companies to the extent permitted pursuant to clause (iv) of Section 4.04(b).

For purposes of determining compliance with this Section 4.03, (A) Indebtedness need not be Incurred solely by reference to one category of permitted Indebtedness described in clauses (i) through (xxiii) above or pursuant to Section 4.03(a) but is permitted to be Incurred in part under any combination thereof and (B) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness described in clauses (i) through (xxiii) above or is entitled to be Incurred pursuant to Section 4.03(a), MPM shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 4.03 and will only be required to include the amount and type of such item of Indebtedness in one of the above clauses and such item of Indebtedness will be treated as having been Incurred pursuant to only one of such clauses or pursuant to Section 4.03(a). Accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of MPM, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (3) of the definition of “Indebtedness” shall not be deemed to be an Incurrence of Indebtedness or an issuance of Disqualified Stock or Preferred Stock for purposes of this Section 4.03. Note Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 4.03.

Any Indebtedness Incurred under an ABL Facility pursuant to Section 4.03(b)(i) shall be deemed for purposes of this covenant to have been Incurred on the date such Indebtedness was first Incurred until such Indebtedness is actually repaid, other than pursuant to “cash sweep” provisions or any similar provisions under any credit facility that provides that such Indebtedness is deemed to be repaid daily (or otherwise periodically).

For purposes of determining compliance with any U.S. Dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. Dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

Notwithstanding any other provision of this Section 4.03, the maximum amount of Indebtedness that MPM and its Restricted Subsidiaries may Incur pursuant to this Section 4.03 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Section 4.04. Limitation on Restricted Payments.

(a) MPM shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any distribution on account of MPM’s or any of the Restricted Subsidiaries’ Equity Interests, including any payment with respect to such Equity Interests made in connection with any merger, amalgamation or consolidation involving MPM (other than (A) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of MPM; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any Equity Interests issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, MPM or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its ownership percentage of such Equity Interests);

(ii) purchase or otherwise acquire or retire for value any Equity Interests of MPM or any direct or indirect parent of MPM;

(iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of MPM or any of the Note Guarantors (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (vii) and (ix) of Section 4.03(b)); or

(iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, MPM could Incur $1.00 of additional Indebtedness under Section 4.03(a);

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by MPM and the Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (i), (iv) (only to the extent of one-half of the amounts paid pursuant to such clause), (vi) and (viii) of Section 4.04(b)), but excluding all other Restricted Payments permitted by Section 4.04(b), is less than the amount equal to the Cumulative Credit.

(b) The provisions of Section 4.04(a) shall not prohibit:

(i) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Indenture;

(ii) (1) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of MPM, any direct or indirect parent of MPM or any Note Guarantor in exchange for, or out of the proceeds of, the substantially concurrent sale of Equity Interests of MPM or any direct or indirect parent of MPM or contributions to the equity capital of MPM (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of MPM) (collectively, including any such contributions, “Refunding Capital Stock”); and

(2) the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of MPM) of Refunding Capital Stock;

(iii) the redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Indebtedness of MPM or any Note Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of MPM or a Note Guarantor that is Incurred in accordance with Section 4.03 so long as:

(1) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable), plus any accrued and unpaid interest, of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired plus any tender premiums, defeasance costs or other fees and expenses incurred in connection therewith),

(2) such Indebtedness is subordinated to the Notes or the related Note Guarantees, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value,

(3) such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired and (y) 91 days following the maturity date of the Notes, and

(4) such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of(x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired that were due on or after the date one year following the maturity date of any Notes then outstanding were instead due on such date one year following the maturity date of such Notes;

(iv) a Restricted Payment to pay for the redemption, repurchase, retirement or other acquisition for value of Equity Interests of MPM or any direct or indirect parent of MPM held by any future, present or former employee, director or consultant of MPM or any direct or indirect parent of MPM or any Subsidiary of MPM pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (iv) do not exceed $15.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years; provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(1) the cash proceeds received by MPM or any of the Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of MPM or any direct or indirect parent of MPM (to the extent contributed to MPM) to members of management, directors or consultants of MPM and the Restricted Subsidiaries or any direct or indirect parent of MPM that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend shall not increase the amount available for Restricted Payments under Section 4.04(a)(iv)(4)); plus

(2) the cash proceeds of key man life insurance policies received by MPM or any direct or indirect parent of MPM (to the extent contributed to MPM) or the Restricted Subsidiaries after the Issue Date;

provided that MPM may elect to apply all or any portion of the aggregate increase contemplated by clauses (1) and (2) above in any calendar year and, to the extent any payment described under this clause (iv) is made by delivery of Indebtedness and not in cash, such payment shall be deemed to occur only when, and to the extent, the obligor on such Indebtedness makes payments with respect to such Indebtedness;

(v) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of MPM or any of the Restricted Subsidiaries issued or Incurred in accordance with Section 4.03;

(vi) (a) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date, (b) a Restricted Payment to any direct or indirect parent of MPM, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of MPM issued after the Issue Date and (c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (ii) of this Section 4.04(b); provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or Refunding Capital Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis (including a pro forma application of the net proceeds therefrom), MPM would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to subclauses (a) and (b) of this clause (vi) does not exceed the net cash proceeds actually received by MPM from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(vii) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (vii), that are at that time outstanding, not to exceed the greater of $40.0 million and 1.0% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(viii) the payment of dividends on MPM’s common stock (or a Restricted Payment to any direct or indirect parent of MPM to fund the payment by such direct or indirect parent of MPM of dividends on such entity’s common stock) of up to 6% per annum of the net proceeds received by MPM from any public offering of common stock of MPM or any direct or indirect parent of MPM;

(ix) Restricted Payments that are made with Excluded Contributions;

(x) other Restricted Payments in an aggregate amount not to exceed the greater of $50.0 million and 1.0% of Total Assets at the time made;

(xi) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to MPM or a Restricted Subsidiary by, Unrestricted Subsidiaries;

(xii) (1) with respect to each tax year or portion thereof that any direct or indirect parent of MPM qualifies as a Flow Through Entity, the distribution by MPM to the holders of Capital Stock of such direct or indirect parent of MPM of an amount equal to the product of (x) the amount of aggregate net taxable income of MPM allocated to the holders of Capital Stock of MPM for such period and (y) the Presumed Tax Rate for such period; and (2) with respect to any tax year or portion thereof that any direct or indirect parent company of MPM does not qualify as a Flow Through Entity, the payment of dividends or other distributions to any direct or indirect parent of MPM that files a consolidated U.S. federal tax return that includes MPM and its subsidiaries in an amount not to exceed the amount that MPM and its Restricted Subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) in respect of such year if MPM and its Restricted Subsidiaries paid such taxes directly as a stand-alone taxpayer (or stand-alone group);

(xiii) the payment of any Restricted Payment, if applicable:

(A) in amounts required for any direct or indirect parent of MPM, if applicable, to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of MPM, if applicable, and general corporate overhead expenses of any direct or indirect parent of MPM, if applicable, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of MPM, if applicable, and its Subsidiaries;

(B) in amounts required for any direct or indirect parent of MPM, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to MPM or any of the Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, MPM Incurred in accordance with Section 4.03; and

(C) in amounts required for any direct or indirect parent of MPM to pay fees and expenses, related to any equity or debt offering of such parent;

(xiv) Restricted Payments used to fund the Transactions or in respect of amounts owed by MPM or any direct or indirect parent of MPM, as the case may be, or Restricted Subsidiaries to Affiliates, in each case to the extent permitted by Section 4.07;

(xv) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(xvi) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(xvii) Restricted Payments by MPM or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(xviii) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under Sections 4.06 and 4.08; provided that all Notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(xix) any payments made, including any such payments made to any direct or indirect parent of MPM to enable it to make payments, in connection with the consummation of the Transactions or as contemplated by the Acquisition Documents (other than payments to any Permitted Holder or any Affiliate thereof); and

(xx) cash dividends or other distributions in respect of MPM’s Capital Stock used to, or the making of loans to any direct or indirect parent of MPM in order to, fund the payment of expenses of the type and in the amount described in clauses (iii) and (v) of Section 4.07(b) to the extent that such amounts are not paid directly by MPM or any its Subsidiaries.

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clause (vi), (vii), (x) or (xi) of this Section 4.04(b), no Default shall have occurred and be continuing or would occur as a consequence thereof.

(c) MPM shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by MPM and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation shall only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Section 4.05. Dividend and Other Payment Restrictions Affecting Subsidiaries. MPM shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) (i) pay dividends or make any other distributions to MPM or any of the Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to MPM or any of the Restricted Subsidiaries;

(b) make loans or advances to MPM or any of the Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to MPM or any of the Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Agreement and the other Credit Agreement Documents and the Existing Notes and the guarantees thereof and the indentures relating thereto;

(2) this Indenture, the Notes (and any Exchange Notes and guarantees thereof), the Security Documents, the New Intercreditor Agreements and the Junior Priority Intercreditor Agreements;

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument of a Person acquired by MPM or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or its Subsidiaries, or the property or assets of the Person or its Subsidiaries, so acquired;

(5) contracts or agreements for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(6) Secured Indebtedness otherwise permitted to be Incurred pursuant to Sections 4.03 and 4.12 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(9) purchase money obligations and Capitalized Lease Obligations, in each case for property acquired or leased in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired or leased;

(10) customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property subject to such lease;

(11) any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(12) other Indebtedness, Disqualified Stock or Preferred Stock (i) of MPM or any Restricted Subsidiary of MPM (x) that is Incurred subsequent to the Issue Date pursuant to Section 4.03 and (y) in the case of a Restricted Subsidiary that is not a Note Guarantor, an Officer reasonably determines in good faith that any such encumbrance or restriction will not materially adversely affect MPM’s ability to make anticipated principal or interest payments on the Notes, or (ii) that is Incurred by a Foreign Subsidiary of MPM subsequent to the Issue Date pursuant to Section 4.03;

(13) any Restricted Investment not prohibited by Section 4.04 and any Permitted Investment; or

(14) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of MPM, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this Section 4.05, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to MPM or a Restricted Subsidiary to other Indebtedness Incurred by MPM or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Section 4.06. Asset Sales.

(a) MPM shall not, and shall not permit any of the Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) MPM or any of the Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by MPM) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by MPM or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(i) any liabilities (as shown on MPM’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of MPM or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets,

(ii) any notes or other obligations or other securities or assets received by MPM or such Restricted Subsidiary from such transferee that are converted by MPM or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received), and

(iii) any Designated Non-cash Consideration received by MPM or any of the Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of 3.0% of Total Assets and $70.0 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value) shall be deemed to be Cash Equivalents for the purposes of this Section 4.06(a).

(b) Within 365 days after MPM’s or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale, MPM or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale, at its option to any one or more of the following:

(i) (a) to repay (A) any First Priority Lien Obligations (but not, for the avoidance of doubt, ABL Obligations secured by junior Liens on the Notes Priority Collateral) and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto, and, if the Issuer shall so reduce First Priority Lien Obligations, the Issuer will equally and ratably reduce

Obligations under the Notes in any manner set forth in clause (D) below, (B) Indebtedness of a Restricted Subsidiary that is not a Note Guarantor; (C) the Notes; or (D) Pari Passu Indebtedness other than First Priority Lien Obligations so long as the Net Proceeds are with respect to assets not constituting Collateral (provided that if MPM or any Note Guarantor shall so reduce Obligations under Pari Passu Indebtedness pursuant to this clause (D), MPM shall equally and ratably reduce Obligations under the Notes as provided pursuant to Article III, through open market purchases (provided that such purchases are at or above 100% of the principal amount thereof) and/or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, the pro rata principal amount of the Notes, or (b) to repay ABL Obligations (which repayment need not be permanent), to the extent the Net Proceeds are from an Asset Sale of ABL Priority Collateral (including indirect Asset Sales of ABL Priority Collateral due to the sale of the Capital Stock of a Person);

(ii) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of MPM or, if such Person is a Restricted Subsidiary of MPM, in an increase in the percentage ownership of such Person by MPM or any Restricted Subsidiary of MPM), assets, or property or capital expenditures, in each case used or useful in a Similar Business; or

(iii) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of MPM or, if such Person is a Restricted Subsidiary of MPM, in an increase in the percentage ownership of such Person by MPM or any Restricted Subsidiary of MPM), properties or assets that replace the properties and assets that are the subject of such Asset Sale.

In the case of Sections 4.06(b)(ii) and (iii), a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment; provided that in the event such binding commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, MPM or such Restricted Subsidiary may satisfy its obligation as to any Net Proceeds by entering into another binding commitment within nine months of such cancellation or termination of the prior binding commitment; provided, further that MPM or such Restricted Subsidiary may only enter into such a commitment under the foregoing provision one time with respect to each Asset Sale.

Pending the final application of any such Net Proceeds, MPM or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in any manner not otherwise prohibited by this Indenture. Any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the first sentence of this Section 4.06(b) (it being understood that any portion of such Net Proceeds used to make an offer to purchase Notes, as described in clause (i) of this Section 4.06(b), shall be deemed to have been invested whether or not such offer is accepted) shall be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20.0 million, MPM shall make an offer to all Holders of Notes (and, at the option of MPM, to holders of any Pari Passu Indebtedness) (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes (and such First Priority Lien Obligations or other Pari Passu Indebtedness, as applicable), that is at least $2,000 and an integral multiple of $1,000, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such First Priority Lien Obligations or Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and Additional Interest, if any (or, in respect of such First Priority Lien Obligations or Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Section 4.06. MPM shall commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceeds $20.0 million by electronically delivering, or mailing by first class mail, the notice required pursuant to the terms of Section 4.06(f), with a copy to the Trustee. To the extent that the aggregate amount of Notes (and such First Priority Lien Obligations or Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, MPM may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes (and such First Priority Lien Obligations or Pari Passu Indebtedness, as applicable) surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased in the manner described in Section 4.06(e). Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

(c) MPM shall comply with the requirements of Rule 14e-l under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, MPM shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

(d) Not later than the date upon which written notice of an Asset Sale Offer is delivered to the Trustee as provided above, MPM shall deliver to the Trustee an Officer’s Certificate as to (i) the amount of the Excess Proceeds, (ii) the allocation of the Net Proceeds from the Asset Sales pursuant to which such Asset Sale Offer is being made and (iii) the compliance of such allocation with the provisions of Section 4.06(b). On such date, MPM shall also irrevocably deposit with the Trustee or with a paying agent (or, if MPM or a Wholly Owned Subsidiary is acting as the Paying Agent, segregate and hold in trust) an amount equal to the Excess Proceeds to be invested in Cash Equivalents, as directed in writing by MPM, and to be held for payment in accordance with the provisions of this Section 4.06. Upon the expiration of the period for which the Asset Sale Offer remains open (the “Offer Period”), MPM shall deliver to the Trustee for cancellation the Notes or portions thereof that have been properly tendered to and are to be accepted by MPM. The Trustee (or the Paying Agent, if not the Trustee) shall, on the date of purchase, mail or deliver payment to each tendering Holder in the amount of the purchase price. In the event that the Excess Proceeds delivered by MPM to the Trustee are greater than the purchase price of the Notes tendered, the Trustee shall deliver the excess to MPM immediately after the expiration of the Offer Period for application in accordance with this Section 4.06.

(e) Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to MPM at the address specified in the notice at least three Business Days prior to the purchase date. Holders shall be entitled to withdraw their election if the Trustee or MPM receive not later than one Business Day prior to the purchase date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note which was delivered by the Holder for purchase and a statement that such Holder is withdrawing his election to have such Note purchased. If at the end of the Offer Period more Notes (and First Priority Lien Obligations or Pari Passu Indebtedness, as applicable) are tendered pursuant to an Asset Sale Offer than MPM are required to purchase, the principal amount of Notes (and First Priority Lien Obligations or Pari Passu Indebtedness) to be purchased will be determined pro rata based on the principal amounts so tendered and the selection of the actual Notes of each series for purchase will be made by the Trustee on a pro rata basis to the extent practicable; provided that no Notes of $2,000 or less shall be purchased in part. Selection of such First Priority Lien Obligations or Pari Passu Indebtedness shall be made pursuant to the terms of such Indebtedness.

(f) Notices of an Asset Sale Offer shall be delivered electronically or mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each Holder of Notes at such Holder’s registered address. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

Section 4.07. Transactions with Affiliates.

(a) MPM shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of MPM (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $7.5 million, unless:

(i) such Affiliate Transaction is on terms that are not materially less favorable to MPM or the relevant Restricted Subsidiary than those that could reasonably have been obtained in a comparable transaction by MPM or such Restricted Subsidiary with an unaffiliated Person; and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, MPM deliver to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of MPM approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (i) above.

(b) The provisions of Section 4.07(a) shall not apply to the following:

(i) transactions between or among MPM and/or any of the Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and any merger, consolidation or amalgamation of MPM and any direct parent of MPM; provided that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of MPM and such merger, consolidation or amalgamation is otherwise in compliance with the terms of this Indenture and effected for a bona fide business purpose;

(ii) Restricted Payments permitted by Section 4.04 and Permitted Investments;

(iii) (x) the entering into of any agreement (and any amendment or modification of any such agreement) to pay, and the payment of, annual management, consulting, monitoring and advisory fees and expenses to the Sponsors in an aggregate amount in any fiscal year not to exceed the greater of (A) $6.0 million and (B) 2.0% of EBITDA of MPM and the Restricted Subsidiaries for the immediately preceding fiscal year, and out-of-pocket expense reimbursement; provided, however, that any payment not made in any fiscal year may be carried forward and paid in the following two fiscal years and (y) the payment of the present value of all amounts payable pursuant to any agreement described in clause (iii)(x) of Section 4.07(b) in connection with the termination of such agreement;

(iv) the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of MPM or any Restricted Subsidiary or any direct or indirect parent of MPM;

(v) payments by MPM or any of the Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) made pursuant to the agreements with the Sponsors described in the Offering Circular (including the documents incorporated therein by reference) or (y) approved by a majority of the Board of Directors of MPM in good faith;

(vi) transactions in which MPM or any of the Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to MPM or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (i) of Section 4.07(a);

(vii) payments or loans (or cancellation of loans) to directors, officers, employees or consultants that are approved by a majority of the Board of Directors of MPM in good faith;

(viii) the existence of, or the performance by MPM or any of its Restricted Subsidiaries under the terms of, any agreement as in effect as of the Issue Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the Holders of the Notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby as determined in good faith by senior management or the Board of Directors of MPM;

(ix) the existence of, or the performance by MPM or any of the Restricted Subsidiaries of their obligations under the terms of, Acquisition Documents, any stockholders agreement or investors rights agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date, and any agreement described in the Offering Circular (including the documents incorporated therein by reference), and, in each case, any amendment thereto or similar agreements that it may enter into thereafter; provided, however, that the existence of, or the performance by MPM or any of the Restricted Subsidiaries of their obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (ix) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or any such new agreement are not otherwise more disadvantageous to the Holders of the Notes in any material respect than the original agreement as in effect on the Issue Date;

(x) the execution of the Transactions and the payment of all fees and expenses related to the Transactions, the 2009 Transactions, the 2010

Transactions and the Acquisition Transactions, including fees to the Sponsors, which are described in the Offering Circular (including the documents incorporated therein by reference) or contemplated by the Acquisition Documents;

(xi) (A) transactions with customers, clients, suppliers, toll manufacturers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture, which are fair to MPM and the Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of MPM, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (B) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;

(xii) any transaction effected as part of a Qualified Receivables Financing; (xiii) the issuance of Equity Interests (other than Disqualified Stock) of MPM to any Person;

(xiii) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of MPM or any direct or indirect parent of MPM or of a Restricted Subsidiary, as appropriate, in good faith;

(xiv) the entering into of any tax sharing agreement or arrangement and any payments permitted by Section 4.04(b)(xii);

(xv) any contribution to the capital of MPM;

(xvi) transactions permitted by, and complying with, Section 5.01;

(xvii) transactions between MPM or any of the Restricted Subsidiaries and any Person, a director of which is also a director of MPM or any direct or indirect parent of MPM; provided, however, that such director abstains from voting as a director of MPM or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(xviii) pledges of Equity Interests of Unrestricted Subsidiaries;

(xix) any employment agreements entered into by MPM or any of the Restricted Subsidiaries in the ordinary course of business;

(xx) intercompany transactions undertaken in good faith (as certified by a responsible financial or accounting officer of MPM in an Officer’s Certificate) for the purpose of improving the consolidated tax efficiency of MPM and its Subsidiaries and not for the purpose of circumventing any covenant set forth in this Indenture; and

(xxi) the MPM Assumption.

Section 4.08. Change of Control.

(a) Upon a Change of Control, each Holder shall have the right to require the Issuer to repurchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, and Additional Interest, if any, to the date of repurchase (subject to the right of the Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the terms contemplated in this Section 4.08; provided, however, that notwithstanding the occurrence of a Change of Control, the Issuer shall not be obligated to purchase any Notes pursuant to this Section 4.08 in the event that the Issuer has exercised its right to redeem such Notes in accordance with Article III of this Indenture.

(b) Within 30 days following any Change of Control, except to the extent that the Issuer has exercised its right to redeem the Notes by delivery of a notice of redemption in accordance with Article III of this Indenture, the Issuer shall electronically deliver or mail by first-class mail a notice (a “Change of Control Offer”) to each Holder with a copy to the Trustee stating:

(i) that a Change of Control has occurred and that such Holder has the right to require the Issuer to repurchase such Holder’s Notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date of repurchase (subject to the right of the Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(ii) the circumstances and relevant facts and financial information regarding such Change of Control;

(iii) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is electronically delivered or mailed by first-class mail); and

(iv) the instructions determined by the Issuer, consistent with this Section 4.08, that a Holder must follow in order to have its Notes purchased.

(c) Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Issuer at the address specified in the notice at least three Business Days prior to the purchase date. The Holders shall be entitled to withdraw their election if the Trustee or the Issuer receive not later than one Business Day prior to the purchase date a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note which was delivered for purchase by the Holder and a statement that such Holder is withdrawing his election to have such Note purchased. Holders whose Notes are purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

(d) On the purchase date, all Notes purchased by the Issuer under this Section shall be delivered to the Trustee for cancellation, and the Issuer shall pay the purchase price plus accrued and unpaid interest and Additional Interest, if any, to the Holders entitled thereto.

(e) A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(f) Notwithstanding the foregoing provisions of this Section, the Issuer shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.08 applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer.

(g) At the time the Issuer delivers Notes to the Trustee which are to be accepted for purchase, the Issuer shall also deliver an Officer’s Certificate stating that such Notes are to be accepted by the Issuer pursuant to and in accordance with the terms of this Section 4.08. A Note shall be deemed to have been accepted for purchase at the time the Trustee, directly or through an agent, mails or delivers payment therefor to the surrendering Holder.

(h) Prior to any Change of Control Offer, the Issuer shall deliver to the Trustee an Officer’s Certificate stating that all conditions precedent contained herein to the right of the Issuer to make such offer have been complied with.

(i) The Issuer shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.08, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under this Section by virtue thereof.

Section 4.09. Compliance Certificate. The Issuer shall deliver to the Trustee within 120 days after the end of each fiscal year of the Issuer, beginning with the fiscal year end on December 31, 2012, an Officer’s Certificate stating that in the course of the performance by the signer of his or her duties as an Officer of the Issuer he or she would normally have knowledge of any Default and whether or not the signer knows of any Default that occurred during such period. If he or she does, the certificate shall describe the Default, its status and what action the Issuer is taking or proposes to take with respect thereto. The Issuer also shall comply with Section 314(a)(4) of the TIA.

Section 4.10. Further Instruments and Acts. Upon request of the Trustee, the Issuer shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

Section 4.11. Future Note Guarantors. On and after the Escrow Release Date, MPM shall cause each Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is a (a) Receivables Subsidiary or (b) Subsidiary of a Foreign Subsidiary) that guarantees any Indebtedness of MPM or any of the Note Guarantors to execute and deliver to the Trustee a supplemental indenture substantially in the form of Exhibit D pursuant to which such Subsidiary shall guarantee the Issuer’s Obligations under the Notes and this Indenture.

Section 4.12. Liens. MPM shall not, and shall not permit any Note Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures any Indebtedness on any asset or property of MPM or any Note Guarantor, other than Liens on Collateral securing Indebtedness that are junior in priority to the Liens on such property or assets securing the Notes pursuant to the terms of the Junior Priority Intercreditor Agreements or an intercreditor agreement not materially less favorable to the holders of the Notes than the Junior Priority Intercreditor Agreements.

For purposes of determining compliance with this Section 4.12, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens described in clauses (1) through (32) of the definition of “Permitted Liens” but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens described in clauses (1) through (32) of the definition of “Permitted Liens”, MPM shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 4.12 and will only be required to include the amount and type of such Lien or such item of Indebtedness secured by such Lien in one of the clauses of the definition of “Permitted Liens” and such Lien securing such item of Indebtedness will be treated as being Incurred or existing pursuant to only one of such clauses.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of MPM, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (3) of the definition of “Indebtedness.”

Section 4.13. After-Acquired Property. Subject to Section 11.01 of this Indenture, the New Intercreditor Agreements, the Junior Priority Intercreditor Agreements and the Security Documents, if at any time after the Escrow Release Date MPM or any Note Guarantor own any First Priority After-Acquired Property, MPM or such Note Guarantor shall, as promptly as practicable after such property is acquired or such Subsidiary becomes a Note Guarantor, execute and deliver such mortgages, deeds of trust, deeds to secure debt, security instruments, financing statements and certificates or such other documentation as shall be reasonably necessary to vest in the Collateral Agent, for the benefit of the Holders and the Trustee, a perfected Lien (with the priority required hereunder and under the Security Documents), subject only to Permitted Liens, in such First Priority After-Acquired Property and to have such First Priority After-Acquired Property added to the Collateral, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such First Priority After-Acquired Property to the same extent and with the same force and effect; provided, however, that if granting a security interest in such property, including property acquired in connection with an Asset Sale involving non-cash consideration, requires the consent of a third party, MPM will use commercially reasonable efforts to obtain such consent with respect to such security interest in favor of the Collateral Agent for the benefit of the Holders and the Trustee; provided further, however, that if such party does not consent to the granting of such security interest after the use of such commercially reasonable efforts, the applicable entity will not be required to provide such security interest.

Section 4.14. Maintenance of Office or Agency.

(a) The Issuer shall maintain one or more offices or agencies where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the corporate trust office of the Trustee as set forth in Section 13.02.

(b) The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency for such purposes. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c) The Issuer hereby designates the corporate trust office of the Trustee or its Agent as such office or agency of the Issuer in accordance with Section 2.04.

Section 4.15. [Reserved].

Section 4.16. [Reserved].

Section 4.17. Suspension of Certain Covenants.

(a) Following the first day (the “Suspension Date”) that:

(1) the Notes have an Investment Grade Rating from both of the Rating Agencies, and the Issuer has delivered written notice of such Investment Grade Ratings to the Trustee, and

(2) no Default has occurred and is continuing hereunder,

MPM and the Restricted Subsidiaries will not be subject to Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.11 and Section 5.01(a)(4) (collectively, the “Suspended Covenants”). In addition, in such event, the Issuer may also elect to release any or all of the Collateral from the Liens securing the Notes and the Note Guarantees by electronically delivering or mailing by first-class mail a notice of such election to the Collateral Agent.

(b) In the event that MPM and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) (1) one or both of the Rating Agencies withdraws their Investment Grade Rating or downgrades the rating assigned to the Notes below an Investment Grade Rating and/or (2) MPM or any of its Affiliates enters into an agreement to effect a transaction that would result in a Change of Control and one or more of the Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to the Notes below an Investment Grade Rating, then MPM and its Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events, including, without limitation, a proposed transaction described in clause (b)(2) above, and any Collateral that was released from Liens securing the Notes and Note Guarantees as a result of the suspension of covenants, as well as any Collateral acquired since the Suspension Date, will be restored and pledged to secure the Notes and Note Guarantees, as applicable. The period of time between the Suspension Date and the Reversion Date is referred to herein as the “Suspension Period.”

(c) Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default shall be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period. During any Suspension Period, the Issuer shall not designate any Subsidiary to be an Unrestricted Subsidiary unless the Issuer would have been permitted to designate such Subsidiary to be an Unrestricted Subsidiary if a Suspension Period had not been in effect for any period.

(d) On the Reversion Date, all Indebtedness Incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period shall be classified to have been Incurred or issued pursuant to Section 4.03(a) or one of the clauses set forth in Section 4.03(b) (to the extent such Indebtedness or Disqualified Stock or Preferred Stock would be permitted to be Incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock or Preferred Stock would not be so permitted to be Incurred or issued pursuant to Section 4.03(a) or Section 4.03(b), such Indebtedness or Disqualified Stock or Preferred Stock shall be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 4.03(b)(iii). For purposes of Section 4.11, all Indebtedness Incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period and outstanding on the Reversion Date by any Restricted Subsidiary that is not a Note Guarantor will be deemed to have been Incurred on the Reversion Date. Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 4.04 shall be made as though Section 4.04 had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period shall reduce the amount available to be made as Restricted Payments under Section 4.04(a) and the items specified in clauses (A) through (F) of the definition of “Cumulative Credit” shall increase the amount available to be made as Restricted Payments under Section 4.04(a). For purposes of determining compliance with Section 4.06 on the Reversion Date, the Net Proceeds from all Asset Sales not applied in accordance with Section 4.06 shall be deemed to be reset to zero.

Section 4.18. Limitation on Escrow Issuers. Prior to the MPM Assumption, the Escrow Issuers will comprise a limited purpose limited liability company and a limited purpose corporation, respectively, whose primary activities are restricted to issuing the Notes and other Indebtedness (provided that the Escrow Account shall not be subject to a Lien securing any such other Indebtedness), issuing Capital Stock or limited liability company interests, as applicable, to, and receiving capital contributions from, MPM, performing their obligations in respect of the Notes under this Indenture, the Escrow Agreement and the Registration Rights Agreement, and consummating the MPM Assumption or redeeming the Notes on the Escrow Redemption Date, as applicable, and conducting such other activities as are necessary or appropriate to carry out the activities described above or similar activities in respect of other Indebtedness.

ARTICLE V

Successor Issuer

Section 5.01. When MPM May Merge or Transfer Assets. (a) MPM shall not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not MPM is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(i) MPM is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than MPM) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (MPM or such Person, as the case may be, being herein called the “Successor Issuer”); provided that in the case where the surviving Person is not a corporation, a co-obligor of the Notes is a corporation;

(ii) the Successor Issuer (if other than MPM) expressly assumes all the obligations of MPM under this Indenture and the Notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(iii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Issuer or any of the Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Issuer or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(iv) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness that becomes an obligation of the Successor Issuer or any of the Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Issuer or such Restricted Subsidiary at the time of such transaction), either

(1) the Successor Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.03(a); or

(2) the Fixed Charge Coverage Ratio for the Successor Issuer and the Restricted Subsidiaries would be greater than such ratio for MPM and the Restricted Subsidiaries immediately prior to such transaction; and

(v) MPM shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures (if any) comply with this Indenture.

The Successor Issuer (if other than MPM) shall succeed to, and be substituted for, MPM under this Indenture and the Notes, and in such event MPM will automatically be released and discharged from their obligations under this Indenture and the Notes. Notwithstanding the foregoing clauses (iii) and (iv) of this Section 5.01, (x) subject to the restrictions on Note Guarantors described in Section 5.0l(b), any Restricted Subsidiary may merge, consolidate or amalgamate with or transfer all or part of its properties and assets to MPM or to another Restricted Subsidiary, and (y) MPM may merge, consolidate or amalgamate with an Affiliate incorporated solely for the purpose of reincorporating MPM in another state of the United States, the District of Columbia or any territory of the United States or may convert into a limited liability company, so long as the amount of Indebtedness of MPM and the Restricted Subsidiaries is not increased thereby. This Article V will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among MPM and the Restricted Subsidiaries.

(b) Subject to the provisions of Section 12.02(b) (which govern the release of a Note Guarantee upon the sale or disposition of a Restricted Subsidiary that is a Note Guarantor), each Note Guarantor shall not, and MPM shall not permit any Note Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Note Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(i) either (A) such Note Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Note Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Note Guarantor or such Person, as the case may be, being herein called the “Successor Note Guarantor”) and the Successor Note Guarantor (if other than such Note Guarantor) expressly assumes all the obligations of such Note Guarantor under this Indenture and such Note Guarantor’s Note Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee, or (b) such sale or disposition or consolidation, amalgamation or merger is not in violation of Section 4.06; and

(ii) the Successor Note Guarantor (if other than such Note Guarantor) shall have delivered or caused to be delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with this Indenture.

Except as otherwise provided in this Indenture, the Successor Note Guarantor (if other than such Note Guarantor) will succeed to, and be substituted for, such Note Guarantor under this Indenture and such Note Guarantor’s Note Guarantee, and such Note Guarantor will automatically be released and discharged from its obligations under this Indenture and such Note Guarantor’s Note Guarantee. Notwithstanding the foregoing, (1) a Note Guarantor may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating such Note Guarantor in another state of the United States, the District of Columbia or any territory of the United States so long as the amount of Indebtedness of the Note Guarantor is not increased thereby and (2) a Note Guarantor may merge, amalgamate or consolidate with another Note Guarantor or MPM.

In addition, notwithstanding the foregoing, any Note Guarantor may consolidate, amalgamate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (collectively, a “Transfer”) to, (x) MPM or any Note Guarantor or (y) any Restricted Subsidiary that is not a Note Guarantor; provided that at the time of each such Transfer pursuant to clause (y) the aggregate amount of all such Transfers since the Issue Date shall not exceed 5.0% of Total Assets as shown on the most recent available balance sheet of MPM and the Restricted Subsidiaries after giving effect to each such Transfer and including all Transfers occurring from and after the Issue Date.

ARTICLE VI

Defaults and Remedies

Section 6.01. Events of Default. An “Event of Default” occurs if:

(a) there is a default in any payment of interest (including any Additional Interest) on any Note when the same becomes due and payable, and such default continues for a period of 30 days,

(b) there is a default in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,

(c) MPM fails to comply with its obligations under Section 5.01,

(d) MPM or any Restricted Subsidiary fails to comply with any of its other agreements contained in the Notes or this Indenture (other than those referred to in clause (a), (b) or (c) above) and such failure continues for 60 days after the notice specified below,

(e) MPM or any Significant Subsidiary fails to pay any Indebtedness (other than Indebtedness owing to MPM or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $35.0 million or its foreign currency equivalent,

(f) MPM or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case;

(ii) consents to the entry of an order for relief against it in an involuntary case;

(iii) consents to the appointment of a Custodian of it or for any substantial part of its property; or

(iv) makes a general assignment for the benefit of its creditors or takes any comparable action under any foreign laws relating to insolvency,

(g) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against MPM or any Significant Subsidiary in an involuntary case;

(ii) appoints a Custodian of MPM or any Significant Subsidiary or for any substantial part of its property; or

(iii) orders the winding up or liquidation of MPM or any Significant Subsidiary;

or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days,

(h) MPM or any Significant Subsidiary fails to pay final judgments aggregating in excess of $35.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days following the entry thereof,

(i) any Note Guarantee of a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof) or any Note Guarantor denies or disaffirms its obligations under this Indenture or any Note Guarantee and such Default continues for 10 days,

(j) unless such Liens have been released in accordance with the provisions of the Security Documents, the New Intercreditor Agreements, the Junior Priority Intercreditor Agreements and this Indenture, the Liens with respect to all or substantially all of the Collateral cease to be valid or enforceable, or MPM shall assert or any Note Guarantor shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable and, in the case of any such Person that is a Subsidiary of MPM, MPM fails to cause such Subsidiary to rescind such assertions within 30 days after MPM has actual knowledge of such assertions,

(k) the failure by MPM or any Note Guarantor to comply for 60 days after notice with its other agreements contained in the Security Documents except for a failure that would not be material to the holders of the Notes and would not materially affect the value of the Collateral taken as a whole, or

(l) the failure by the Escrow Issuers to pay or cause to be paid the Escrow Redemption Price on the Escrow Redemption Date, if any.

Each of the foregoing shall constitute an Event of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

The term “Bankruptcy Law” means Title 11, United States Code, or any similar Federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

A Default under clause (d) or (k) above shall not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes notify the Issuer and the Trustee of the Default and the Issuer does not cure such Default within the time specified in clause (d) or (k) above after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.” The Issuer shall deliver to the Trustee, within five (5) Business Days after the occurrence thereof, written notice in the form of an Officer’s Certificate of any event which is, or with the giving of notice or the lapse of time or both would become, an Event of Default, its status and what action the Issuer is taking or proposes to take with respect thereto.

Section 6.02. Acceleration. If an Event of Default (other than an Event of Default specified in Section 6.01(f) or (g) with respect to MPM) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes, by notice to the Issuer may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default specified in Section 6.01(f) or (g) with respect to MPM occurs, the principal of, premium, if any, and interest on all the Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. The Holders of a majority in principal amount of outstanding Notes by notice to the Trustee may rescind any such acceleration with respect to the Notes and its consequences.

In the event of any Event of Default specified in Section 6.01(e), such Event of Default and all consequences thereof (excluding, however, any resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders of the Notes, if within 20 days after such Event of Default arose the Issuer delivers an Officer’s Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the Default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

Section 6.03. Other Remedies. If an Event of Default occurs and is continuing, subject to the terms of the New Intercreditor Agreements and the Junior Priority Intercreditor Agreements, the Trustee may pursue any available remedy at law or in equity to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes, this Indenture or the Security Documents.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. To the extent required by law, all available remedies are cumulative.

Section 6.04. Waiver of Past Defaults. Provided the Notes are not then due and payable by reason of a declaration of acceleration, the Holders of a majority in principal amount of the Notes by written notice to the Trustee may waive an existing Default and its consequences except (a) a Default in the payment of the principal of or interest on a Note, (b) a Default arising from the failure to redeem or purchase any Note when required pursuant to the terms of this Indenture or (c) a Default in respect of a provision that under Section 9.02 cannot be amended without the consent of each Holder affected. When a Default is waived, it is deemed cured and the Issuer, the Trustee and the Holders will be restored to their former positions and rights under this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.

Section 6.05. Control by Majority. The Holders of a majority in principal amount of the Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or, subject to Section 7.01, that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under this Indenture, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

Section 6.06. Limitation on Suits.

(a) Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(i) the Holder gives to the Trustee written notice stating that an Event of Default is continuing;

(ii) the Holders of at least 25% in principal amount of the outstanding Notes make a written request to the Trustee to pursue the remedy;

(iii) such Holder or Holders offer to the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(iv) the Trustee does not comply with such request within 60 days after receipt of the request and the offer of security or indemnity; and

(v) the Holders of a majority in principal amount of the outstanding Notes do not give the Trustee a direction inconsistent with such request during such 60-day period.

(b) A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

Section 6.07. Rights of the Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of and interest on the Notes held by such Holder, on or after the respective due dates expressed or provided for in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08. Collection Suit by Trustee. If an Event of Default specified in Section 6.0l(a) or (b) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer or any other obligor on the Notes for the whole amount then due and owing (together with interest on overdue principal and (to the extent lawful) on any unpaid interest at the rate provided for in the Notes) and the amounts provided for in Section 7.07.

Section 6.09. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim, statements of interest and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for reasonable compensation, expenses disbursements and advances of the Trustee (including counsel, accountants, experts or such other professionals as the Trustee deems necessary, advisable or appropriate)) and the Holders allowed in any judicial proceedings relative to the Issuer or any Note Guarantor, their creditors or their property, shall be entitled to participate as a member, voting or otherwise, of any official committee of creditors appointed in such matters and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.07.

Section 6.10. Priorities. Subject to the terms of the New Intercreditor Agreements, the Junior Priority Intercreditor Agreements and the Security Documents, if the Trustee or the Collateral Agent, as the case may be, collects any money or property pursuant to this Article VI (including proceeds from the exercise of any remedies on the Collateral), they shall pay out the money or property in the following order:

FIRST: to the payment of all amounts due to the Trustee under Section 7.07 and the Collateral Agent under Section 11.02;

SECOND: to the Holders for payment of amounts due and unpaid on the Notes for principal, premium, if any, interest and Additional Interest, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest and Additional Interest, if any, respectively; and

THIRD: the balance, if any, to the Issuer or, to the extent the Trustee or the Collateral Agent, as the case may be, collects any amount for any Note Guarantor, to such Note Guarantor.

The Trustee or the Collateral Agent, as the case may be, may fix a record date and payment date for any payment to the Holders pursuant to this Section. At least 15 days before such record date, the Trustee or the Collateral Agent, as the case may be, shall deliver to each Holder and the Issuer a notice that states the record date, the payment date and amount to be paid.

Section 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 or a suit by Holders of more than 10% in principal amount of the Notes.

Section 6.12. Waiver of Stay or Extension Laws. Neither the Issuer nor any Note Guarantor (to the extent it may lawfully do so) shall at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Issuer and each Note Guarantor (to the extent that it may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE VII

Trustee

Section 7.01. Duties of Trustee. (a) If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee (it being agreed that the permissive right of the Trustee to do things enumerated in this Indenture shall not be construed as a duty); and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. The Trustee shall be under no duty to make any investigation as to any statement contained in any such instance, but may accept the same as conclusive evidence of the truth and accuracy of such statement or the correctness of such opinions. However, in the case of certificates or opinions required by any provision hereof to be provided to it, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraph (b) of this Section;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05; and

(iv) no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

(d) Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section.

(e) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer.

(f) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section and to the provisions of the TIA.

Section 7.02. Rights of Trustee. (a) The Trustee may conclusively rely on any document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officer’s Certificate or Opinion of Counsel. The Trustee may request that the Issuer and any Note Guarantor deliver a certificate setting forth the names of individuals and/or titles of officers (with specimen signatures) authorized at such times to take specific actions pursuant to this Indenture, which certificate may be signed by any person specified as so authorized in any such certificate previously delivered and not superseded.

(c) The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct does not constitute willful misconduct or negligence.

(e) The Trustee may consult with counsel of its own selection and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond, debenture, note or other paper or document unless requested in writing to do so by the Holders of not less than a majority in principal amount of the Notes at the time outstanding, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney, at the expense of the Issuer and shall incur no liability of any kind by reason of such inquiry or investigation.

(g) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

(h) The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(i) The Trustee shall not be liable for any action taken or omitted by it in good faith at the direction of the Holders of not less than a majority in principal amount of the Notes as to the time, method and place of conducting any proceedings for any remedy available to the Trustee or the exercising of any power conferred by this Indenture.

(j) Any action taken, or omitted to be taken, by the Trustee in good faith pursuant to this Indenture upon the request or authority or consent of any person who, at the time of making such request or giving such authority or consent, is the Holder of any Note shall be conclusive and binding upon future Holders of Notes and upon Notes executed and delivered in exchange therefor or in place thereof.

(k) In no event shall the Trustee be responsible for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(l) The permissive rights of the Trustee enumerated herein shall not be construed as duties.

(m) In the event the Issuer is required to pay Additional Interest, the Issuer will provide written notice to the Trustee of the Issuer’s obligation to pay Additional Interest no later than 15 days prior to the next interest payment date, which notice shall set forth the amount of the Additional Interest to be paid by the Issuer. The Trustee shall not at any time be under any duty or responsibility to any Holders to determine whether the Additional Interest is payable and the amount thereof.

Section 7.03. Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent or Registrar may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11.

Section 7.04. Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, any Note Guarantee or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes, and it shall not be responsible for any statement of the Issuer or any Note Guarantor in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication. The Trustee shall not be charged with knowledge of any Default or Event of Default under Sections 6.01(c), (d), (e), (h), (i), (j) or (k) or of the identity of any Significant Subsidiary unless either (a) a Trust Officer shall have actual knowledge thereof or (b) the Trustee shall have received written notice thereof in accordance with Section 13.02 hereof from the Issuer, any Note Guarantor or any Holder. Delivery of reports to the Trustee pursuant to Section 4.03 hereof shall not constitute actual knowledge of, or notice to, the Trustee of the information contained therein. In accepting the trust hereby created, the Trustee acts solely as Trustee for the Holders of the Notes and not in its individual capacity and all Persons, including without limitation the Holders of Notes and the Issuer having any claim against the Trustee arising from this Indenture shall look only to the funds and accounts held by the Trustee hereunder for payment except as otherwise provided herein.

Section 7.05. Notice of Defaults. If a Default occurs and is continuing and if it is actually known to the Trustee, the Trustee shall deliver to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interests of the Holders.

Section 7.06. Reports by Trustee to the Holders. Within 60 days after each June 30 beginning with June 30, 2013, and in any event prior to August 31 in each year, the Trustee shall deliver to each Holder a brief report dated as of such June 30 that complies with Section 313(a) of the TIA if and to the extent required thereby. The Trustee shall also comply with Section 313(b) of the TIA.

A copy of each report at the time of its delivery to the Holders shall be filed by the Issuer with the Commission and each stock exchange (if any) on which the Notes are listed. The Issuer agrees to notify promptly the Trustee whenever the Notes become listed on any stock exchange and of any delisting thereof.

Section 7.07. Compensation and Indemnity. The Issuer shall pay to the Trustee from time to time reasonable compensation for its services. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Issuer and each Note Guarantor, jointly and severally shall indemnify the Trustee against any and all loss, liability, claim, damage or expense (including reasonable attorneys’ fees and expenses) incurred by or in connection with the acceptance or administration of this trust and the performance of its duties hereunder, including the costs and expenses of enforcing this Indenture or Note Guarantee against the Issuer or a Note Guarantor (including this Section 7.07) and defending itself against or investigating any claim (whether asserted by the Issuer, any Note Guarantor, any Holder or any other Person). The obligation to pay such amounts shall survive the payment in full or defeasance of the Notes or the removal or resignation of the Trustee. The Trustee shall notify the Issuer of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided, however, that any failure so to notify the Issuer shall not relieve the Issuer or any Note Guarantor of its indemnity obligations hereunder. The Issuer shall defend the claim and the indemnified party shall provide reasonable cooperation at the Issuer’s expense in the defense. Such indemnified parties may have separate counsel and the Issuer and the Note Guarantors, as applicable shall pay the fees and expenses of such counsel; provided, however, that the Issuer shall not be required to pay such fees and expenses if it assumes such indemnified parties’ defense and, in such indemnified parties’ reasonable judgment, there is no conflict of interest between the Issuer and the Note Guarantors, as applicable, and such parties in connection with such defense. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense incurred by an indemnified party through such party’s own willful misconduct, negligence or bad faith.

To secure the Issuer’s and the Note Guarantors’ payment obligations in this Section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes.

The Issuer’s and the Note Guarantors’ payment obligations pursuant to this Section shall survive the satisfaction or discharge of this Indenture, any rejection or termination of this Indenture under any Bankruptcy Law or the resignation or removal of the Trustee. Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs expenses after the occurrence of a Default specified in Section 6.01(f) or (g) with respect to the Issuer, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if repayment of such funds or adequate indemnity against such risk or liability is not assured to its satisfaction.

Section 7.08. Replacement of Trustee.

(a) The Trustee may resign at any time by so notifying the Issuer. The Holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the Trustee and may appoint a successor Trustee. The Issuer shall remove the Trustee if:

(i) the Trustee fails to comply with Section 7.10;

(ii) the Trustee is adjudged bankrupt or insolvent;

(iii) a receiver or other public officer takes charge of the Trustee or its property; or

(iv) the Trustee otherwise becomes incapable of acting.

(b) If the Trustee resigns, is removed by the Issuer or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuer shall promptly appoint a successor Trustee.

(c) A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall deliver a notice of its succession to the Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the Lien provided for in Section 7.07.

(d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of 10% in principal amount of the Notes may petition at the expense of the Issuer any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee fails to comply with Section 7.10, unless the Trustee’s duty to resign is stayed as provided in Section 310(b) of the TIA, any Holder who has been a bona fide holder of a Note for at least six months may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) Notwithstanding the replacement of the Trustee pursuant to this Section, the Issuer’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

Section 7.09. Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

Section 7.10. Eligibility; Disqualification. The Trustee shall at all times satisfy the requirements of Section 310(a) of the TIA. The Trustee shall have a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition. The Trustee shall comply with Section 310(b) of the TIA, subject to its right to apply for a stay of its duty to resign under the penultimate paragraph of Section 310(b) of the TIA; provided, however, that there shall be excluded from the operation of Section 310(b)(1) of the TIA any series of securities issued under this Indenture and any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Issuer are outstanding if the requirements for such exclusion set forth in Section 310(b)(1) of the TIA are met.

Section 7.11. Preferential Collection of Claims Against the Issuer. The Trustee shall comply with Section 311(a) of the TIA, excluding any creditor relationship listed in Section 311(b) of the TIA. A Trustee who has resigned or been removed shall be subject to Section 311(a) of the TIA to the extent indicated.

ARTICLE VIII

Discharge of Indenture; Defeasance

Section 8.01. Discharge of Liability on Notes; Defeasance. This Indenture shall be discharged and shall cease to be of further effect (except as to surviving rights of registration or transfer or exchange of Notes, as expressly provided for in this Indenture) as to all outstanding Notes when:

(a) either (i) all the Notes theretofore authenticated and delivered (other than Notes pursuant to Section 2.08 that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or (ii) all of the Notes (a) have become due and payable, (b) will become due and payable at their Stated Maturity within one year or (c) if redeemable at the option of the Issuer, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee cash in U.S. Dollars, U.S. Dollar-denominated Government Obligations or a combination thereof, in an amount sufficient in the written opinion of a firm of independent public accountants delivered to the Trustee (which delivery shall only be required if U.S. Dollar-denominated Government Obligations have been so deposited) to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(b) the Issuer and/or the Note Guarantors have paid all other sums payable under this Indenture; and

(c) the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

Subject to Sections 8.01(c) and 8.02, the Issuer at any time may terminate (i) all of its obligations under the Notes, this Indenture (with respect to such Notes) and the Security Documents (“legal defeasance option”) or (ii) its obligations under Sections 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.11, 4.12 and 4.13 and the operation of Section

5.01 and Sections 6.01(c), 6.01(d), 6.01(e), 6.01(f) (with respect to Significant Subsidiaries of MPM only), 6.01(g) (with respect to Significant Subsidiaries of MPM only), 6.0l(h), 6.01(i), 6.01(j) and 6.01(k) (“covenant defeasance option”). The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. In the event that the Issuer terminates all of its obligations under the Notes and this Indenture (with respect to such Notes) by exercising its legal defeasance option or its covenant defeasance option, the obligations of each Note Guarantor with respect to the Notes, this Indenture and the Security Documents shall be terminated simultaneously with the termination of such obligations.

If the Issuer exercises its legal defeasance option, payment of the Notes so defeased may not be accelerated because of an Event of Default. If the Issuer exercises its covenant defeasance option with respect to the Notes, payment of the Notes so defeased may not be accelerated because of an Event of Default specified in Section 6.01(c), 6.01(d), 6.01(e), 6.01(f) (with respect to Significant Subsidiaries of the Issuer only), 6.01(g) (with respect to Significant Subsidiaries of the Issuer only), 6.01(h), 6.01(i), 6.01(j) or 6.01(k) or because of the failure of the Issuer to comply with Section 5.01(a)(4).

Upon satisfaction of the conditions set forth herein and upon request of the Issuer, the Trustee shall acknowledge in writing the discharge of those obligations that the Issuer terminates.

(d) Notwithstanding clauses (a) and (b) above, the Issuer’s obligations in Sections 2.04, 2.05, 2.06, 2.07, 2.08, 2.09, 7.07, 7.08 and in this Article VIII shall survive until the Notes have been paid in full. Thereafter, the Issuer’s obligations in Sections 7.07, 8.05 and 8.06 shall survive such satisfaction and discharge.

Section 8.02. Conditions to Defeasance.

(a) The Issuer may exercise its legal defeasance option or its covenant defeasance option only if:

(i) the Issuer irrevocably deposits in trust with the Trustee, cash in U.S. Dollars, U.S. Dollar-denominated Government Obligations or a combination thereof, in an amount sufficient or, in the case of Government Obligations, the principal of and interest on which will be sufficient, to pay the principal of and premium (if any) and interest on the Notes when due at maturity or redemption, as the case may be, including interest thereon to maturity or such redemption date;

(ii) the Issuer delivers to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Dollardenominated Government Obligations, plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal, premium, if any, and interest when due on all the Notes to maturity or redemption, as the case may be;

(iii) 123 days pass after the deposit is made and during the 123-day period no Default specified in Section 6.01(f) or (g) with respect to the Issuer occurs which is continuing at the end of the period;

(iv) the deposit does not constitute a default under any other agreement binding on the Issuer;

(v) in the case of the legal defeasance option, the Issuer shall have delivered to the Trustee an Opinion of Counsel stating that (1) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling, or (2) since the date of this Indenture there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. Notwithstanding the foregoing, the Opinion of Counsel required with respect to a legal defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation have become due and payable;

(vi) in the case of the covenant defeasance option, the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; and

(vii) the Issuer delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes to be so defeased and discharged as contemplated by this Article VIII have been complied with.

(b) Before or after a deposit, the Issuer may make arrangements satisfactory to the Trustee for the redemption of such Notes at a future date in accordance with Article III.

Section 8.03. Application of Trust Money. The Trustee shall hold in trust money, U.S. Dollar-denominated Government Obligations (including proceeds thereof) deposited with it pursuant to this Article VIII. It shall apply the deposited money and the money from U.S. Dollar-denominated Government Obligations through each Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes so discharged or defeased.

Section 8.04. Repayment to Issuer. Each of the Trustee and each Paying Agent shall promptly turn over to the Issuer upon request any money, U.S. Dollardenominated Government Obligations held by it as provided in this Article which, in the written opinion of nationally recognized firm of independent public accountants delivered to the Trustee (which delivery shall only be required if U.S. Dollar-denominated Government Obligations have been so deposited), are in excess of the amount thereof which would then be required to be deposited to effect an equivalent discharge or defeasance in accordance with this Article.

Subject to any applicable abandoned property law, the Trustee and each Paying Agent shall pay to the Issuer upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Issuer for payment as general creditors, and the Trustee and each Paying Agent shall have no further liability with respect to such monies.

Section 8.05. Indemnity for Government Obligations. The Issuer shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited Government Obligations or the principal and interest received on such Government Obligations.

Section 8.06. Reinstatement. If the Trustee or any Paying Agent is unable to apply any money or Government Obligations in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s obligations under this Indenture and the Notes so discharged or defeased shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or any Paying Agent is permitted to apply all such money, U.S. Dollar-denominated Government Obligations in accordance with this Article VIII; provided, however, that, if the Issuer has made any payment of principal of or interest on, any such Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Obligations held by the Trustee or any Paying Agent.

ARTICLE IX

Amendments and Waivers

Section 9.01. Without Consent of the Holders. The Issuer and the Trustee may amend this Indenture, the Notes, the New Intercreditor Agreements, the Junior Priority Intercreditor Agreements or any Security Document without notice to or consent of any Holder:

(i) to cure any ambiguity, omission, defect, mistake or inconsistency;

(ii) to comply with Article V;

(iii) to provide for uncertificated Notes in addition to or in place of certificated Notes; provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code;

(iv) to add a Note Guarantee with respect to the Notes;

(v) to secure the Notes and the Note Guarantees, to add additional assets as Collateral, to release Collateral as permitted under this Indenture, the Security Documents, the New Intercreditor Agreements or the Junior Priority Intercreditor Agreements and to add additional secured creditors holding Other First Priority Obligations, Junior Lien Obligations, ABL Obligations or additional First Priority Lien Obligations so long as such obligations are not prohibited by this Indenture or the Security Documents;

(vi) to amend, modify or enter into this Indenture, the Security Documents, the New Intercreditor Agreements or the Junior Priority Intercreditor Agreements in connection with the Transactions (including with respect to entry into the ABL Facility after the Issue Date);

(vii) to add to the covenants of the Issuer for the benefit of the Holders or to surrender any right or power herein conferred upon the Issuer;

(viii) to comply with any requirement of (A) the Commission in connection with qualifying, or maintaining the qualification of, this Indenture under the TIA or (B) the New Intercreditor Agreements or the Junior Priority Intercreditor Agreements;

(ix) to make any change that does not adversely affect the rights of any Holder;

(x) to provide for the issuance of the Exchange Notes or Additional Notes, which shall have terms substantially identical in all material respects to the Initial Notes, and which shall be treated, together with any outstanding Initial Notes, as a single issue of securities; or

(xi) to effect the MPM Assumption and the other actions contemplated by Section 14.01 on the terms set forth therein.

In addition, pursuant to the New Intercreditor Agreements and the Junior Priority Intercreditor Agreements, any amendment, waiver or consent to any of the collateral documents with respect to ABL Obligations or First Priority Lien Obligations will also apply automatically to the comparable Security Documents with respect to the Notes to the extent set forth therein.

After an amendment under this Section 9.01 becomes effective, the Issuer shall electronically deliver or mail by first-class mail to the respective Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders entitled to receive such notice, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.01.

Section 9.02. With Consent of the Holders. (a) The Issuer and the Trustee may amend this Indenture, the Notes, the New Intercreditor Agreements, the Junior Priority Intercreditor Agreements or the Security Documents with the written consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class (including consents obtained in connection with a tender offer or exchange for the Notes) and any past Default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding voting as a single class (including consents obtained in connection with a tender offer or exchange for the Notes). Notwithstanding the foregoing, without the consent of each Holder of an outstanding Note affected, no amendment may:

(i) reduce the amount of Notes whose Holders must consent to an amendment,

(ii) reduce the rate of or extend the time for payment of interest on any Note,

(iii) reduce the principal of or change the Stated Maturity of any Note,

(iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed in accordance with Article III,

(v) make any Note payable in money other than that stated in such Note,

(vi) expressly subordinate the Notes or any Note Guarantees to any other Indebtedness of the Issuer or any Note Guarantor,

(vii) impair the right of any Holder to receive payment of principal of, premium, if any, and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes,

(viii) make any change in Section 6.04 or 6.07 or the second sentence of this Section 9.02, or

(ix) except as otherwise expressly permitted under this Indenture, modify any Note Guarantee in any manner adverse in any material respect to the Holders.

In addition, subject to the terms of the New Intercreditor Agreements and the Junior Priority Intercreditor Agreements, without the consent of the Holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes), no amendment or waiver may (i) release all or substantially all of the Collateral from the Lien of this Indenture and the Security Documents with respect to the Notes, subject to the terms of the New Intercreditor Agreements and the Junior Priority Intercreditor Agreements or (ii) make any change in the provisions in the New Intercreditor Agreements, the Junior Priority Intercreditor Agreements or this Indenture or any material change in the provisions in the Security Documents, in each case dealing with the application of proceeds of Collateral upon the exercise of remedies with respect to such Collateral that would adversely affect the Holders of the Notes.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

After an amendment under this Section 9.02 becomes effective, the Issuer shall deliver to the Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.02.

Section 9.03. Compliance with Trust Indenture Act. From the date on which this Indenture is qualified under the TIA, every amendment, waiver or supplement to this Indenture or the Notes shall comply with the TIA as then in effect.

Section 9.04. Revocation and Effect of Consents and Waivers. (a) A consent to an amendment or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date on which the Trustee receives an Officer’s Certificate from the Issuer certifying that the requisite principal amount of Notes have consented. After an amendment or waiver becomes effective, it shall bind every Holder. An amendment or waiver becomes effective upon the (i) receipt by the Issuer or the Trustee of consents by the Holders of the requisite principal amount of securities, (ii) satisfaction of conditions to effectiveness as set forth in this Indenture and any indenture supplemental hereto containing such amendment or waiver and (iii) execution of such amendment or waiver (or supplemental indenture) by the Issuer and the Trustee.

(b) The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

Section 9.05. Notation on or Exchange of Notes. If an amendment, supplement or waiver changes the terms of a Note, the Issuer may require the Holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the Holder. Alternatively, if the Issuer or the Trustee so determines, the Issuer in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment, supplement or waiver.

Section 9.06. Trustee and Collateral Agent to Sign Amendments. The Trustee and the Collateral Agent shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee or the Collateral Agent. If it does, the Trustee and the Collateral Agent may but need not sign it. In signing such amendment, the Trustee shall be entitled to receive indemnity reasonably satisfactory to it and shall be provided with, and (subject to Section 7.01) shall be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel stating that such amendment, supplement or waiver is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuer and the Note Guarantors, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof (including Section 9.03).

Section 9.07. Payment for Consent. Neither the Issuer nor any Affiliate of the Issuer shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Section 9.08. Additional Voting Terms; Calculation of Principal Amount. All Notes issued under this Indenture shall vote and consent together on all matters (as to which any of such Notes may vote) as one class and no Notes will have the right to vote or consent as a separate class on any matter. Determinations as to whether Holders of the requisite aggregate principal amount of Notes have concurred in any direction, waiver or consent shall be made in accordance with this Article IX and Section 2.14.

Section 9.09. Providing Evidence of Amendments to Trustee. In the event of any amendments, supplements, modifications, extensions, renewals or restatements to the Credit Agreement or any of the Senior Collateral Documents (as such term is defined in the New Intercreditor Agreements) that in each case impacts the Note Documents pursuant to Section 5.3(b) of the New Intercreditor Agreements, the Issuer shall promptly provide the documentation evidencing such change to the Trustee.

ARTICLE X

Ranking of Note Liens

Section 10.01. Relative Rights. The New Intercreditor Agreements and the Junior Priority Intercreditor Agreements will define the relative rights of holders of junior Liens and holders of Liens securing First Priority Lien Obligations and ABL Obligations. Nothing in this Indenture, New Intercreditor Agreements or the Junior Priority Intercreditor Agreements will:

(a) impair, as between the Issuer and Holders of Notes, the obligation of the Issuer, which is absolute and unconditional, to pay principal of, premium and interest on Notes in accordance with their terms or to perform any other obligation of the Issuer or any other obligor under this Indenture, the Notes, the Note Guarantees and the Security Documents;

(b) restrict the right of any Holder to sue for payments that are then due and owing, in a manner not inconsistent with the provisions of the New Intercreditor Agreements or the Junior Priority Intercreditor Agreements;

(c) prevent the Trustee, the Collateral Agent or any Holder from exercising against the Issuer or any other obligor any of its other available remedies upon a Default or Event of Default (other than as provided in the New Intercreditor Agreements or the Junior Priority Intercreditor Agreements); or

(d) restrict the right of the Trustee, the Collateral Agent or any Holder (in each case except as provided in the New Intercreditor Agreements or the Junior Priority Intercreditor Agreements):

(i) to file and prosecute a petition seeking an order for relief in an involuntary bankruptcy case as to any obligor or otherwise to commence, or seek relief commencing, any insolvency or liquidation proceeding involuntarily against any obligor;

(ii) to make, support or oppose any request for an order for dismissal, abstention or conversion in any insolvency or liquidation proceeding;

(iii) to make, support or oppose, in any insolvency or liquidation proceeding, any request for an order extending or terminating any period during which the debtor (or any other Person) has the exclusive right to propose a plan of reorganization or other dispositive restructuring or liquidation plan therein;

(iv) to seek the creation of, or appointment to, any official committee representing creditors (or certain of the creditors) in any insolvency or liquidation proceedings and, if appointed, to serve and act as a member of such committee without being in any respect restricted or bound by, or liable for, any of the obligations under this Article X;

(v) to seek or object to the appointment of any professional person to serve in any capacity in any insolvency or liquidation proceeding or to support or object to any request for compensation made by any professional person or others therein;

(vi) to make, support or oppose any request for an order appointing a trustee or examiner in any insolvency or liquidation proceedings; or

(vii) otherwise to make, support or oppose any request for relief in any insolvency or liquidation proceeding that it is permitted by law to make, support or oppose if it were a holder of unsecured claims; or as to any matter relating to any plan of reorganization or other restructuring or liquidation plan or as to any matter relating to the administration of the estate or the disposition of the case or proceeding.

ARTICLE XI

Collateral

Section 11.01. Security Documents. (a) The payment of the principal of, accrued and unpaid interest, if any, and premium, if any, on the Notes when due, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise and whether by the Issuer pursuant to the Notes or by a Note Guarantor pursuant to its Note Guarantee, the payment of all other Obligations and the performance of all other obligations of the Issuer and the Note Guarantors under the Note Documents and payment of any Other First Priority Obligations, if any, will be secured as provided in the Security Documents (subject to the terms of the New Intercreditor Agreements and Junior Priority Intercreditor Agreements) to be entered into by the Issuer, the Note Guarantors and the Collateral Agent (and, to the extent applicable, the representative of the holders of Other First Priority Obligations and the ABL Obligations) as required or permitted by this Indenture.

(b) On the Escrow Release Date, the Issuer shall, and shall cause each Note Guarantor to, and each Note Guarantor shall execute the Collateral Agreement and each other Security Document necessary to create a Lien in all the assets of the Issuer and each Note Guarantor (other than Excluded Assets), joinders to each applicable Junior Intercreditor Agreement and the applicable New Intercreditor Agreements, and make all filings and take all other actions as are necessary or required by the Security Documents to establish and maintain (at the sole cost and expense of the Issuer and the Note Guarantors) the security interest created by the Security Documents in the Collateral (other than with respect to any Collateral the security interest in which is not required to be perfected under the Security Documents) as a perfected security interest. In the case of real property owned by the Issuer or a Note Guarantor on the Escrow Release Date other than Excluded Assets, the Issuer or any Note Guarantor, as applicable, shall also deliver (the following, collectively, “Mortgage Deliverables”), but, if a Credit Agreement was in effect when mortgages were put in place to secure First Priority Lien Obligations, only to the extent such deliverables were provided to the holders of the First Priority Lien Obligations in connection with their mortgage on such property: (i) a policy or policies or marked-up unconditional binder of lender’s title insurance, paid for by the Issuer and the Note Guarantors, issued by a nationally recognized title insurance company, insuring the Lien of each mortgage as a valid Lien on the mortgaged property described therein, free of any title exceptions and other Liens except Permitted Liens, (ii) an as-is survey of the property subject to any such mortgage certified to the Issuer, Collateral Agent and the title company, meeting minimum standard detail requirements for ALTA/ACSM Land Title Surveys and dated (or redated) not earlier than six months prior to the date of delivery thereof under the Existing Credit Agreement, (iii) a customary Opinion of Counsel addressing such matters as were addressed in the comparable opinion provided to the holders of First Priority Lien Obligations, (iv) evidence of insurance required to be maintained pursuant to the mortgages and this Indenture, and (v) if required by applicable law, flood hazard determination certificates and, if required, notices to the record owner of any improvements in a special flood hazard area, together with evidence of acceptable flood insurance coverage.

(c) Notwithstanding the foregoing or the provisions of any other Note Document, (i) if perfected security interests in any property or any applicable Mortgage Deliverables are not provided on the Escrow Release Date, the Issuer and the Note Guarantors need not provide such security interests or applicable Mortgage Deliverables on such date, but shall use commercially reasonable efforts to provide such perfected security interests or Mortgage Deliverables within 120 days from such date and (ii) with respect to any mortgage required to be delivered by Section 11.01(b), such mortgage may be provided in the form of a new instrument and/or amendments to any existing instruments delivered in connection with any existing First Priority Lien Obligations so long as (A) the mortgagee under such existing instrument is the Collateral Agent or has otherwise agreed to act as agent for the holders of the Note Obligations, (B) the Lien on such assets securing the Notes Obligations is a First Priority Lien on such assets secured on a pari passu basis with such existing First Priority Lien Obligations pursuant to the terms of the First Lien Intercreditor Agreement, and (C) the Mortgage Deliverables are delivered in connection with the amendment to such existing instrument, provided if such mortgage is in the form of an amendment, the title policy may be in the form of an endorsement to the existing title insurance policy.

(d) If the Issuer or any Note Guarantor acquires any property that is required to be Collateral pursuant to Article IV, or any Restricted Subsidiary becomes a Note Guarantor that is required to pledge its assets as Collateral pursuant to Article IV, the Issuer or such Note Guarantor shall execute a joinder to an existing Security Document or enter into a new Security Document (in each case, to the extent necessary to cause such asset be so pledged), and take all steps necessary to validly perfect such Lien, subject to no prior Liens other than Permitted Liens (including the First Priority Liens on such assets). To the extent that the Issuer or such Note Guarantor are entering into a joinder, entering into a new Security Document, providing Mortgage Deliverables (in the case of real property) or taking other steps to perfect such Lien in order to secure First Priority Lien Obligations or ABL Obligations, the Issuer or such Note Guarantor may take the same steps in connection with this Indenture (with such changes as are appropriate to reflect the applicable priority of the Lien consistent with the terms of the Security Documents and the Liens being created on the Escrow Release Date), which shall satisfy the obligations hereunder, and the Trustee and the Collateral Agent, as applicable, are authorized and directed to execute any documentation consistent therewith.

(e) Following the Escrow Release Date, the Issuer and each Note Guarantor shall execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements or amendments or continuation statements in respect thereof), that may be required under any applicable law, to ensure that the Liens of the Security Documents on the Collateral remain perfected with the priority required by the Security Documents, all at the expense of the Issuer and Note Guarantors and provide to the Collateral Agent and the Trustee, from time to time upon reasonable request, evidence reasonably satisfactory to the Collateral Agent and the Trustee as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

Section 11.02. Collateral Agent. (a) The Collateral Agent is authorized and empowered to appoint one or more co-Collateral Agents as it deems necessary or appropriate.

(b) Subject to Section 7.01, neither the Trustee nor the Collateral Agent nor any of their respective officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any Collateral, for the legality, enforceability, effectiveness or sufficiency of the Security Documents, for the creation, perfection, priority, sufficiency or protection of any First Priority Lien, or for any defect or deficiency as to any such matters, or for any failure to demand, collect, foreclose or realize upon or otherwise enforce any of the First Priority Liens or Security Documents or any delay in doing so.

(c) The Collateral Agent (subject to the terms of the New Intercreditor Agreements and Junior Priority Intercreditor Agreements) will be subject to such directions as may be given it by the Trustee from time to time (as required or permitted by this Indenture). Except as directed by the Trustee as required or permitted by this Indenture and any other representatives, the Collateral Agent will not be obligated:

(i) to act upon directions purported to be delivered to it by any other Person;

(ii) to foreclose upon or otherwise enforce any First Priority Lien; or

(iii) to take any other action whatsoever with regard to any or all of the First Priority Liens, Security Documents or Collateral.

(d) The Collateral Agent will be accountable only for amounts that it actually receives as a result of the enforcement of the First Priority Liens or Security Documents.

(e) In acting as Collateral Agent or co-Collateral Agent, the Collateral Agent and each co-Collateral Agent may rely upon and enforce each and all of the rights, powers, immunities, indemnities and benefits of the Trustee under Article VII hereof.

(f) The Holders of Notes agree that the Collateral Agent shall be entitled to the rights, privileges, protections, immunities, indemnities and benefits provided to the Collateral Agent by the Security Documents. Furthermore, each Holder of a Note, by accepting such Note, consents to the terms of the New Intercreditor Agreements, the Junior Priority Intercreditor Agreements and the Security Documents described herein and in the Offering Circular and authorizes and directs the Trustee and the Collateral Agent to enter into and perform the New Intercreditor Agreements, the Junior Priority Intercreditor Agreements and the Security Documents.

(g) If the Issuer (i) Incurs First Priority Lien Obligations at any time when no intercreditor agreement is in effect or at any time when Indebtedness constituting First Priority Lien Obligations entitled to the benefit of an existing intercreditor agreement is concurrently retired, and (ii) delivers to the Collateral Agent an Officer’s Certificate so stating and requesting the Collateral Agent to enter into an intercreditor agreement in favor of a designated agent or representative for the holders of the First Priority Lien Obligations so Incurred, the Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement on terms substantially consistent with the terms of the First Lien Intercreditor Agreement, with such changes as are not materially adverse to the Holders of the Notes, bind the Holders on the terms set forth therein and perform and observe its obligations thereunder. If the Issuer (i) Incurs ABL Obligations at any time when no intercreditor agreement is in effect or at any time when Indebtedness constituting ABL Obligations entitled to the benefit of an existing intercreditor agreement is concurrently retired, and (ii) delivers to the Collateral Agent an Officer’s Certificate so stating and requesting the Collateral Agent to enter into an intercreditor agreement in favor of a designated agent or representative for the holders of the ABL Obligations so Incurred, the Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement on terms substantially consistent with the terms of the ABL Intercreditor Agreement, with such changes as are not materially adverse to the Holders of the Notes, bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

Section 11.03. Authorization of Actions to Be Taken. (a) Each Holder of Notes, by its acceptance thereof, consents and agrees to the terms of each Security Document, the New Intercreditor Agreements and the Junior Priority Intercreditor Agreements and authorizes and empowers the Trustee and the Collateral Agent to bind the Holders of Notes and other holders of Obligations as set forth in the Security Documents to which it is a party, the New Intercreditor Agreements and the Junior Priority Intercreditor Agreements and to perform its obligations and exercise its rights and powers thereunder, including by serving as “First Priority Representative” under and as defined in the Junior Priority Intercreditor Agreements, if and when applicable. Without limiting the foregoing, and notwithstanding anything to the contrary in this Indenture and the Security Documents (but subject to Sections 4.03 and 4.12), MPM and its Restricted Subsidiaries shall be permitted to enter into an ABL Facility (such entry, an “ABL Transaction”) on or after the Escrow Release Date. Upon the consummation of an ABL Transaction, (1) the Collateral for the Notes and the other First Priority Lien Obligations will be modified to reflect that (x) holders of the ABL Obligations will have a first priority security interest on the ABL Priority Collateral (and may have a second priority security interest in the Notes Priority Collateral) and holders of the Note Obligations and any Other First Priority Obligations will have a first priority security interest in the Notes Priority Collateral and a second priority security interest in the ABL Priority Collateral and (y) the Issuer and the Note Guarantors, the First Lien Collateral Agent, the ABL Facility Collateral Agent, the Trustee and the authorized representatives for any Other First Priority Lien Obligations shall execute and deliver an ABL Intercreditor Agreement implementing the terms thereof (or such other terms satisfactory to the parties thereto, so long as such other terms are not materially adverse to the interests of the Holders as compared to the terms contemplated herein); (2) the Notes Obligations, the other First Priority Lien Obligations or any ABL Obligations will all constitute First Priority Lien Obligations under the Junior Priority Intercreditor Agreements, and the Junior Priority Obligations will be secured by junior priority Liens on the Collateral (including the Notes Priority Collateral and the ABL Priority Collateral) securing the First Priority Lien Obligations or the ABL Obligations; and (3) the Issuer and the Note Guarantors shall pledge Collateral pursuant to the Security Documents to the First Lien Collateral Agent, which may consist of one collateral agent (under one security agreement) for the benefit of the holders of the ABL Obligations holding the Liens in respect of the Collateral and another collateral agent (under a separate security agreement) for the benefit of the holders of the Notes and the holders of the Other First-Priority Lien Obligations holding the Liens in respect of the Collateral on a pari passu basis (subject to the terms of the First Lien Intercreditor Agreement). For the avoidance of doubt, the First Lien Intercreditor Agreement shall remain in place (or, if one is not then effective, may be entered into at such time or at such future time as Other First Priority Lien Obligations are incurred) to govern the relative rights and remedies of the holders of the Notes and the holders of any Other First Priority Lien Obligations with respect to the Notes Priority Collateral that constitutes Common Collateral (and any Credit Agreement that is a credit facility constituting First Priority Lien Obligations may be designated the Designated Credit Agreement under the First Lien Intercreditor Agreement). The Trustee is hereby authorized to enter into and/or execute all amendments or modifications to the Security Documents or intercreditor agreements necessary or advisable (in the good faith opinion of MPM) to reflect such modified structure, without the consent of any Holders. At any time following entry into an ABL Transaction, MPM may terminate its ABL Facility and replace it with a Credit Agreement constituting a First Priority Lien Obligation, in which case the ABL Intercreditor Agreement shall be terminated, all Collateral shall be pledged on a first priority Lien basis to secure the Notes Obligations and all Other First Priority Lien Obligations, and a First Lien Intercreditor Agreement (containing terms substantially consistent with the form attached hereto) shall be put into place if not then in effect. In connection therewith, all amendments or modifications to the Security Documents necessary or advisable (in the good faith opinion of MPM) to reflect such modified structure shall be implemented, and the Trustee is hereby authorized to execute and deliver such amendments and modifications without the consent of any Holders.

(b) The Collateral Agent and the Trustee are authorized and empowered to receive for the benefit of the Holders of Notes and the holders of any Other First Priority Obligations, ABL Obligations and/or Junior Lien Obligations any funds collected or distributed under the Security Documents, the New Intercreditor Agreements and the Junior Priority Intercreditor Agreements to which the Collateral Agent or Trustee is a party and to make further distributions of such funds to the Holders of Notes, any Other First Priority Obligations, ABL Obligations and/or Junior Lien Obligations, according to the provisions of this Indenture, the Security Documents, the New Intercreditor Agreements and the Junior Priority Intercreditor Agreements.

(c) Subject to the provisions of Section 7.01, Section 7.02, the New Intercreditor Agreements and the Junior Priority Intercreditor Agreements, the Trustee may, in its sole discretion and without the consent of the Holders, direct, on behalf of the Holders, the Collateral Agent to take all actions it deems necessary or appropriate in order to:

(i) foreclose upon or otherwise enforce any or all of the First Priority Liens;

(ii) enforce any of the terms of the Security Documents to which the Collateral Agent or Trustee is a party; or

(iii) collect and receive payment of any and all Obligations hereunder. Subject to the New Intercreditor Agreements and the Junior Priority Intercreditor Agreements, the Trustee is authorized and empowered to institute and maintain, or direct the Collateral Agent to institute and maintain, such suits and proceedings as it may deem expedient to protect or enforce the First Priority Liens or the Security Documents to which the Collateral Agent or Trustee is a party or to prevent any impairment of Collateral by any acts that may be unlawful or in violation of the Security Documents to which the Collateral Agent or Trustee is a party or this Indenture, and such suits and proceedings as the Trustee or the Collateral Agent may deem expedient to preserve or protect its interests and the interests of the Holders of Notes in the Collateral, including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the First Priority Liens on the Collateral or be prejudicial to the interests of Holders, the Trustee or the Collateral Agent.

Section 11.04. Release of Collateral. (a) Subject to subsections (b) and (c) of this Section 11.04, the Collateral may be released from the First Priority Liens created by the Security Documents at any time or from time to time in accordance with the provisions of this Indenture, the Security Documents, the New Intercreditor Agreements and the Junior Priority Intercreditor Agreements. The applicable assets included in the Collateral shall be released from the First Priority Liens securing the Notes and the Note Guarantees at the Issuer’s sole cost and expense, under any one or more of the following circumstances:

(i) [Reserved];

(ii) to enable the Issuer and Note Guarantors to consummate the disposition of such property or assets to the extent not prohibited under the covenant described under Section 4.06;

(iii) in respect of the property and assets of a Note Guarantor, upon the designation of such Note Guarantor to be an Unrestricted Subsidiary in accordance with the covenant described under Section 4.04 and the definition of “Unrestricted Subsidiary”;

(iv) in respect of the property and assets of a Note Guarantor, upon the release or discharge of the Note Guarantee of such Note Guarantor in accordance with this Indenture;

(v) (1) after the Issuer’s entry into an ABL Facility, in respect of any property and assets of the Issuer or a Note Guarantor that would constitute ABL Priority Collateral but is at such time not subject to a Lien securing ABL Obligations, other than any assets or property that cease to be subject to a Lien securing ABL Obligations in connection with a release or discharge by or as a result of payment in full and termination of the ABL Facility; provided that if such property and assets are subsequently subject to a Lien securing ABL Obligations (other than Excluded Assets), such property and assets shall subsequently constitute Collateral hereunder; (2) in respect of any property and assets of the Issuer or a Note Guarantor that would constitute Collateral but is at such time not subject to a Lien securing First Priority Lien Obligations under a senior secured credit facility that constitutes the Designated Credit Agreement (to the extent there is such a facility at such time), other than any property or assets that cease to be subject to a Lien securing First Priority Lien Obligations in connection with a release or discharge by or as a result of payment in full and termination of such Designated Credit Agreement; provided that if such property and assets are subsequently subject to a Lien securing First Priority Lien Obligations (other than Excluded Assets), such property and assets shall subsequently constitute Collateral hereunder;

(vi) in the case of a Note Guarantor making a Transfer to any Restricted Subsidiary; provided that such Transfer is permitted by clause (y) of the last paragraph of Section 5.01;

(vii) pursuant to an amendment or waiver in accordance with Article IX;

(viii) if the Notes have been discharged or defeased pursuant to Section 8.01; and

(ix) upon the Issuer’s election to release any Collateral from the Liens securing the Notes and Guarantees pursuant to Section 4.17.

Upon the receipt of an Officer’s Certificate from the Issuer, as described in Section 11.04(b) below, if applicable, and any necessary or proper instruments of termination, satisfaction or release prepared by the Issuer, the Collateral Agent shall execute, deliver or acknowledge such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Security Documents, the New Intercreditor Agreements or the Junior Priority Intercreditor Agreements.

(b) Except as provided in the New Intercreditor Agreements, in connection with (x) any release of Collateral pursuant to Section 11.04(a)(i), (iii), (iv), (v) or (vi) above, such Collateral may not be released from the Lien and security interest created by the Security Documents and (y) any release of Collateral pursuant to Section 11.04(a)(ii), the Collateral Agent shall not be required to execute, deliver or acknowledge any instruments of termination, satisfaction or release, unless, in either case (x) or (y), an Officer’s Certificate and Opinion of Counsel certifying that all conditions precedent have been met and stating under which of the circumstances set forth in Section 11.04(a) above the Collateral is being released have been delivered to the Collateral Agent on or prior to the date of such release.

(c) At any time when a Default or Event of Default has occurred and is continuing and the maturity of the Notes has been accelerated (whether by declaration or otherwise) and the Trustee has delivered a notice of acceleration to the Collateral Agent, no release of Collateral pursuant to the provisions of this Indenture or the Security Documents will be effective as against the Holders, except as otherwise provided in the New Intercreditor Agreements or, subject to the terms of the New Intercreditor Agreements, in connection with the exercise of remedies by the Collateral Agent.

Section 11.05. Filing, Recording and Opinions. (a) The Issuer will comply with the provisions of TIA Sections 314(b), 314(c) and 314(d), in each case following qualification of this Indenture pursuant to the TIA and except to the extent not required as set forth in any Commission regulation or interpretation (including any no-action letter issued by the Staff of the Commission, whether issued to the Issuer or any other Person). Following such qualification, to the extent the Issuer is required to furnish to the Trustee and the Collateral Agent an Opinion of Counsel pursuant to TIA Section 314(b)(2), the Issuer will furnish such opinion not more than 60 but not less than 30 days prior to each December 30.

Any release of Collateral permitted by Section 11.04 hereof will be deemed not to impair the Liens under this Indenture and the Security Documents in contravention thereof and any Person that is required to deliver an Officer’s Certificate or Opinion of Counsel pursuant to Section 314(d) of the TIA shall be entitled to rely upon the foregoing as a basis for delivery of such certificate or opinion. The Trustee may, to the extent permitted by Section 7.01 and 7.02 hereof, accept as conclusive evidence of compliance with the foregoing provisions the appropriate statements contained in such documents and Opinion of Counsel.

If any Collateral is released in accordance with this Indenture, the New Intercreditor Agreements, the Junior Priority Intercreditor Agreements or any Security Document and if the Issuer has delivered the certificates and documents required by the Security Documents and Section 11.04, the Trustee will determine whether it has received all documentation required by TIA Section 314(d) in connection with such release and, based on such determination and the Opinion of Counsel delivered pursuant to Section 11.04, will, upon request, deliver a certificate to the Collateral Agent setting forth such determination.

Notwithstanding anything to the contrary herein, the Issuer and its Subsidiaries will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act if they determine, in good faith based on advice of counsel, that under the terms of that section and/or any interpretation or guidance as to the meaning thereof of the Commission and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) of the Trust Indenture Act is inapplicable to the released Collateral.

Without limiting the generality of the foregoing, certain no action letters issued by the Commission have permitted an indenture qualified under the Trust Indenture Act to contain provisions permitting the release of collateral from Liens under such indenture in the ordinary course of business without requiring the issuer to provide certificates and other documents under Section 314(d) of the Trust Indenture Act.

Section 11.06. [Reserved].

Section 11.07. Release Upon Termination of the Issuer’s Obligations. In the event that (i) the Issuer delivers to the Trustee, in form and substance acceptable to it, an Officer’s Certificate and Opinion of Counsel certifying that all the obligations under this Indenture, the Notes and the Security Documents have been satisfied and discharged by the payment in full of the Issuer’s obligations under the Notes, this Indenture and the Security Documents, and all such obligations have been so satisfied, or (ii) a discharge, legal defeasance or covenant defeasance of this Indenture occurs under Article VIII, the Trustee shall deliver to the Issuer and the Collateral Agent a notice stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Collateral, and any rights it has under the Security Documents, and upon receipt by the Collateral Agent of such notice, the Collateral Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Trustee and shall do or cause to be done all acts reasonably necessary to release such Lien as soon as is reasonably practicable.

Section 11.08. Designations. Except as provided in the next sentence, for purposes of the provisions hereof , the Junior Priority Intercreditor Agreements and the New Intercreditor Agreements requiring the Issuer to designate Indebtedness for the purposes of the terms First Priority Lien Obligations, Other First Priority Obligations, ABL Obligations, Junior Lien Obligations or any other such designations hereunder or under the New Intercreditor Agreements or the Junior Priority Intercreditor Agreements, any such designation shall be sufficient if the relevant designation provides in writing that such First Priority Lien Obligations, Other First Priority Obligations, ABL Obligations, Junior Lien Obligations or such other designations are permitted under this Indenture and is signed on behalf of the Issuer by an Officer and delivered to the Trustee, the Collateral Agent, the New First Priority Representative and the representative with respect to Junior Lien Obligations. For all purposes hereof and the Junior Priority Intercreditor Agreements, (a) the Issuer hereby designates the Obligations pursuant to the Old Second Lien Notes Indenture as in effect on the Issue Date as Junior Lien Obligations, and (b) the Issuer hereby designates the Notes and all Obligations owed hereunder as First Priority Lien Obligations, in each case effective as of the Escrow Release Date.

ARTICLE XII

Note Guarantees

Section 12.01. Note Guarantees. (a) Prior to the Escrow Release Date, the Notes will be guaranteed by MPM TopCo on the terms set forth below. Upon the MPM Assumption, the Note Guarantee by MPM TopCo will be automatically released. On the Escrow Release Date, each Note Guarantor, by executing a Supplemental Indenture, will guarantee the Notes on the terms set forth below. Each Note Guarantor hereby jointly and severally, irrevocably and unconditionally guarantees on a senior basis, as a primary obligor and not merely as a surety, to each Holder and to the Trustee and its successors and assigns (i) the full and punctual payment when due, whether at Stated Maturity, by acceleration, by redemption or otherwise, of all obligations of the Issuer under this Indenture (including obligations to the Trustee) and the Notes, whether for payment of principal of, premium, if any, or interest on the Notes and all other monetary obligations of the Issuer under this Indenture and the Notes and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Issuer whether for fees, expenses, indemnification or otherwise under this Indenture and the Notes (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Note Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from each such Note Guarantor, and that each such Note Guarantor shall remain bound under this Article XII notwithstanding any extension or renewal of any Guaranteed Obligation.

(b) Each Note Guarantor waives presentation to, demand of payment from and protest to the Issuer of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Note Guarantor waives notice of any Default under the Notes or the Guaranteed Obligations. The obligations of each Note Guarantor hereunder shall not be affected by (i) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Issuer or any other Person under this Indenture, the Notes or any other agreement or otherwise; (ii) any extension or renewal of this Indenture, the Notes or any other agreement; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (iv) the release of any security held by the Collateral Agent for the benefit of the Holders and the Trustee for the Guaranteed Obligations or any Note Guarantor; (v) the failure of any Holder or Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (vi) any change in the ownership of such Note Guarantor, except in each case as provided in Section 12.02(b).

(c) Each Note Guarantor hereby waives any right to which it may be entitled to have its obligations hereunder divided among the Note Guarantors, such that such Note Guarantor’s obligations would be less than the full amount claimed. Each Note Guarantor hereby waives any right to which it may be entitled to have the assets of the Issuer first be used and depleted as payment of the Issuer’s or such Note Guarantor’s obligations hereunder prior to any amounts being claimed from or paid by such Note Guarantor hereunder. Each Note Guarantor hereby waives any right to which it may be entitled to require that the Issuer be sued prior to an action being initiated against such Note Guarantor.

(d) Each Note Guarantor further agrees that its Note Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by the Collateral Agent on behalf of the Holders and the Trustee to any security held for payment of the Guaranteed Obligations.

(e) Except as expressly set forth in Sections 8.01(b), 12.02 and 12.06, the obligations of each Note Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Note Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Note Guarantor or would otherwise operate as a discharge of any Note Guarantor as a matter of law or equity.

(f) Each Note Guarantor agrees that its Note Guarantee shall remain in full force and effect until payment in full of all the Guaranteed Obligations. Each Note Guarantor further agrees that its Note Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Issuer or otherwise.

(g) In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against any Note Guarantor by virtue hereof, upon the failure of the Issuer to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Note Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (i) the unpaid principal amount of such Guaranteed Obligations, (ii) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by applicable law) and (iii) all other monetary obligations of the Issuer to the Holders and the Trustee.

(h) Each Note Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any Guaranteed Obligations guaranteed hereby until payment in full of all Guaranteed Obligations. Each Note Guarantor further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (i) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in Article VI for the purposes of any Note Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article VI, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Note Guarantor for the purposes of this Section 12.01.

(i) Each Note Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Section 12.01.

(j) Upon request of the Trustee, each Note Guarantor shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

Section 12.02. Limitation on Liability. (a) Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by any Note Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering this Indenture, as it relates to such Note Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

(b) A Note Guarantee as to any Note Guarantor shall terminate and be of no further force or effect and such Note Guarantor shall be deemed to be released from all obligations under this Article XII upon:

(i) the sale, disposition or other transfer (including through merger or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Note Guarantor is no longer a Restricted Subsidiary) or all or substantially all the assets of the applicable Note Guarantor if such sale, disposition or other transfer is made in compliance with this Indenture and such Note Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, the Credit Agreement and any other Indebtedness of the Issuer or any Note Guarantor,

(ii) the Issuer designating such Note Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth under Section 4.04 and the definition of “Unrestricted Subsidiary,”

(iii) in the case of any Restricted Subsidiary that after the Issue Date is required to guarantee the Notes pursuant to Section 4.11, the release or discharge of the guarantee by such Restricted Subsidiary of Indebtedness or the repayment of the Indebtedness, in each case, which resulted in the obligation to guarantee the Notes, and

(iv) the Issuer’s exercise of its defeasance options under Article VIII, or if the Issuer’s obligations under this Indenture are discharged in accordance with the terms of this Indenture.

In addition, MPM TopCo’s Note Guarantee will be automatically released upon the MPM Assumption.

A Note Guarantee also shall be automatically released upon the applicable Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing the ABL Facility or First Priority Lien Obligations or other exercise of remedies in respect thereof.

Section 12.03. Successors and Assigns. This Article XII shall be binding upon each Note Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

Section 12.04. No Waiver. Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article XII shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article XII at law, in equity, by statute or otherwise.

Section 12.05. Modification. No modification, amendment or waiver of any provision of this Article XII, nor the consent to any departure by any Note Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Note Guarantor in any case shall entitle such Note Guarantor to any other or further notice or demand in the same, similar or other circumstances.

Section 12.06. Execution of Supplemental Indenture for Future Note Guarantors. Each Subsidiary and other Person which is required to become a Note Guarantor pursuant to Section 4.11 on and after the MPM Assumption shall promptly execute and deliver to the Trustee a supplemental indenture in the form of Exhibit D hereto pursuant to which such Subsidiary or other Person shall become a Note Guarantor under this Article XII and shall guarantee the Guaranteed Obligations. Concurrently with the execution and delivery of such supplemental indenture, the Issuer shall deliver to the

Trustee an Opinion of Counsel and an Officer’s Certificate to the effect that such supplemental indenture has been duly authorized, executed and delivered by such Subsidiary or other Person and that, subject to the application of bankruptcy, insolvency, moratorium, fraudulent conveyance or transfer and other similar laws relating to creditors’ rights generally and to the principles of equity, whether considered in a proceeding at law or in equity, the Note Guarantee of such Note Guarantor is a valid and binding obligation of such Note Guarantor, enforceable against such Note Guarantor in accordance with its terms and/or to such other matters as the Trustee may reasonably request.

Section 12.07. Non-Impairment. The failure to endorse a Note Guarantee on any Note shall not affect or impair the validity thereof.

ARTICLE XIII

Miscellaneous

Section 13.01. Trust Indenture Act Controls. If and to the extent that any provision of this Indenture limits, qualifies or conflicts with the duties imposed by, or with another provision (an “incorporated provision”) included in this Indenture by operation of, Sections 310 to 318 of the TIA, inclusive, such imposed duties or incorporated provision shall control.

Section 13.02. Notices. (a) Any notice or communication required or permitted hereunder shall be in writing and delivered in person, via facsimile or mailed by first-class mail addressed as follows:

if to the Issuer or a Note Guarantor:

Momentive Performance Materials Inc.

22 Corporate Woods Blvd.

Albany, New York 12211-2374

Attention: Chief Financial Officer

Facsimile: 518-533-4609

if to the Trustee:

The Bank of New York Mellon Trust Company, N.A.

525 William Penn Place, 38th floor

Pittsburgh, Pennsylvania 15259

Attention: Momentive Performance Materials Inc. Account Manager

Facsimile: 412-234-7535

The Issuer or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

(b) Any notice or communication delivered to a Holder shall be delivered electronically or mailed by first-class mail, to the Holder at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so delivered within the time prescribed.

(c) Failure to deliver a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is delivered in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee are effective only if received.

Section 13.03. Communication by the Holders with Other Holders. The Holders may communicate pursuant to Section 312(b) of the TIA with other Holders with respect to their rights under this Indenture or the Notes. The Issuer, the Trustee, the Registrar and other Persons shall have the protection of Section 312(c) of the TIA.

Section 13.04. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer to the Trustee or the Collateral Agent to take or refrain from taking any action under this Indenture, the Issuer shall furnish to the Trustee or the Collateral Agent at the request of the Trustee or the Collateral Agent, as applicable:

(a) an Officer’s Certificate in form reasonably satisfactory to the Trustee or the Collateral Agent, as applicable stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) an Opinion of Counsel in form reasonably satisfactory to the Trustee or the Collateral Agent, as applicable stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

Section 13.05. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture (other than pursuant to Section 4.09) shall include:

(a) a statement that the individual making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

Section 13.06. When Notes Disregarded. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, any Note Guarantor or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer or any Note Guarantor shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which the Trustee knows are so owned shall be so disregarded. Subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

Section 13.07. Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by or a meeting of the Holders. The Registrar and a Paying Agent may make reasonable rules for their functions.

Section 13.08. Legal Holidays. If a payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue on any amount that would have been otherwise payable on such payment date if it were a Business Day for the intervening period. If a regular record date is not a Business Day, the record date shall not be affected.

Section 13.09. GOVERNING LAW. THIS INDENTURE AND THE SECURITIES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

Section 13.10. No Recourse Against Others. No affiliate, director, officer, employee, manager, incorporator or holder of any Equity Interests in the Issuer or of any Note Guarantor or any direct or indirect parent corporation, as such, shall have any liability for any obligations of the Issuer or any Note Guarantor under the Notes, this Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 13.11. Successors. All agreements of the Issuer and each Note Guarantor in this Indenture and the Notes shall bind its successors. All agreements of the Trustee and the Collateral Agent in this Indenture shall bind its successors.

Section 13.12. Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture.

Section 13.13. Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 13.14. Indenture Controls. If and to the extent that any provision of the Notes limits, qualifies or conflicts with a provision of this Indenture, such provision of this Indenture shall control.

Section 13.15. Severability. In case any provision in this Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 13.16. Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

Section 13.17. Waiver of Jury Trial. Each of the Issuer, the Note Guarantors and the Trustee hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Indenture, the Notes or the transactions contemplated hereby.

ARTICLE XIV

Section 14.01. MPM Assumption. Notwithstanding anything in this Indenture, MPM may assume all obligations of the Escrow Issuers in respect of the Notes and this Indenture as if MPM had itself issued such Notes pursuant to the MPM Assumption so long as MPM shall have:

(a) executed and delivered to the Trustee a supplemental indenture substantially in the form of Exhibit E pursuant to which MPM shall have assumed the Escrow Issuers’ Obligations under the Notes and this Indenture and each Restricted Subsidiary of MPM required to become a Note Guarantor has executed and delivered to the Trustee a Supplemental Indenture substantially in the form of Exhibit E pursuant to which they become Note Guarantors;

(b) executed and delivered to the Initial Purchasers each of the Registration Rights Agreement and a joinder to the Purchase Agreement; and

(c) delivered the certificates required under the Escrow Agreement as to MPM’s satisfaction of all Escrow Conditions.

Section 14.02. Covenants. Following the MPM Assumption, the provisions of Article IV shall be deemed to have been applicable MPM and its Restricted Subsidiaries beginning on the Issue Date and, to the extent that MPM and its Restricted Subsidiaries took any action or inaction after the Issue Date and prior to the MPM Assumption that is prohibited by the Indenture, the Issuer shall be deemed to be in Default on such date.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

MPM ESCROW LLC

By:	/s/ George F. Knight
	Name:	George F. Knight
	Title:	Chief Financial Officer, Senior Vice President – Finance, and Treasurer

MPM FINANCE ESCROW CORP.

By:	/s/ George F. Knight
	Name:	George F. Knight
	Title:	Chief Financial Officer, Senior Vice President – Finance, and Treasurer

MPM TOPCO LLC

By:	/s/ William H. Carter
	Name:	William H. Carter
	Title:	Executive Vice President and Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Medita Vucic
	Name:	Medita Vucic
	Title:	Vice President

APPENDIX A

PROVISIONS RELATING TO INITIAL NOTES, PRIVATE EXCHANGE NOTES AND

EXCHANGE NOTES

1. Definitions.

1.1 Definitions.

For the purposes of this Appendix A the following terms shall have the meanings indicated below:

“Additional Interest” has the meaning set forth in the Registration Rights Agreement.

“Clearstream” means Clearstream Banking, société anonyme or any successor or securities clearing agency.

“Definitive Note” means a certificated Initial Note or Private Exchange Note or Exchange Note (bearing the Restricted Notes Legend if the transfer of such Note is restricted by applicable law) that does not include the Global Notes Legend.

“Depository” means The Depository Trust Company, its nominees and their respective successors.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear Clearance System or any successor securities clearing agency.

“Global Notes Legend” means the legend set forth under that caption in the applicable Exhibit to this Indenture.

“IAI” means an institutional “accredited investor” as described in Rule 501(a)(l), (2), (3) or (7) under the Securities Act.

“Initial Purchasers” means J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., UBS Securities LLC, BMO Capital Markets Corp., Morgan Stanley & Co. LLC, Merrill Lynch, Pierce Fenner & Smith Incorporated and Apollo Global Securities, LLC.

“Notes Custodian” means the custodian with respect to a Global Note (as appointed by the Depository) or any successor person thereto, who shall initially be the Trustee.

“Private Exchange” means the offer by the Issuer, pursuant to the Registration Rights Agreement, to the Initial Purchasers to issue and deliver to each such Initial Purchaser, in exchange for the Original Notes held by such Initial Purchaser as part of the initial distribution of such Original Notes, a like aggregate amount of Private Exchange Notes.

Appendix A-1

“Private Exchange Notes” means any private exchange notes issued in exchange for the Original Notes in connection with a Private Exchange.

“Purchase Agreement” means (a) with respect to the Original Notes issued on the Issue Date, the Purchase Agreement dated October 11, 2012 among the Issuer, MPM TopCo and the Representatives of the Initial Purchasers and (b) any other similar purchase agreement relating to Additional Notes.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Registered Exchange Offer” means the offer by the Issuer, pursuant to the Registration Rights Agreement, to certain Holders of Initial Notes, to issue and deliver to such Holders, in exchange for their Initial Notes, a like aggregate principal amount of Exchange Notes registered under the Securities Act.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Notes” means all Initial Notes offered and sold outside the United States in reliance on Regulation S.

“Restricted Notes Legend” means the legend set forth in Section 2.2(f)(i) herein.

“Restricted Period,” with respect to any Notes, means the period of 40 consecutive days beginning on and including the later of (a) the day on which such Notes are first offered to Persons other than distributors (as defined in Regulation S under the Securities Act) in reliance on Regulation S, notice of which day shall be promptly given by the Issuer, the Trustee, and (b) the Issue Date, and with respect to any Additional Notes that are Transfer Restricted Definitive Notes, it means the comparable period of 40 consecutive days.

“Rule 501” means Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Rule 144A” means Rule 144A under the Securities Act.

“Rule 144A Notes” means all Initial Notes offered and sold to QIBs in reliance on Rule 144A.

“Shelf Registration Statement” means a registration statement filed by the Issuer in connection with the offer and sale of Initial Notes or Private Exchange Notes pursuant to the Registration Rights Agreement.

“Transfer Restricted Definitive Notes” means Definitive Notes that bear or are required to bear or are subject to the Restricted Notes Legend.

“Transfer Restricted Global Notes” means Global Notes that bear or are required to bear or are subject to the Restricted Notes Legend.

“Unrestricted Definitive Notes” means Definitive Notes that are not required to bear, or are not subject to, the Restricted Notes Legend.

Appendix A-2

“Unrestricted Global Notes” means Global Notes that that are not required to bear, or are not subject to, the Restricted Notes Legend.

1.2 Other Definitions.

Term	Defined in Section
Agent Members	2.1(b)
Global Notes	2.1(b)
IAI Global Notes	2.1(b)
Regulation S Global Notes	2.1(b)
Rule 144A Global Notes	2.1(b)
Regulation S Permanent Global Note	2.1(b)
Regulation S Temporary Global Note	2.1(b)

2. The Notes.

2.1 Form and Dating; Global Notes.

(a) The Initial Notes issued on the date hereof will be offered and sold by the Issuer pursuant to the Purchase Agreement. The Initial Notes will be resold initially by the Initial Purchasers only (1) in the United States to Persons who are QIBs as defined in Rule 144A and (2) outside the United States to Persons other than U.S. Persons (as defined in Regulation S) in reliance on Regulation S. Such Initial Notes may thereafter be transferred to, among others, QIBs and purchasers in reliance on Regulation S and, except as set forth below, IAIs in accordance with Rule 501. Additional Notes offered after the date hereof may be offered and sold by the Issuer from time to time pursuant to one or more purchase agreements or exchange offers in accordance with applicable law.

(b) Global Notes. (i) Rule 144A Notes initially shall be represented by one or more Notes in definitive, fully registered, global form without interest coupons (collectively, the “Rule 144A Global Notes”).

Regulation S Notes initially shall be represented by one or more Notes in fully registered, global form without interest coupons (collectively, the “Regulation S Temporary Global Note” and, together with the Regulation S Permanent Global Note (defined below), the “Regulation S Global Notes”), which, in the case of Initial Notes, shall be registered in the name of the Depository or the nominee of the Depository.

In the case of Initial Notes, one or more Global Notes in fully registered form without interest coupons and bearing the Global Notes Legend and the Restricted Notes Legend (collectively, the “IAI Global Notes”) shall also be issued on or after the Issue Date, deposited with the Notes Custodian, and registered in the name of the Depository or a nominee of the Depository, duly executed by the Issuer and authenticated by the Trustee as provided in the Indenture to accommodate transfers of beneficial interests in the Notes to IAIs subsequent to the initial distribution.

The Restricted Period shall be terminated upon certification in form reasonably satisfactory to the Trustee, if required, that beneficial ownership interests in the Regulation S

Appendix A-3

Temporary Global Note are owned either by non-U.S. Persons or U.S. Persons who purchased such interests in a transaction that did not require registration under the Securities Act (except to the extent of any beneficial owners thereof who acquired an interest therein during the Restricted Period pursuant to another exemption from registration under the Securities Act and who shall take delivery of a beneficial ownership interest in a 144A Global Note bearing a Restricted Notes Legend, all as contemplated by this Appendix A).

Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note shall be exchanged for beneficial interests in a permanent Global Note (the “Regulation S Permanent Global Note”) pursuant to the applicable procedures of the Depository. Simultaneously with the authentication of the Regulation S Permanent Global Note, the Trustee shall cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depository or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

The term “Global Notes” means the Rule 144A Global Notes and the Regulation S Global Notes. The Global Notes shall bear the Global Note Legend. In the case of Initial Notes, the Global Notes initially shall (i) be registered in the name of the Depository or the nominee of such Depository, in each case for credit to an account of an Agent Member, (ii) be delivered to the Trustee as custodian for such Depository and (iii) bear the Restricted Notes Legend.

Members of, or direct or indirect participants in, the Depository, Euroclear and Clearstream (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository or the Trustee as its custodian or under the Global Notes. The Depository may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of the Global Notes for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository, or impair, as between the Depository, Euroclear or Clearstream and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

(ii) Transfers of Global Notes shall be limited to transfers in whole, but not in part, to the Depository, its successors or its respective nominees. Interests of beneficial owners in the Global Notes may be transferred or exchanged for Definitive Notes only in accordance with the applicable rules and procedures of the Depository and the provisions of Section 2.2. In addition, a Global Note shall be exchangeable for Definitive Notes if (x) in the case of Initial Notes, the Depository (a) notifies the Issuer that it is unwilling or unable to continue as depository for such Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act and in each case a successor depository is not appointed, (y) the Issuer, at its option and subject to the procedures of the Depository, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes or (z) there shall have occurred and be continuing an Event of Default with respect to the Notes; provided that in no event shall the Regulation S Temporary Global Note be exchanged by the Issuer for Definitive Notes prior to (x) the expiration of the Restricted Period and (y) the receipt by the Registrar of any certificates required

Appendix A-4

pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act. In all cases, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein shall be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depository in accordance with its customary procedures.

(iii) In connection with the transfer of a Global Note as an entirety to beneficial owners pursuant to subsection (i) of this Section 2.1(b), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Issuer shall execute, and the Trustee shall authenticate and make available for delivery, to each beneficial owner identified by the Depository in writing in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.

(iv) Any Transfer Restricted Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.2 shall, except as otherwise provided in Section 2.2, bear the Restricted Notes Legend.

(v) Notwithstanding the foregoing, through the Restricted Period, a beneficial interest in a Regulation S Global Note may be held only through the Depository unless delivery is made in accordance with the applicable provisions of Section 2.2.

(vi) The Holder of any Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

2.2 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except as set forth in Section 2.1(b). Global Notes will not be exchanged by the Issuer for Definitive Notes except under the circumstances described in Section 2.1(b)(ii). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.08 and 2.10 of this Indenture. Beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.2(b) or 2.2(g).

(b) Transfer and Exchange of Beneficial Interests in Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depository, in accordance with the provisions of this Indenture and the applicable rules and procedures of the Depository. Beneficial interests in Transfer Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Beneficial interests in Global Notes shall be transferred or exchanged only for beneficial interests in Global Notes. Transfers and exchanges of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Transfer Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Transfer Restricted Global Note in accordance with the transfer restrictions set forth in the Restricted Notes Legend; provided, however, that prior to the expiration of the Restricted

Appendix A-5

Period, transfers of beneficial interests in a Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person. A beneficial interest in an Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.2(b)(i).

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests in any Global Note that is not subject to Section 2.2(b)(i), the transferor of such beneficial interest must deliver to the Registrar (1) a written order from an Agent Member given to the Depository in accordance with the applicable rules and procedures of the Depository, directing the Registrar to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the applicable rules and procedures of the Depository, containing information regarding the Agent Member account to be credited with such increase. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note pursuant to Section 2.2(g).

(iii) Transfer of Beneficial Interests to Another Transfer Restricted Global Note. A beneficial interest in a Transfer Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Transfer Restricted Global Note if the transfer complies with the requirements of Section 2.2(b)(ii) above and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in a Rule 144A Global Note, then the transferor must deliver a certificate in the form attached to the applicable Note;

(B) in the case of Initial Notes only, if the transferee will take delivery in the form of a beneficial interest in an IAI Global Note, then the transferor must deliver a certificate in the form attached to the applicable Note; and

(C) if the transferee will take delivery in the form of a beneficial interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form attached to the applicable Note.

In the case of a transfer of a beneficial interest in either the Regulation S Temporary Global Note, the Regulation S Permanent Global Note or a Rule 144A Global Note for an interest in an IAI Global Note, the transferee must furnish a signed letter in the form of Exhibit C to the Trustee.

(iv) Transfer and Exchange of Beneficial Interests in a Transfer Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in a Transfer Restricted Global Note may be exchanged by any holder

Appendix A-6

thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.2(b)(ii) above and the Registrar receives the following:

(A) if the holder of such beneficial interest in a Transfer Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form attached to the applicable Note; or

(B) if the holder of such beneficial interest in a Transfer Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form attached to the applicable Note, and, in each such case, if the Issuer or the Registrar so requests or if the applicable rules and procedures of the Depository so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend are no longer required in order to maintain compliance with the Securities Act. If any such transfer or exchange is effected pursuant to this subparagraph (iv) at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of a written order of the Issuer in the form of an Officer’s Certificate in accordance with Section 2.01, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred or exchanged pursuant to this subparagraph (iv).

(v) Transfer and Exchange of Beneficial Interests in an Unrestricted Global Note for Beneficial Interests in a Transfer Restricted Global Note. Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Transfer Restricted Global Note.

(c) Transfer and Exchange of Beneficial Interests in Global Notes for Definitive Notes. A beneficial interest in a Global Note may not be exchanged for a Definitive Note except under the circumstances described in Section 2.l(b)(ii). A beneficial interest in a Global Note may not be transferred to a Person who takes delivery thereof in the form of a Definitive Note except under the circumstances described in Section 2.1(b)(ii).

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests in Global Notes. Transfers and exchanges of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i), (ii) or (iii) below, as applicable:

(i) Transfer Restricted Definitive Notes to Beneficial Interests in Transfer Restricted Global Notes. If any Holder of a Transfer Restricted Definitive Note proposes to exchange such Transfer Restricted Definitive Note for a beneficial interest in

Appendix A-7

a Transfer Restricted Global Note or to transfer such Transfer Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Transfer Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Transfer Restricted Definitive Note proposes to exchange such Transfer Restricted Definitive Note for a beneficial interest in a Transfer Restricted Global Note, a certificate from such Holder in the form attached to the applicable Note;

(B) if such Transfer Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate from such Holder in the form attached to the applicable Note;

(C) if such Transfer Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate from such Holder in the form attached to the applicable Note;

(D) if such Transfer Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate from such Holder in the form attached to the applicable Note;

(E) in the case of Initial Notes only, if such Transfer Restricted Definitive Note is being transferred to an IAI in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate from such Holder in the form attached to the applicable Note, including the certifications, certificates and Opinion of Counsel, if applicable; or

(F) if such Transfer Restricted Definitive Note is being transferred to the Issuer or a Subsidiary thereof, a certificate from such Holder in the form attached to the applicable Note;

the Trustee shall cancel the Transfer Restricted Definitive Note, and increase or cause to be increased the aggregate principal amount of the appropriate Transfer Restricted Global Note.

(ii) Transfer Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Transfer Restricted Definitive Note may exchange such Transfer Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note or transfer such Transfer Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A) if the Holder of such Transfer Restricted Definitive Note proposes to exchange such Transfer Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form attached to the applicable Note; or

Appendix A-8

(B) if the Holder of such Transfer Restricted Definitive Notes proposes to transfer such Transfer Restricted Definitive Note to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form attached to the applicable Note, and, in each such case, if the Issuer or the Registrar so requests or if the applicable rules and procedures of the Depository so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend are no longer required in order to maintain compliance with the Securities Act. Upon satisfaction of the conditions of this subparagraph (ii), the Trustee shall cancel the Transfer Restricted Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note. If any such transfer or exchange is effected pursuant to this subparagraph (ii) at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of a written order of the Issuer in the form of an Officer’s Certificate, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of Transfer Restricted Definitive Notes transferred or exchanged pursuant to this subparagraph (ii).

(iii) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Unrestricted Definitive Note for a beneficial interest in an Unrestricted Global Note or transfer such Unrestricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes. If any such transfer or exchange is effected pursuant to this subparagraph (iii) at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of a written order of the Issuer in the form of an Officer’s Certificate, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of Unrestricted Definitive Notes transferred or exchanged pursuant to this subparagraph (iii).

(iv) Unrestricted Definitive Notes to Beneficial Interests in Transfer Restricted Global Notes. An Unrestricted Definitive Note cannot be exchanged for, or transferred to a Person who takes delivery thereof in the form of, a beneficial interest in a Transfer Restricted Global Note.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.2(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the

Appendix A-9

Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.2(e).

(i) Transfer Restricted Definitive Notes to Transfer Restricted Definitive Notes. A Transfer Restricted Definitive Note may be transferred to and registered in the name of a Person who takes delivery thereof in the form of a Transfer Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to Rule 144A under the Securities Act, a certificate in the form attached to the applicable Note;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904 under the Securities Act, a certificate in the form attached to the applicable Note;

(C) if the transfer will be made pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate in the form attached to the applicable Note;

(D) in the case of Initial Notes only, if the transfer will be made to an IAI in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (A) through (D) above, a certificate in the form attached to the applicable Note; and

(E) if such transfer will be made to the Issuer or a Subsidiary thereof, a certificate in the form attached to the applicable Note.

(ii) Transfer Restricted Definitive Notes to Unrestricted Definitive Notes. Any Transfer Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(1) if the Holder of such Transfer Restricted Definitive Note proposes to exchange such Transfer Restricted Definitive Note for an Unrestricted Definitive Note, a certificate from such Holder in the form attached to the applicable Note; or

(2) if the Holder of such Transfer Restricted Definitive Note proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form attached to the applicable Note, and, in each such case, if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend are no longer required in order to maintain compliance with the Securities Act.

Appendix A-10

(iv) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of an Unrestricted Definitive Note may transfer such Unrestricted Definitive Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note at any time. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(v) Unrestricted Definitive Notes to Transfer Restricted Definitive Notes. An Unrestricted Definitive Note cannot be exchanged for, or transferred to a Person who takes delivery thereof in the form of, a Transfer Restricted Definitive Note.

(f) Legend.

(i) Except as permitted by the following paragraphs (ii), (iii) or (iv),

(A) each Note certificate evidencing the Global Notes and the Definitive Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only):

This Note (or its predecessor) was originally issued in a transaction exempt from registration under the United States Securities Act of 1933, as amended (the “Securities Act”) and this Note may not be offered, sold or otherwise transferred, pledged, encumbered or otherwise disposed of in the absence of such registration or an applicable exemption therefrom. Each holder of this Note is hereby notified that the seller of this Note may be relying on the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A thereunder. The holder of this Note agrees on its own behalf and on behalf of any investor account for which it has purchased notes, for the benefit of the company, that (a) this Note may be offered, resold, pledged or otherwise transferred only (i) in the United States to a person whom the seller reasonably believes is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) in a transaction meeting the requirements of Rule 144A, (ii) outside the United States in an offshore transaction in accordance with Rule 904 under the Securities Act, (iii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), (iv) pursuant to an effective registration statement under the Securities Act, (v) to the company or any of its subsidiaries, or (vi) to an institutional “accredited investor” (as defined in Rule 50l(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) that, prior to such transfer, furnishes the trustee a signed letter containing certain representations and agreements relating to the transfer of notes and, if such transfer is in respect of an aggregate principal amount of notes less than $250,000, an opinion of counsel acceptable to the Issuer and the Trustee that such transfer is in compliance with the Securities Act, in each of cases (i) through (vi) in accordance with any applicable securities laws of any state of the United States, and (b) the holder will, and each subsequent holder is required to, notify any holder of this Note from it of the resale restrictions referred to in (a) above.

Appendix A-11

[For Regulation S only] [This Note (or its predecessor) was originally issued in a transaction exempt from registration under the Securities Act, and may not be transferred in the United States or to, or for the account or benefit of, any U.S. person except pursuant to an available exemption from the registration requirements of the Securities Act and all applicable state securities laws. Terms used above have the meanings given to them in Regulation S under the Securities Act.]

(B) Each Definitive Note shall bear the following additional legend:

In connection with any transfer, the holder will deliver to the Registrar and transfer agent such certificates and other information as such transfer agent may reasonably require to confirm that the transfer complies with the foregoing restrictions.

(ii) Upon any sale or transfer of a Transfer Restricted Definitive Note, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Definitive Note for a Definitive Note that does not bear the legends set forth above and rescind any restriction on the transfer of such Transfer Restricted Definitive Note if the Holder certifies in writing to the Registrar that its request for such exchange was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Initial Note).

(iii) After a transfer of any Initial Notes or Private Exchange Notes during the period of the effectiveness of a Shelf Registration Statement with respect to such Initial Notes or Private Exchange Notes, all requirements pertaining to the Restricted Notes Legend on such Initial Notes or Private Exchange Notes shall cease to apply and the requirements that any such Initial Notes or Private Exchange Notes be issued in global form shall continue to apply.

(iv) Upon the consummation of a Registered Exchange Offer with respect to the Initial Notes pursuant to which Holders of such Initial Notes are offered Exchange Notes in exchange for their Initial Notes, all requirements pertaining to Initial Notes that Initial Notes be issued in global form shall continue to apply, and Exchange Notes in global form without the Restricted Notes Legend shall be available to Holders that exchange such Initial Notes in such Registered Exchange Offer.

(v) Upon a sale or transfer after the expiration of the Restricted Period of any Initial Note acquired pursuant to Regulation S, all requirements that such Initial Note bear the Restricted Notes Legend shall cease to apply and the requirements requiring any such Initial Note be issued in global form shall continue to apply.

(vi) Upon the consummation of a Private Exchange with respect to the Original Notes, all requirements pertaining to such Original Notes that Original Notes issued to certain Holders be issued in global form will still apply with respect to Holders

Appendix A-12

of such Original Notes that do not exchange their Original Notes, and Private Exchange Notes in global form with the global notes legend and the applicable restricted notes legend set forth in Exhibit A hereto will be available to Holders that exchange such Original Notes in such Private Exchange.

(vii) Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.

(g) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 of this Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such increase.

(h) Obligations with Respect to Transfers and Exchanges of Notes.

(i) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate, Definitive Notes and Global Notes at the Registrar’s request.

(ii) No service charge shall be made for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchanges pursuant to Sections 3.06, 4.06, 4.08 and 9.05 of this Indenture).

(iii) Prior to the due presentation for registration of transfer of any Note, the Issuer, the Trustee, a Paying Agent or the Registrar may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuer, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(iv) All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

Appendix A-13

(i) No Obligation of the Trustee.

(i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depository, Euroclear or Clearstream or any other Person with respect to the accuracy of the records of the Depository, Euroclear or Clearstream or any nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depository) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to the Holders under the Notes shall be given or made only to the registered Holders (which shall be the Depository or any nominee thereof in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depository, subject to the applicable rules and procedures of the Depository. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to any members, participants and any beneficial owners thereof.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among participants, members or beneficial owners of the Depository, Euroclear or Clearstream, as applicable, in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Appendix A-14

EXHIBIT A

[FORM OF FACE OF INITIAL NOTE]

[Global Notes Legend]

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), New York, New York, to the Issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co., or to such other entity as is requested by an authorized representative of DTC), any transfer, pledge or other use hereof for value or otherwise by or to any person is wrongful inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

Transfers of this Global Note shall be limited to transfers in whole, but not in part, to DTC, to nominees of DTC or to a successor thereof or such successor’s nominee and transfers of portions of this Global Note shall be limited to transfers made in accordance with the restrictions set forth in the indenture referred to on the reverse hereof.

[Restricted Notes Legend]

This Note (or its predecessor) was originally issued in a transaction exempt from registration under the United States Securities Act of 1933, as amended (the “Securities Act”) and this Note may not be offered, sold or otherwise transferred, pledged, encumbered or otherwise disposed of in the absence of such registration or an applicable exemption therefrom. Each Holder of this Note is hereby notified that the seller of this Note may be relying on the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A thereunder. The holder of this Note agrees on its own behalf and on behalf of any investor account for which it has purchased notes, for the benefit of the Issuer, that (a) this note may be offered, resold, pledged or otherwise transferred only (i) in the United States to a person whom the seller reasonably believes is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) in a transaction meeting the requirements of Rule 144A, (ii) outside the United States in an offshore transaction in accordance with Rule 904 under the Securities Act, (iii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), (iv) pursuant to an effective registration statement under the Securities Act, (v) to the Issuer or any of its subsidiaries or (vi) to an institutional “accredited investor” (as defined in rule 5.01(a)(l), (2), (3) or (7) of Regulation D under the Securities Act) that, prior to such transfer, furnishes the trustee a signed letter containing certain representations and agreements relating to the transfer of notes and, if such transfer is in respect of an aggregate principal amount of notes less than $250,000, an opinion of counsel acceptable to the Issuer and the Trustee that such transfer is in compliance with the securities act, in each of cases (i) through (vi) in accordance with any applicable securities laws of any state of the United States, and (b) the holder will, and each subsequent holder is required to, notify any holder of this Note from it of the resale restrictions referred to in (a) above.

Exhibit A-1

[For Regulation S only] [This Note (or its predecessor) was originally issued in a transaction exempt from registration under the Securities Act, and may not be transferred in the United States or to, or for the account or benefit of, any U.S. person except pursuant to an available exemption from the registration requirements of the Securities Act and all applicable state securities laws. Terms used above have the meanings given to them in Regulation S under the Securities Act.]

[Temporary Regulation S Global Note Legend]

Except as set forth below, beneficial ownership interests in this Temporary Regulation S Global Note shall not be exchangeable for interests in the permanent Regulation S Global Note or any other Note representing an interest in the notes represented hereby that do not contain a legend containing restrictions on transfer, until the expiration of the “40-day distribution compliance period” (within the meaning of Rule 903(b)(2) of Regulation S under the Securities Act) and then only upon certification in form reasonably satisfactory to the trustee that such beneficial interests are owned either by non-U.S. persons or U.S. persons who purchased such interests in a transaction that did not require registration under the Securities Act. During such 40-day distribution compliance period, beneficial ownership interests in this Temporary Regulation S Global Note may only be sold, pledged or transferred (a) to the Issuer, (b) pursuant to a registration statement that has been declared effective under the Securities Act, (c) for so long as the Notes are eligible for resale pursuant to Rule 144A under the securities act (“Rule 144A”), in the United States to a person it reasonably believes is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) in a transaction meeting the requirements of Rule 144A, (d) pursuant to offers and sales that occur outside the United States in an offshore transaction in accordance with Rule 904 under the Securities Act or (e) pursuant to another available exemption from the registration requirements of the Securities Act, subject to the Issuer’s and the Trustee’s right prior to any such offer, sale or transfer pursuant to clauses (d) or (e) to require the delivery of an opinion of counsel, certification and/or other information satisfactory to each of them, in each of cases (a) through (e) in accordance with any applicable securities laws of any state of the United States and other jurisdictions. Holders of interests in this Temporary Regulation S Global Note shall notify any purchaser of this Note of the resale restrictions referred to above, if then applicable.

Beneficial interests in this Temporary Regulation S Global Note may be exchanged for interests in a Rule 144A Global Note only if (1) such exchange occurs in connection with a transfer of the Notes in compliance with Rule 144A and (2) the transferor of the Regulation S Global Note first delivers to the trustee a written certificate (in the form attached to this certificate) to the effect that the Regulation S Global Note is being transferred (a) to a person who the transferor reasonably believes to be a qualified institutional buyer within the meaning of Rule 144A, (b) to a person who is purchasing for its own account or the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A, and (c) in accordance with all applicable securities laws of the states of the United States and other jurisdictions.

Beneficial interests in a Rule 144A Global Note may be transferred to a person who takes delivery in the form of an interest in the Regulation S Global Note, whether before

Exhibit A-2

or after the expiration of the 40-day distribution compliance period, only if the transferor first delivers to the trustee a written certificate (in the form attached to this certificate) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S, Rule 144 (if available) or another applicable exemption under the Securities Act (if available).

Each Definitive Note shall bear the following additional legends:

In connection with any transfer, the holder will deliver to the Registrar and transfer agent such certificates and other information as such transfer agent may reasonably require to confirm that the transfer complies with the foregoing restrictions.

Exhibit A-3

MOMENTIVE PERFORMANCE MATERIALS INC.

8.875% First-Priority Senior Secured Notes due 2020

144A CUSIP No. 55336T AA3

144A ISIN No. US55336TAA34

Reg S CUSIP No. U6203L AA0

Reg S ISIN No. USU6203LAA09

$[    ]

No. [    ]

MPM ESCROW LLC, a Delaware limited liability company, and MPM FINANCE ESCROW CORP., a Delaware corporation, jointly and severally, promise to pay to Cede & Co., or its registered assigns, the principal sum of [ ] Dollars, as the same may be revised from time to time on the schedule of increases or decreases in Global Note attached hereto, on October 15, 2020.

Interest Payment Dates: April 15 and October 15

Record Dates: April 1 and October 1

Additional provisions of this Note are set forth on the other side of this Note.

Exhibit A-4

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

MPM ESCROW LLC

By:
Name:
Title:

MPM FINANCE ESCROW CORP.

By:
Name:
Title:

Dated:

Exhibit A-5

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee, certifies that this is one of the Notes referred to in the Indenture.

By:
Authorized Signatory

Dated:

*/	If the Note is to be issued in global form, add the Global Notes Legend and the attachment from Exhibit A captioned “[TO BE ATTACHED TO GLOBAL NOTES] - SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE”.

Exhibit A-6

[FORM OF REVERSE SIDE OF INITIAL NOTE]

8.875% First-Priority Senior Secured Notes due 2020

1. Interest

(a) MPM Escrow LLC, a Delaware limited liability company, and MPM Finance Escrow Corp., a Delaware corporation (such Persons, and their respective successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer”), promise to pay interest on the principal amount of this Note at the rate per annum shown above. The Issuer shall pay interest semiannually on April 15 and October 15 of each year, commencing April 15, 2013. Interest on the Notes shall accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from October 25, 2012 until the principal hereof is due. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. The Issuer shall pay interest on overdue principal at the rate borne by the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

(b) The Holder of this Note is entitled to the benefits of the Registration Rights Agreement. As more fully set forth therein, the Registration Rights Agreement provides that the Issuer will pay Additional Interest to each Holder under certain circumstances. All accrued Additional Interest shall be paid to Holders in the same manner as interest payments on the Notes on semi-annual payment dates that correspond to interest payment dates for the Notes. All references in this Note for the payment of interest shall be deemed to include any Additional Interest payable pursuant to the Registration Rights Agreement. The Trustee shall have no responsibility with respect to the determination of the amount of any such Additional Interest.

2. Method of Payment

The Issuer shall pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders at the close of business on the April 1 or October 1 next preceding the interest payment date even if Notes are canceled after the record date and on or before the interest payment date (whether or not a Business Day). Holders must surrender Notes to the Paying Agent to collect principal payments. The Issuer shall pay principal, premium, if any, and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Note (including principal, premium, if any, and interest) shall be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depositary. The Issuer shall make all payments in respect of a certificated Note (including principal, premium, if any, and interest) at the office of the Paying Agent, except that, at the option of the Issuer, payment of interest may be made by mailing a check to the registered address of each Holder thereof; provided, however, that payments on the Notes may also be made, in the case of a Holder of at least $1,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

Exhibit A-7

3. Paying Agent and Registrar

Initially, The Bank of New York Mellon Trust Company, N.A., a national banking association (the “Trustee”), will act as Paying Agent and Registrar. The Issuer may appoint and change any Paying Agent or Registrar without notice. The Issuer or any of its Wholly Owned Subsidiaries may act as Paying Agent or Registrar.

4. Indenture

The Issuer issued the Notes under an Indenture dated as of October 25, 2012 (the “Indenture”), among the Issuer, MPM TopCo LLC and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Indenture (the “TIA”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all terms and provisions of the Indenture, and the Holders (as defined in the Indenture) are referred to the Indenture and the TIA for a statement of such terms and provisions.

The Notes are senior secured obligations of the Issuer. This Note is one of the Initial Notes referred to in the Indenture. The Notes include the Initial Notes and any Exchange Notes issued in exchange for the Initial Notes pursuant to the Indenture. The Indenture imposes certain limitations on the ability of Momentive Performance Materials Inc. (“MPM”) and the Restricted Subsidiaries to, among other things, make certain Investments and other Restricted Payments, pay dividends and other distributions, incur Indebtedness, enter into consensual restrictions upon the payment of certain dividends and distributions by such Restricted Subsidiaries, issue or sell shares of Capital Stock of MPM and such Restricted Subsidiaries, enter into or permit certain transactions with Affiliates, create or incur Liens and make Asset Sales. The Indenture also imposes limitations on the ability of the Issuer and each Note Guarantor to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all of its property.

To guarantee the due and punctual payment of the principal and interest on the Notes and all other amounts payable by the Issuer under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Note Guarantors have, jointly and severally, unconditionally guaranteed the Guaranteed Obligations on a senior secured basis pursuant to the terms of the Indenture.

The Indenture provides that, subject to satisfaction of certain conditions, the MPM Assumption will occur. Pursuant to the MPM Assumption, the existing Issuer will be released from its obligations on the Notes and the Indenture, and the Note Guarantee of MPM Topco will be released, and MPM will become the Issuer of this Note and assume all obligations of the Issuer under the Indenture, and each of its Restricted Subsidiaries required to guarantee the Notes will guarantee all its obligations under the Indenture and the Notes.

Exhibit A-8

5. Optional Redemption

Except as set forth in the following two paragraphs, the Notes shall not be redeemable at the option of MPM prior to October 15, 2015. Thereafter, the Notes shall be redeemable at the option of MPM, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice delivered electronically or mailed by first-class mail to each Notes Holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, and Additional Interest, if any, to the redemption date (subject to the right of the Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on October 15 of the years set forth below:

Year	Redemption Price
2015	106.656%
2016	104.438%
2017	102.219%
2018 and thereafter	100.000%

In addition, prior to October 15, 2015, the Issuer may redeem the Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice delivered electronically or mailed by first-class mail to each Holder’s registered address, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to, the applicable redemption date (subject to the right of the Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notwithstanding the foregoing, at any time and from time to time on or prior to October 15, 2015, the Issuer may redeem in the aggregate up to 35% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) with the net cash proceeds of one or more Equity Offerings (1) by MPM or (2) by any direct or indirect parent of MPM, in each case, to the extent the net cash proceeds thereof are contributed to the common equity capital of MPM or used to purchase Capital Stock (other than Disqualified Stock) of MPM from it, at a redemption price equal to 108.875% of the principal amount thereof, plus accrued and unpaid interest, if any, and Additional Interest, if any, to the redemption date (subject to the right of the Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes after the Issue Date) must remain outstanding after each such redemption; and provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice electronically delivered or mailed to each Holder of Notes being redeemed and otherwise in accordance with the procedures set forth in the Indenture. Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at MPM’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

Exhibit A-9

The Notes are subject to a special mandatory redemption by the Escrow Issuers in accordance with Section 3.09 of the Indenture.

6. Sinking Fund; Mandatory Redemption

Except as may be required under Section 3.09 of the Indenture (which provides for mandatory redemption of the Notes if certain escrow conditions are not satisfied), the Notes are not subject to any sinking fund or mandatory redemption.

7. Notice of Redemption

Notice of redemption (except in respect of mandatory redemptions) will be delivered electronically or mailed by first-class mail at least 30 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at his, her or its registered address. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000. If money sufficient to pay the redemption price of and accrued and unpaid interest on all Notes (or portions thereof) to be redeemed on the redemption date is deposited with a Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Notes (or such portions thereof) called for redemption.

8. Repurchase of Notes at the Option of the Holders upon Change of Control and Asset Sales

Upon the occurrence of a Change of Control, each Holder shall have the right, subject to certain conditions specified in the Indenture, to cause the Issuer to repurchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of the Holders of record on the relevant record date to receive interest due on the relevant interest payment date), as provided in, and subject to the terms of, the Indenture.

In accordance with Section 4.06 of the Indenture, the Issuer will be required to offer to purchase Notes upon the occurrence of certain events.

9. Ranking and Collateral

The indebtedness evidenced by the Notes and the applicable Note Guarantees, respectively, is senior Indebtedness of the Issuer and the Note Guarantors, respectively, ranks (i) equal in right of payment with all existing and future senior Indebtedness of the Issuer and the Note Guarantors, as applicable, (ii) senior in right of payment to all existing and future Subordinated Indebtedness of the Issuer and Note Guarantors and (iii) structurally subordinated to all existing and future indebtedness and other liabilities of Subsidiaries that do not guarantee the Notes. From and after the Escrow Release Date, the Notes and the Note Guarantees will have the benefit of a security interest in the Collateral with the priority required by the Indenture subject to Permitted Liens and the exceptions provided in the Security Documents.

Exhibit A-10

10. Denominations; Transfer; Exchange

The Notes are in registered form, without coupons, in denominations of $2,000 and any integral multiple of $1,000. A Holder shall register the transfer of or exchange of Notes in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or to transfer or exchange any Notes for a period of 15 days prior to a selection of Notes to be redeemed.

11. Persons Deemed Owners

The registered Holder of this Note shall be treated as the owner of it for all purposes.

12. Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee and a Paying Agent shall pay the money back to the Issuer at its written request unless an abandoned property law designates another Person. After any such payment, the Holders entitled to the money must look to the Issuer for payment as general creditors and the Trustee and a Paying Agent shall have no further liability with respect to such monies.

13. Discharge and Defeasance

Subject to certain conditions, the Issuer at any time may terminate some of or all its obligations under the Notes and the Indenture if the Issuer deposits with the Trustee cash in U.S. Dollars, U.S. Dollar-denominated Government Obligations or a combination thereof for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

14. Amendment; Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture, Notes, the New Intercreditor Agreements, the Junior Priority Intercreditor Agreements or the Security Documents may be amended with the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes (voting as a single class) (which consents may be obtained in connection with a tender offer or exchange for the Notes) and (ii) any past default or compliance with any provisions may be waived with the written consent of the Holders of at least a majority in principal amount of the outstanding Notes (which consents may be obtained in connection with a tender offer or exchange for the Notes). Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Issuer and the Trustee may amend the Indenture, Notes, the New Intercreditor Agreements, the Junior Priority Intercreditor Agreements or any Security Document (i) to cure any ambiguity, omission, defect, mistake or inconsistency; (ii) to comply with Article V of the Indenture; (iii) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

Exhibit A-11

(iv) to add Note Guarantees with respect to the Notes; (v) to secure the Notes, to add additional assets as Collateral, to release Collateral as permitted under the Indenture, the Security Documents, the New Intercreditor Agreements or the Junior Priority Intercreditor Agreements, to add additional secured creditors holding ABL Obligations, Other First Priority Lien Obligations, Junior Lien Obligations or additional First Priority Lien Obligations so long as such obligations are not prohibited by the Indenture or the Security Documents; (vi) to amend, modify or enter into the Indenture, the Security Documents, the New Intercreditor Agreements or the Junior Priority Intercreditor Agreements in connection with the Transactions (including with respect to entry into the ABL Facility after the Issue Date); (vii) to add additional covenants of the Issuer for the benefit of the Holders or to surrender rights and powers conferred on the Issuer; (viii) to comply with the requirements of (A) the Commission in order to effect or maintain the qualification of the Indenture under the TIA or (B) the New Intercreditor Agreements or the Junior Priority Intercreditor Agreements; (ix) to make any change that does not adversely affect the rights of any Holder; (x) to provide for the issuance of the Exchange Notes or Additional Notes or (xi) to effect the MPM Assumption and the other actions contemplated by Section 14.01 of the Indenture on the terms set forth therein.

Without the consent of the Holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding (which consents may be obtained in connection with a tender offer or exchange for the Notes), no amendment or waiver may (i) release all or substantially all of the Collateral from the Lien of the Indenture and the Security Documents with respect to the Notes, subject to the terms of the New Intercreditor Agreements and the Junior Priority Intercreditor Agreements or (ii) make any change in the provisions in the New Intercreditor Agreements, the Junior Priority Intercreditor Agreements or the Indenture or any material change in the provisions in the Security Documents, in each case dealing with the application of proceeds of Collateral upon the exercise of remedies with respect to such Collateral that would adversely affect the holders of the Notes.

15. Defaults and Remedies

If an Event of Default occurs (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer) and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes, in each case, by notice to the Issuer, may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs, the principal of, premium, if any, and interest on all the Notes shall become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

If an Event of Default occurs and is continuing, the Trustee shall be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense and certain other conditions are complied with. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such

Exhibit A-12

Holder has previously given the Trustee notice that an Event of Default is continuing, (ii) the Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy, (iii) such Holders have offered the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

16. Trustee Dealings with the Issuer

Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Issuer or its Affiliates and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee.

17. No Recourse Against Others

No affiliate, director, officer, employee, manager, incorporator or holder of any Equity Interests in the Issuer or of any Note Guarantor or any direct or indirect parent corporation, as such, shall have any liability for any obligations of the Issuer or the Note Guarantors under the Notes, the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability.

18. Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

19. Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

20. Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the state of New York, without regard to principles of conflicts of law.

Exhibit A-13

21. CUSIP Numbers; ISINs

The Issuer has caused CUSIP numbers, ISINs and “Common Code” numbers to be printed on the Notes as may be necessary or appropriate to give effect to the MPM Assumption and has directed the Trustee to use CUSIP numbers, ISINs and “Common Code” numbers in notices of redemption as a convenience to the Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer will furnish to any Holder of Notes upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note.

Exhibit A-14

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                      agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:	Your Signature:
Sign exactly as your name appears on the other side of this Note.

Signature Guarantee:

Date:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor program reasonably acceptable to the Trustee	Signature of Signature Guarantee

Exhibit A-15

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR

REGISTRATION OF TRANSFER RESTRICTED DEFINITIVE NOTES

This certificate relates to $              principal amount of Notes held in (check applicable space) book-entry or              definitive form by the undersigned.

The undersigned (check one box below):

☐	has requested the Trustee by written order to deliver in exchange for its beneficial interest in the Global Note held by the Depository a Note or Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above);

☐	has requested the Trustee by written order to exchange or register the transfer of a Note or Notes.

In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the expiration of the period referred to in Rule 144(d) under the Securities Act, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

(1)	☐	to the Issuer; or

(2)	☐	to the Registrar for registration in the name of the Holder, without transfer; or

(3)	☐	pursuant to an effective registration statement under the Securities Act of 1933; or

(4)	☐	inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or

(5)	☐	outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act in compliance with Rule 904 under the Securities Act of 1933; or

(6)	☐	to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933) that has furnished to the Trustee a signed letter containing certain representations and agreements; or

(7)	☐	Pursuant to another available exemption from registration provided by Rule 144 under the Securities Act of 1933.

Exhibit A-16

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered Holder thereof; provided, however, that if box (5), (6) or (7) is checked, the Issuer or the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuer or the Trustee have reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

Date:	Your Signature:

Signature Guarantee:

Date:
	Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor program reasonably acceptable to the Trustee	Signature of Signature Guarantee

TO BE COMPLETED BY PURCHASER IF (4) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:
NOTICE: To be executed by an executive officer

Exhibit A-17

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of this Global Note is $            . The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

Exhibit A-18

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.06 (Asset Sale) or 4.08 (Change of Control) of the Indenture, check the box:

Asset Sale ☐            Change of Control ☐

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.06 (Asset Sale) or 4.08 (Change of Control) of the Indenture, state the amount ($2,000 or any integral multiple of $1,000):

$

Date:
Your Signature
(Sign exactly as your name appears on the other side of this security)

Signature Guarantee:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor program reasonably acceptable to the Trustee

Exhibit A-19

EXHIBIT B

[FORM OF FACE OF EXCHANGE NOTE OR PRIVATE EXCHANGE NOTE]*/

[Global Notes Legend]

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), New York, New York, to the Issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co., or to such other entity as is requested by an authorized representative of DTC), any transfer, pledge or other use hereof for value or otherwise by or to any person is wrongful inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

Transfers of this Global Note shall be limited to transfers in whole, but not in part, to DTC, to nominees of DTC or to a successor thereof or such successor’s nominee and transfers of portions of this Global Note shall be limited to transfers made in accordance with the restrictions set forth in the indenture referred to on the reverse hereof.

*/	If the Note is a Private Exchange Note issued in a Private Exchange to an Initial Purchaser holding an unsold portion of its initial allotment, add the Restricted Notes Legend from Exhibit A to Appendix A and replace the Assignment Form included in this Exhibit B with the Assignment Form included in such Exhibit A.

Exhibit B-1

MOMENTIVE PERFORMANCE MATERIALS INC.

8.875% First-Priority Senior Secured Notes due 2020

CUSIP No. [    ]

ISIN No. [    ]

$[    ]

No. [    ]

MPM ESCROW LLC, a Delaware limited liability company, and MPM FINANCE ESCROW CORP., a Delaware corporation, jointly and severally, promise to pay to Cede & Co., or its registered assigns, the principal sum of [] Dollars, as the same may be revised from time to time on the schedule of increases or decreases in Global Note attached hereto, on October 15, 2020.

Interest Payment Dates: April 15 and October 15

Record Dates: April 1 and October 1

Additional provisions of this Note are set forth on the other side of this Note.

Exhibit B-2

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

MPM ESCROW, LLC

By:
Name:
Title:

MPM FINANCE ESCROW CORP.

By:
Name:
Title:

Dated:

Exhibit B-3

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee, certifies that this is one of the Notes referred to in the Indenture.

By:
Authorized Signatory

Dated:

*/	If the Note is to be issued in global form, add the Global Notes Legend and the attachment from Exhibit B captioned “TO BE ATTACHED TO GLOBAL NOTES – SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE”.

Exhibit B-4

[FORM OF REVERSE SIDE OF EXCHANGE NOTE OR PRIVATE EXCHANGE NOTE]

8.875% First-Priority Senior Secured Notes due 2020

1. Interest

(a) MPM Escrow LLC, a Delaware limited liability company, and MPM Finance Escrow Corp., a Delaware corporation (such Persons, and their respective successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer”), promise to pay interest on the principal amount of this Note at the rate per annum shown above. The Issuer shall pay interest semiannually on April 15 and October 15 of each year, commencing April 15, 2013. Interest on the Notes shall accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from October 25, 2012 until the principal hereof is due. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. The Issuer shall pay interest on overdue principal at the rate borne by the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

(b) The Holder of this Note is entitled to the benefits of the Registration Rights Agreement. As more fully set forth therein, the Registration Rights Agreement provides that the Issuer will pay Additional Interest to each Holder under certain circumstances. All accrued Additional Interest shall be paid to Holders in the same manner as interest payments on the Notes on semi-annual payment dates that correspond to interest payment dates for the Notes. All references in this Note for the payment of interest shall be deemed to include any Additional Interest payable pursuant to the Registration Rights Agreement. The Trustee shall have no responsibility with respect to the determination of the amount of any such Additional Interest.

2. Method of Payment

The Issuer shall pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders at the close of business on the April 1 or October 1 next preceding the interest payment date even if Notes are canceled after the record date and on or before the interest payment date (whether or not a Business Day). Holders must surrender Notes to the Paying Agent to collect principal payments. The Issuer shall pay principal, premium, if any, and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Note (including principal, premium, if any, and interest) shall be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depositary. The Issuer shall make all payments in respect of a certificated Note (including principal, premium, if any, and interest) at the office of the Paying Agent, except that, at the option of the Issuer, payment of interest may be made by mailing a check to the registered address of each Holder thereof; provided, however, that payments on the Notes may also be made, in the case of a Holder of at least $1,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

Exhibit B-5

3. Paying Agent and Registrar

Initially, The Bank of New York Mellon Trust Company, N.A., a national banking association (the “Trustee”), will act as Paying Agent and Registrar. The Issuer may appoint and change any Paying Agent or Registrar without notice. The Issuer or any of its Wholly Owned Subsidiaries may act as Paying Agent or Registrar.

4. Indenture

The Issuer issued the Notes under an Indenture dated as of October 25, 2012 (the “Indenture”), among the Issuer, MPM TopCo LLC and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Indenture (the “TIA”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all terms and provisions of the Indenture, and the Holders (as defined in the Indenture) are referred to the Indenture and the TIA for a statement of such terms and provisions.

The Notes are senior secured obligations of the Issuer. This Note is one of the Exchange Notes referred to in the Indenture. The Notes include the Initial Notes and any Exchange Notes issued in exchange for the Initial Notes pursuant to the Indenture. The Indenture imposes certain limitations on the ability of Momentive Performance Materials Inc. (“MPM”) and the Restricted Subsidiaries to, among other things, make certain Investments and other Restricted Payments, pay dividends and other distributions, incur Indebtedness, enter into consensual restrictions upon the payment of certain dividends and distributions by such Restricted Subsidiaries, issue or sell shares of Capital Stock of MPM and such Restricted Subsidiaries, enter into or permit certain transactions with Affiliates, create or incur Liens and make Asset Sales. The Indenture also imposes limitations on the ability of the Issuer and each Note Guarantor to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all of its property.

To guarantee the due and punctual payment of the principal and interest on the Notes and all other amounts payable by the Issuer under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Note Guarantors have, jointly and severally, unconditionally guaranteed the Guaranteed Obligations on a senior secured basis pursuant to the terms of the Indenture.

The Indenture provides that, subject to satisfaction of certain conditions, the MPM Assumption will occur. Pursuant to the MPM Assumption, the existing Issuer will be released from its obligations on the Notes and the Indenture, and the Note Guarantee of MPM Topco will be

Exhibit B-6

released, and MPM will become the Issuer of this Note and assume all obligations of the Issuer under the Indenture, and each of its Restricted Subsidiaries required to guarantee the Notes will guarantee all its obligations under the Indenture and the Notes.

5. Optional Redemption

Except as set forth in the following two paragraphs, the Notes shall not be redeemable at the option of MPM prior to October 15, 2015. Thereafter, the Notes shall be redeemable at the option of MPM, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice delivered electronically or mailed by first-class mail to each Notes Holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, and Additional Interest, if any, to the redemption date (subject to the right of the Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on October 15 of the years set forth below:

Year	Redemption Price
2015	106.656%
2016	104.438%
2017	102.219%
2018 and thereafter	100.000%

In addition, prior to October 15, 2015, the Issuer may redeem the Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice delivered electronically or mailed by first-class mail to each Holder’s registered address, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to, the applicable redemption date (subject to the right of the Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notwithstanding the foregoing, at any time and from time to time on or prior to October 15, 2015, the Issuer may redeem in the aggregate up to 35% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) with the net cash proceeds of one or more Equity Offerings (1) by MPM or (2) by any direct or indirect parent of MPM, in each case, to the extent the net cash proceeds thereof are contributed to the common equity capital of MPM or used to purchase Capital Stock (other than Disqualified Stock) of MPM from it, at a redemption price equal to 108.875% of the principal amount thereof, plus accrued and unpaid interest, if any, and Additional Interest, if any, to the redemption date (subject to the right of the Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes after the Issue Date) must remain outstanding after each such redemption; and provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice electronically delivered or

Exhibit B-7

mailed to each Holder of Notes being redeemed and otherwise in accordance with the procedures set forth in the Indenture. Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at MPM’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

The Notes are subject to a special mandatory redemption by the Escrow Issuers in accordance with Section 3.09 of the Indenture.

6. Sinking Fund; Mandatory Redemption

Except as may be required under Section 3.09 of the Indenture (which provides for mandatory redemption of the Notes if certain escrow conditions are not satisfied), the Notes are not subject to any sinking fund or mandatory redemption.

7. Notice of Redemption

Notice of redemption (except in respect of mandatory redemptions) will be delivered electronically or mailed by first-class mail at least 30 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at his, her or its registered address. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000. If money sufficient to pay the redemption price of and accrued and unpaid interest on all Notes (or portions thereof) to be redeemed on the redemption date is deposited with a Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Notes (or such portions thereof) called for redemption.

8. Repurchase of Notes at the Option of the Holders upon Change of Control and Asset Sales

Upon the occurrence of a Change of Control, each Holder shall have the right, subject to certain conditions specified in the Indenture, to cause the Issuer to repurchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of the Holders of record on the relevant record date to receive interest due on the relevant interest payment date), as provided in, and subject to the terms of, the Indenture.

In accordance with Section 4.06 of the Indenture, the Issuer will be required to offer to purchase Notes upon the occurrence of certain events.

9. Ranking and Collateral

The indebtedness evidenced by the Notes and the applicable Note Guarantees, respectively, is senior Indebtedness of the Issuer and the Note Guarantors, respectively, ranks (i) equal in right of payment with all existing and future senior Indebtedness of the Issuer and the Note Guarantors, as applicable, (ii) senior in right of payment to all existing and future Subordinated

Exhibit B-8

Indebtedness of the Issuer and Note Guarantors and (iii) structurally subordinated to all existing and future indebtedness and other liabilities of Subsidiaries that do not guarantee the Notes. From and after the Escrow Release Date, the Notes and the Note Guarantees will have the benefit of a security interest in the Collateral with the priority required by the Indenture subject to Permitted Liens and the exceptions provided in the Security Documents.

10. Denominations; Transfer; Exchange

The Notes are in registered form, without coupons, in denominations of $2,000 and any integral multiple of $1,000. A Holder shall register the transfer of or exchange of Notes in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or to transfer or exchange any Notes for a period of 15 days prior to a selection of Notes to be redeemed.

11. Persons Deemed Owners

The registered Holder of this Note shall be treated as the owner of it for all purposes.

12. Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee and a Paying Agent shall pay the money back to the Issuer at its written request unless an abandoned property law designates another Person. After any such payment, the Holders entitled to the money must look to the Issuer for payment as general creditors and the Trustee and a Paying Agent shall have no further liability with respect to such monies.

13. Discharge and Defeasance

Subject to certain conditions, the Issuer at any time may terminate some of or all its obligations under the Notes and the Indenture if the Issuer deposits with the Trustee cash in U.S. Dollars, U.S. Dollar-denominated Government Obligations or a combination thereof for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

14. Amendment; Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture, Notes, the New Intercreditor Agreements, the Junior Priority Intercreditor Agreements or the Security Documents may be amended with the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes (voting as a single class) (which consents may be obtained in connection with a tender offer or exchange for the Notes) and (ii) any past default or compliance with any provisions may be waived with the written consent of the Holders of at least a

Exhibit B-9

majority in principal amount of the outstanding Notes (which consents may be obtained in connection with a tender offer or exchange for the Notes). Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Issuer and the Trustee may amend the Indenture, Notes, the New Intercreditor Agreements, the Junior Priority Intercreditor Agreements or any Security Document (i) to cure any ambiguity, omission, defect, mistake or inconsistency; (ii) to comply with Article V of the Indenture; (iii) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code); (iv) to add Note Guarantees with respect to the Notes; (v) to secure the Notes, to add additional assets as Collateral, to release Collateral as permitted under the Indenture, the Security Documents, the New Intercreditor Agreements or the Junior Priority Intercreditor Agreements, to add additional secured creditors holding ABL Obligations, Other First Priority Lien Obligations, Junior Lien Obligations or additional First Priority Lien Obligations so long as such obligations are not prohibited by the Indenture or the Security Documents; (vi) to amend, modify or enter into the Indenture, the Security Documents, the New Intercreditor Agreements or the Junior Priority Intercreditor Agreements in connection with the Transactions (including with respect to entry into the ABL Facility after the Issue Date); (vii) to add additional covenants of the Issuer for the benefit of the Holders or to surrender rights and powers conferred on the Issuer; (viii) to comply with the requirements of (A) the Commission in order to effect or maintain the qualification of the Indenture under the TIA or (B) the New Intercreditor Agreements or the Junior Priority Intercreditor Agreements; (ix) to make any change that does not adversely affect the rights of any Holder; (x) to provide for the issuance of the Exchange Notes or Additional Notes or (xi) to effect the MPM Assumption and the other actions contemplated by Section 14.01 of the Indenture on the terms set forth therein.

Without the consent of the Holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding (which consents may be obtained in connection with a tender offer or exchange for the Notes), no amendment or waiver may (i) release all or substantially all of the Collateral from the Lien of the Indenture and the Security Documents with respect to the Notes, subject to the terms of the New Intercreditor Agreements and the Junior Priority Intercreditor Agreements or (ii) make any change in the provisions in the New Intercreditor Agreements, the Junior Priority Intercreditor Agreements or the Indenture or any material change in the provisions in the Security Documents, in each case dealing with the application of proceeds of Collateral upon the exercise of remedies with respect to such Collateral that would adversely affect the holders of the Notes.

15. Defaults and Remedies

If an Event of Default occurs (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer) and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes, in each case, by notice to the Issuer, may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs, the principal of, premium, if any, and interest on

Exhibit B-10

all the Notes shall become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

If an Event of Default occurs and is continuing, the Trustee shall be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense and certain other conditions are complied with. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such Holder has previously given the Trustee notice that an Event of Default is continuing, (ii) the Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy, (iii) such Holders have offered the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

16. Trustee Dealings with the Issuer

Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Issuer or its Affiliates and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee.

17. No Recourse Against Others

No affiliate, director, officer, employee, manager, incorporator or holder of any Equity Interests in the Issuer or of any Note Guarantor or any direct or indirect parent corporation, as such, shall have any liability for any obligations of the Issuer or the Note Guarantors under the Notes, the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability.

Exhibit B-11

18. Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

19. Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

20. Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the state of New York, without regard to principles of conflicts of law.

21. CUSIP Numbers; ISINs

The Issuer has caused CUSIP numbers, ISINs and “Common Code” numbers to be printed on the Notes as may be necessary or appropriate to give effect to the MPM Assumption and has directed the Trustee to use CUSIP numbers, ISINs and “Common Code” numbers in notices of redemption as a convenience to the Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer will furnish to any Holder of Notes upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note.

Exhibit B-12

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:	Your Signature:
Sign exactly as your name appears on the other side of this Note.

Signature Guarantee:

Date:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor program reasonably acceptable to the Trustee	Signature of Signature Guarantee

Exhibit B-13

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.06 (Asset Sale) or 4.08 (Change of Control) of the Indenture, check the box:

Asset Sale ☐                Change of Control ☐

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.06 (Asset Sale) or 4.08 (Change of Control) of the Indenture, state the amount ($2,000 or any integral multiple of $1,000):

$

Date:	Your Signature:
(Sign exactly as your name appears on the other side of this security)

Signature Guarantee:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor program reasonably acceptable to the Trustee

Exhibit B-14

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of this Global Note is $            . The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

Exhibit B-15

EXHIBIT C

[FORM OF]

TRANSFEREE LETTER OF REPRESENTATION

Momentive Performance Materials Inc.

c/o The Bank of New York Mellon Trust Company, N.A.

525 William Penn Plaza, 38th floor

Pittsburgh, Pennsylvania 15259

Attention: Momentive Performance Materials Inc. Account Manager

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $[            ] principal amount of the 8.875% First-Priority Senior Secured Notes due 2020 (the “Notes”) of MPM ESCROW LLC and MPM FINANCE ESCROW CORP. (collectively, the “Issuer”).

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

The undersigned represents and warrants to you that:

1. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)), purchasing for our own account or for the account of such an institutional “accredited investor” at least $100,000 principal amount of the Notes, and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we invest in or purchase securities similar to the Notes in the normal course of our business. We, and any accounts for which we are acting, are each able to bear the economic risk of our or its investment.

2. We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is one year after the later of the date of original issue and the last date on which either the Issuer or any affiliate of such Issuer was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) in the United States to a person whom we reasonably believe is a qualified institutional buyer (as defined in Rule 144A under the Securities Act) in a transaction meeting the requirements

Exhibit C-1

of Rule 144A, (b) outside the United States in an offshore transaction in accordance with Rule 904 of Regulation S under the Securities Act, (c) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if applicable) or (d) pursuant to an effective registration statement under the Securities Act, in each of cases (a) through (d) in accordance with any applicable securities laws of any state of the United States. In addition, we will, and each subsequent holder is required to, notify any purchaser of the Note evidenced hereby of the resale restrictions set forth above. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made to an institutional “accredited investor” prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Issuer and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” within the meaning of Rule 501(a)(l), (2), (3) or (7) under the Securities Act and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Issuer and the Trustee reserve the right prior to the offer, sale or other transfer prior to the Resale Restriction Termination Date of the Notes pursuant to clause 1(b), 1(c) or 1(d) above to require the delivery of an opinion of counsel, certifications or other information satisfactory to the Issuer and the Trustee.

Dated:

TRANSFEREE:	,

By:

Exhibit C-2

EXHIBIT D

[FORM OF SUPPLEMENTAL INDENTURE]

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of [            ], among [NOTE GUARANTOR] (the “New Note Guarantor”), a subsidiary of MOMENTIVE PERFORMANCE MATERIALS INC. (or its successor), a Delaware corporation (the “Issuer”) and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, as trustee (the “Trustee”) under the indenture referred to below.

WITNESSETH:

WHEREAS, MPM Escrow LLC, a Delaware limited liability company, MPM Finance Escrow Corp., a Delaware corporation (together the “Escrow Issuers”), and MPM TopCo LLC, a Delaware limited liability company (the “Escrow Guarantor”), have heretofore executed and delivered to the Trustee an indenture (as amended, supplemented or otherwise modified, the “Indenture”) dated as of October 25, 2012, providing for the issuance of the Company’s 8.875% First-Priority Senior Secured Notes due 2020 (the “Notes”);

WHEREAS, following the MPM Assumption, the Issuer assumed the Escrow Issuers’ obligations (including the Obligations) with respect to the Notes and the Indenture and the existing Note Guarantors agreed to unconditionally guarantee the Issuer’s obligations with respect to the Notes on the terms set forth in the Indenture.

WHEREAS, Section 4.11 of the Indenture provides that under certain circumstances the Issuer is required to cause the New Note Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Note Guarantor shall unconditionally guarantee all the Issuer’s Obligations under the Notes and the Indenture pursuant to a Notes Guarantee on the terms and conditions set forth herein; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee, the Issuer and the existing Note Guarantors are authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Note Guarantor, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “Holders” in this Supplemental Indenture shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such Holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2. Agreement to Guarantee. The New Note Guarantor hereby agrees, jointly and severally with all existing Note Guarantors (if any), to unconditionally guarantee the Issuer’s Obligations under the Notes and the Indenture on the terms and subject to the conditions set forth

Exhibit D-1

in Article XII of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Note Guarantor under the Indenture.

3. Notices. All notices or other communications to the New Note Guarantor shall be given as provided in Section 13.02 of the Indenture.

4. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the state of New York, without regard to principles of conflicts of law.

6. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

Exhibit D-2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[NEW NOTE GUARANTOR]

By:
Name:
Title:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., AS TRUSTEE

By:
Name:
Title:

Exhibit D-3

EXHIBIT E

[FORM OF MPM ASSUMPTION SUPPLEMENTAL INDENTURE]

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of [            ] among Momentive Performance Materials Inc., a Delaware corporation (the “New Issuer”), the Subsidiaries of the New Issuer listed on the signature pages hereto (the “New Note Guarantors”) and The Bank of New York Mellon Trust Company, N.A. as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS MPM Escrow LLC, a Delaware limited liability company, and MPM Finance Escrow Corp., a Delaware corporation (together, the “Escrow Issuers”), have heretofore executed and delivered to the Trustee an indenture (as amended, supplemented or otherwise modified, the “Indenture”) dated as of October 25, 2012, providing for the issuance of the Escrow Issuers’ 8.875% First-Priority Senior Secured Notes due 2020 (the “Notes”), initially in the aggregate principal amount of $1,100,000,000;

WHEREAS Section 14.01 of the Indenture provides that the New Issuer and the New Note Guarantors shall execute and deliver to the Trustee a supplemental indenture pursuant to which the (i) New Issuer shall unconditionally assume all the Escrow Issuers’ obligations (including Obligations) with respect to the Notes and the Indenture, (ii) the New Note Guarantors shall guarantee the obligations with respect to the Notes on the terms set forth in Article XII thereof and (iii) Escrow Issuers’ obligations with respect to the Notes shall be released on the terms and conditions set forth herein; and

WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee, the New Issuer, the New Note Guarantors and the Escrow Issuers are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Issuer, the New Note Guarantors, the Escrow Issuers and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

SECTION 1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “Holders” in this Supplemental Indenture shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such Holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

SECTION 2. Agreement to Assume Obligations. The New Issuer hereby agrees to unconditionally assume the Escrow Issuers’ obligations (including Obligations) with respect to the Notes and the Indenture on the terms and subject to the conditions set forth in Article XIV of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of the Escrow Issuers under the Indenture.

SECTION 3. Agreement to Guarantee. The New Note Guarantors hereby agree jointly and severally to unconditionally guarantee the New Issuer’s obligations (including Obligations) under the Notes and the Indenture on the terms and subject to the conditions set forth in Article XII of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Note Guarantor under the Indenture.

SECTION 4. Notices. All notices or other communications to the New Issuer shall be given as provided in Section 13.02 of the Indenture.

SECTION 5. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 6. Release of Obligations of the Escrow Issuers. Upon execution of this Supplemental Indenture by the New Issuer, the New Note Guarantors and the Trustee, the Escrow Issuers are unconditionally and irrevocably released and discharged from all obligations and liabilities under the Indenture and the Notes.

SECTION 7. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the state of New York, without regard to principles of conflicts of law.

SECTION 8. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

SECTION 9. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 10. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

SECTION 11. Covenants. Following the MPM Assumption, the provisions of Article IV of the Indenture shall be deemed to have been applicable to New Issuer and its Restricted Subsidiaries beginning on the Issue Date and, to the extent that the New Issuer and its Restricted Subsidiaries took any action or inaction after the Issue Date and prior to the MPM Assumption that is prohibited by the Indenture, the New Issuer shall be deemed to be in default on such date.

2

MOMENTIVE PERFORMANCE MATERIALS INC., as Issuer

By:
Name:
Title:

MOMENTIVE PERFORMANCE MATERIALS WORLDWIDE, INC., as Note Guarantor

By:
Name:
Title:

MOMENTIVE PERFORMANCE MATERIALS USA INC., as Note Guarantor

By:
Name:
Title:

JUNIPER BOND HOLDINGS I LLC, as Note Guarantor

By: Momentive Performance Materials Inc., its sole member

By:
Name:
Title:

JUNIPER BOND HOLDINGS II LLC, as Note Guarantor

By: Momentive Performance Materials Inc., its sole member

By:
Name:
Title:

3

JUNIPER BOND HOLDINGS III LLC, as Note Guarantor

By: Momentive Performance Materials Inc., its sole member

By:
Name:
Title:

JUNIPER BOND HOLDINGS IV LLC, as Note Guarantor

By: Momentive Performance Materials Inc., its sole member

By:
Name:
Title:

MOMENTIVE PERFORMANCE MATERIALS QUARTZ, INC., as Note Guarantor

By:
Name:
Title:

MPM SILICONES, LLC, as Note Guarantor

By: Momentive Performance Materials USA Inc., its sole member

By:
Name:
Title:

4

MOMENTIVE PERFORMANCE MATERIALS SOUTH AMERICA INC., as Note Guarantor

By:
Name:
Title:

MOMENTIVE PERFORMANCE MATERIALS CHINA SPV INC., as Note Guarantor

By:
Name:
Title:

5

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee,

By:
Name:
Title:

6

Acknowledged by:

MPM ESCROW LLC

By:
Name:
Title:

MPM FINANCE ESCROW CORP.

By:
Name:
Title:

7

EXHIBIT F

FORM OF REGISTRATION RIGHTS AGREEMENT

MOMENTIVE PERFORMANCE MATERIALS INC.

$1,100,000,000 8.875% First-Priority Senior Secured Notes Due 2020

REGISTRATION RIGHTS AGREEMENT

[—]

J.P. MORGAN SECURITIES LLC

CITIGROUP GLOBAL MARKETS INC.

CREDIT SUISSE SECURITIES (USA) LLC

DEUTSCHE BANK SECURITIES INC.

GOLDMAN, SACHS & CO.

UBS SECURITIES LLC

BMO CAPITAL MARKETS CORP.

MORGAN STANLEY & CO. LLC

MERRILL LYNCH, PIERCE, FENNER & SMITH

       INCORPORATED

APOLLO GLOBAL SECURITIES, LLC

c/o J.P. Morgan Securities LLC

383 Madison Avenue,

New York, New York 10179

Ladies and Gentlemen:

Momentive Performance Materials Inc., a Delaware corporation (the “Issuer”), proposes to assume all of the obligations of MPM Escrow LLC , a Delaware limited liability company, and MPM Finance Escrow Corp., a Delaware corporation (together the “Escrow Issuers”) which issued and sold to J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., UBS Securities LLC, BMO Capital Markets Corp., Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Apollo Global Securities LLC (collectively, the “Initial Purchasers”), upon the terms set forth in a purchase agreement dated October 11, 2012 among the Escrow Issuers, MPM TopCo LLC, a Delaware limited liability company (the “Escrow Guarantor”), and the Initial Purchasers (the “Purchase Agreement”), U.S. $1,100,000,000 principal amount of 8.875% First-Priority Senior Secured Notes due 2020 of the Escrow Issuers (the “Initial Securities”). The Initial Securities were issued pursuant to an indenture, dated as of October 25, 2012 (the “Indenture”, which term shall include the Supplemental Indenture (as defined herein)), among the Escrow Issuers, the Escrow Guarantor and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The Issuer assumed the obligations of the Escrow Issuers with respect to the Initial Securities pursuant to a supplemental indenture dated the date hereof among the Issuer, the Guarantors (as defined herein) and the Trustee (the “Supplemental Indenture”). The Initial Securities will be unconditionally guaranteed (the “Guarantees”) pursuant to the Indenture on a first-priority senior secured basis by each of the Issuer’s existing U.S. restricted subsidiaries that guarantees the Issuer’s senior secured credit facilities, named on Schedule B to the Purchase Agreement (the “Guarantors”).

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As an inducement to the Initial Purchasers to enter into the Purchase Agreement, the Issuer agrees with the Initial Purchasers, for the benefit of the Initial Purchasers and the holders of the Securities (as defined below) (collectively the “Holders”), as follows:

1. Registered Exchange Offer. Unless not permitted by applicable law, the Issuer shall prepare and use its commercially reasonable efforts to file with the Securities and Exchange Commission (the “Commission”) a registration statement (the “Exchange Offer Registration Statement”) on an appropriate form under the Securities Act of 1933, as amended (the “Securities Act”), with respect to a proposed offer (the “Registered Exchange Offer”) to the Holders of Transfer Restricted Securities (as defined in Section 6 hereof), who are not prohibited by any law or policy of the Commission from participating in the Registered Exchange Offer, to issue and deliver to such Holders, in exchange for the Initial Securities, a like aggregate principal amount of debt securities of the Issuer issued under the Indenture, substantially identical in all material respects to the Initial Securities (except for the transfer restrictions relating to the Initial Securities and the provisions relating to the matters described in Section 6 hereof) and registered under the Securities Act (the “Exchange Securities”). The Issuer shall use its commercially reasonable efforts (i) to cause such Exchange Offer Registration Statement to become effective under the Securities Act on or prior to 365 days after the date of original issue of the Initial Securities (the “Issue Date”) (such 365th day referred to in clause (i) being the “Exchange Offer Effectiveness Target Date”) and (ii) to keep the Exchange Offer Registration Statement effective for not less than 20 business days (or longer, if required by applicable law) after the date notice of the Registered Exchange Offer is mailed to the Holders (such period being called the “Exchange Offer Registration Period”).

If the Issuer commences the Registered Exchange Offer, the Issuer (i) will be entitled to consummate the Registered Exchange Offer 20 business days after such commencement (provided that the Issuer has accepted all the Initial Securities theretofore validly tendered in accordance with the terms of the Registered Exchange Offer) and (ii) will be required to consummate the Registered Exchange Offer no later than 40 days after the date on which the Exchange Offer Registration Statement is declared effective, or such later date required by law.

Following the declaration of the effectiveness of the Exchange Offer Registration Statement, the Issuer shall, as promptly as practicable, commence the Registered Exchange Offer, it being the objective of such Registered Exchange Offer to enable each Holder of Transfer Restricted Securities (as defined in Section 6 hereof) electing to exchange the Initial Securities for Exchange Securities (assuming that such Holder is not an affiliate of the Issuer within the meaning of the Securities Act, acquires the Exchange Securities in the ordinary course of such Holder’s business and has no arrangements with any person to participate in the distribution of the Exchange Securities and is not prohibited by any law or policy of the Commission from participating in the Registered Exchange Offer) to trade such Exchange Securities from and after their receipt without any limitations or restrictions under the Securities Act and without material restrictions under the securities laws of the several states of the United States.

The Issuer acknowledges that, pursuant to current interpretations by the Commission’s staff of Section 5 of the Securities Act, in the absence of an applicable exemption therefrom, (i) each Holder which is a broker-dealer electing to exchange Initial Securities, acquired for its own account as a result of market making activities or other trading activities, for Exchange Securities (an “Exchanging Dealer”), is required to deliver a prospectus containing the information set forth in (a) Annex A hereto on the cover, (b) Annex B hereto in the “Exchange Offer Procedures” section and the “Purpose of the Exchange Offer” section, and (c) Annex C hereto in the “Plan of Distribution” section of such prospectus in connection with a sale of any such Exchange Securities received by such Exchanging Dealer pursuant to the Registered Exchange Offer and (ii) an Initial Purchaser that elects to sell Securities (as defined below) acquired in exchange for Initial Securities constituting any portion of an unsold allotment is required to deliver a prospectus containing the information required by Items 507 or 508 of Regulation S-K under the Securities Act, as applicable, in connection with such sale.

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The Issuer shall keep the Exchange Offer Registration Statement effective and shall amend and supplement the prospectus contained therein, in order to permit such prospectus to be lawfully delivered by all persons subject to the prospectus delivery requirements of the Securities Act for such period of time as such persons must comply with such requirements in order to resell the Exchange Securities; provided, however, that (i) in the case where such prospectus and any amendment or supplement thereto must be delivered by an Exchanging Dealer or an Initial Purchaser, such period shall be the lesser of 180 days and the date on which all Exchanging Dealers and the Initial Purchasers have sold all Exchange Securities held by them (unless such period is extended pursuant to Section 3(j) below) and (ii) the Issuer shall make such prospectus and any amendment or supplement thereto available to any broker-dealer for use in connection with any resale of any Exchange Securities for a period of not less than 180 days after the consummation of the Registered Exchange Offer (or such shorter period during which such persons are required by applicable law to deliver such prospectus).

If, upon consummation of the Registered Exchange Offer, any Initial Purchaser holds Initial Securities acquired by it as part of its initial distribution, the Issuer, simultaneously with the delivery of the Exchange Securities pursuant to the Registered Exchange Offer, shall issue and deliver to such Initial Purchaser upon the written request of such Initial Purchaser, in exchange (the “Private Exchange”) for the Initial Securities held by such Initial Purchaser, a like principal amount of debt securities of the Issuer issued under the Indenture and identical in all material respects (including the existence of restrictions on transfer under the Securities Act and the securities laws of the several states of the United States, but excluding provisions relating to the matters described in Section 6 hereof) to the Initial Securities (the “Private Exchange Securities”). The Initial Securities, the Exchange Securities and the Private Exchange Securities are herein collectively called the “Securities”.

In connection with the Registered Exchange Offer, the Issuer shall:

(a) mail to each Holder a copy of the prospectus forming part of the Exchange Offer Registration Statement, together with an appropriate letter of transmittal and related documents;

(b) keep the Registered Exchange Offer open for not less than 20 business days (or longer, if required by applicable law) after the date notice thereof is mailed to the Holders;

(c) utilize the services of a depositary for the Registered Exchange Offer with an address in the Borough of Manhattan, The City of New York, which may be the Trustee or an affiliate of the Trustee;

(d) permit Holders to withdraw tendered Securities at any time prior to the close of business, New York time, on the last business day on which the Registered Exchange Offer shall remain open; and

(e) otherwise comply in all material respects with all applicable laws.

As soon as practicable after the close of the Registered Exchange Offer or the Private Exchange, as the case may be, the Issuer shall:

(i) accept for exchange all the Securities validly tendered and not withdrawn pursuant to the Registered Exchange Offer and the Private Exchange;

(ii) deliver to the Trustee for cancellation all the Initial Securities so accepted for exchange; and

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(iii) cause the Trustee to authenticate and deliver promptly to each Holder of the Initial Securities, Exchange Securities or Private Exchange Securities, as the case may be, equal in principal amount to the Initial Securities of such Holder so accepted for exchange.

The Indenture will provide that the Exchange Securities will not be subject to the transfer restrictions set forth in the Indenture and that all the Securities will vote and consent together on all matters as one class and that none of the Securities will have the right to vote or consent as a class separate from one another on any matter.

Interest on each Exchange Security and Private Exchange Security issued pursuant to the Registered Exchange Offer and in the Private Exchange will accrue from the last interest payment date on which interest was paid on the Initial Securities surrendered in exchange therefor or, if no interest has been paid on the Initial Securities, from the Issue Date.

Each Holder participating in the Registered Exchange Offer shall be required to represent in writing (which may be contained in the applicable letter of transmittal) to the Issuer that at the time of the consummation of the Registered Exchange Offer (i) any Exchange Securities received by such Holder will be acquired in the ordinary course of business, (ii) such Holder will have no arrangements or understanding with any person to participate in the distribution of the Securities or the Exchange Securities within the meaning of the Securities Act, (iii) such Holder is not an “affiliate,” as defined in Rule 405 of the Securities Act, of the Issuer or if it is an affiliate, such Holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, (iv) if such Holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the Exchange Securities and (v) if such Holder is a broker-dealer, that it will receive Exchange Securities for its own account in exchange for Initial Securities that were acquired as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Securities.

Notwithstanding any other provisions hereof, the Issuer will ensure that (i) any Exchange Offer Registration Statement and any amendment thereto and any prospectus forming part thereof and any supplement thereto complies as to form in all material respects with the Securities Act and the rules and regulations thereunder, (ii) any Exchange Offer Registration Statement and any amendment thereto does not, when it becomes effective, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (iii) any prospectus forming part of any Exchange Offer Registration Statement, and any supplement to such prospectus, does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

2. Shelf Registration. If, (i) because of any change in law or in applicable interpretations thereof by the staff of the Commission, the Issuer is not permitted to effect a Registered Exchange Offer, as contemplated by Section 1 hereof, (ii) the Registered Exchange Offer is not consummated by the 365th day after the Issue Date, (iii) any Initial Purchaser so requests in writing on or prior to the 60th day after the consummation of the Registered Exchange Offer with respect to the Initial Securities (or the Private Exchange Securities) not eligible to be exchanged for Exchange Securities in the Registered Exchange Offer and held by it following consummation of the Registered Exchange Offer or (iv) any Holder (other than an Exchanging Dealer) is not eligible to participate in the Registered Exchange Offer or, in the case of any Holder (other than an Exchanging Dealer) that participates in the Registered Exchange Offer, such Holder does not receive freely tradeable Exchange Securities on the date of the exchange or may not resell the Exchange Securities acquired by it in the Registered Exchange Offer to the public without

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delivering a prospectus, and any such Holder so requests in writing on or prior to the 60th day after the consummation of the Registered Exchange Offer, the Issuer shall take the following actions (the date on which any of the conditions described in the foregoing clauses (i) through (iv) occur, including in the case of clauses (iii) or (iv) the receipt of the required notice, being a “Trigger Date”):

(a) The Issuer shall, at its cost, file with the Commission and thereafter use its commercially reasonable efforts to cause to be declared effective (unless it becomes effective automatically upon filing) (x) in the case of a Shelf Registration Statement filed pursuant to clause (i) of the foregoing paragraph, no later than 365 days after the Issue Date and (y) in the case of a Shelf Registration Statement filed pursuant to clause (ii), (iii) or (iv) of the foregoing paragraph, as promptly as possible after the 365th day after the Issue Date (such 365th day referred to in clauses (x) and (y) being the “Shelf Effectiveness Target Date”) a shelf registration statement covering resales of the Initial Securities or the Exchange Securities, as the case may be (the “Shelf Registration Statement” and, together with the Exchange Offer Registration Statement, a “Registration Statement”) on an appropriate form under the Securities Act relating to the offer and sale of the Transfer Restricted Securities by the Holders thereof from time to time in accordance with the methods of distribution set forth in the Shelf Registration Statement and Rule 415 under the Securities Act (hereinafter, the “Shelf Registration”); provided, however, that no Holder (other than an Initial Purchaser) shall be entitled to have the Securities held by it covered by such Shelf Registration Statement unless such Holder agrees in writing to be bound by all the provisions of this Agreement applicable to such Holder.

(b) The Issuer shall use its commercially reasonable efforts to keep the Shelf Registration Statement continuously effective in order to permit the prospectus included therein to be lawfully delivered by the Holders of the relevant Securities, for a period of two years (or for such longer period if extended pursuant to Section 3(j) below) from the date of its effectiveness or such shorter period that will terminate when all the Securities covered by the Shelf Registration Statement (i) have been sold pursuant thereto or (ii) can be sold pursuant to Rule 144 under the Securities Act, without any limitations under clauses (c), (e), (f) and (h) thereof (the “Shelf Registration Period”).

(c) Notwithstanding any other provisions of this Agreement to the contrary, the Issuer shall cause the Shelf Registration Statement and the related prospectus and any amendment or supplement thereto, as of the effective date of the Shelf Registration Statement, amendment or supplement, (i) to comply as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations of the Commission and (ii) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3. Registration Procedures. In connection with any Shelf Registration contemplated by Section 2 hereof and, to the extent applicable, any Registered Exchange Offer contemplated by Section 1 hereof, the following provisions shall apply:

(a) The Issuer shall (i) furnish to each Initial Purchaser, prior to the filing thereof with the Commission, a copy of the Registration Statement and each amendment thereof and each supplement, if any, to the prospectus included therein and, in the event that an Initial Purchaser (with respect to any portion of an unsold allotment from the original offering) is participating in the Registered Exchange Offer or the Shelf Registration Statement, the Issuer shall use its commercially reasonable efforts to reflect

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in each such document, when so filed with the Commission, such comments as such Initial Purchaser reasonably may propose; (ii) include the information set forth in Annex A hereto on the cover, in Annex B hereto in the “Exchange Offer Procedures” section and the “Purpose of the Exchange Offer” section and in Annex C hereto in the “Plan of Distribution” section of the prospectus forming a part of the Exchange Offer Registration Statement and include the information set forth in Annex D hereto in the Letter of Transmittal delivered pursuant to the Registered Exchange Offer; (iii) if requested by an Initial Purchaser in writing, include the information required by Items 507 or 508 of Regulation S-K under the Securities Act, as applicable, in the prospectus forming a part of the Exchange Offer Registration Statement; (iv) include within the prospectus contained in the Exchange Offer Registration Statement a section entitled “Plan of Distribution,” reasonably acceptable to the Initial Purchasers, which shall contain a summary statement of the positions taken or policies made by the staff of the Commission with respect to the potential “underwriter” status of any broker-dealer that is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of Exchange Securities received by such broker-dealer in the Registered Exchange Offer (a “Participating Broker-Dealer”), whether such positions or policies have been publicly disseminated by the staff of the Commission or such positions or policies, in the reasonable judgment of the Initial Purchasers based upon advice of counsel (which may be inhouse counsel), represent the prevailing views of the staff of the Commission; and (v) in the case of a Shelf Registration Statement, include in the prospectus included in the Shelf Registration (or, if permitted by Commission Rule 430B(b), in a prospectus supplement that becomes a part thereof pursuant to Commission Rule 430B(f)) that is delivered to any Holder pursuant to Section 3(d) and (f), the names of the Holders who propose to sell Securities pursuant to the Shelf Registration Statement as selling securityholders.

(b) The Issuer shall give written notice to the Initial Purchasers, any Participating Broker-Dealer from whom the Issuer has received prior written notice that it will be a Participating Broker-Dealer in the Registered Exchange Offer and, in the case of a Shelf Registration only, each Holder of the Securities (which notice pursuant to clauses (ii)-(v) hereof shall be accompanied by an instruction to suspend the use of the prospectus until the requisite changes have been made):

(i) when the Registration Statement or any post-effective amendment thereto has become effective;

(ii) of any request by the Commission after the Registration Statement has become effective for amendments or supplements to the Registration Statement or the prospectus included therein or for additional information;

(iii) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose, of the issuance by the Commission of a notification of objection to the use of the form on which the Registration Statement has been filed, and of the happening of any event that causes the Issuer to become an “ineligible issuer,” as defined in Commission Rule 405;

(iv) of the receipt by the Issuer or its legal counsel of any notification with respect to the suspension of the qualification of the Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

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(v) of the happening of any event during the period that the Registration Statement is effective that requires the Issuer to make changes in the Registration Statement or the prospectus in order that the Registration Statement or the prospectus do not contain an untrue statement of a material fact nor omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the prospectus, in light of the circumstances under which they were made) not misleading.

(c) The Issuer shall make every reasonable effort to obtain the withdrawal at the earliest possible time of any order suspending the effectiveness of the Registration Statement.

(d) The Issuer shall furnish to each Holder of Securities included within the coverage of the Shelf Registration, without charge, at least one copy of the Shelf Registration Statement and any post-effective amendment or supplement thereto, including financial statements and schedules, and, if the Holder so requests in writing, all exhibits thereto (including those, if any, incorporated by reference). The Issuer shall not, without prior consent of the Initial Purchasers, make any offer relating to the Securities that would constitute a “free writing prospectus,” as defined in Commission Rule 405.

(e) The Issuer shall deliver to each Exchanging Dealer and each Initial Purchaser, and to any other Holder who so requests, without charge, at least one copy of the Exchange Offer Registration Statement and any post-effective amendment thereto, including financial statements and schedules, and, if any Initial Purchaser or any such Holder requests, all exhibits thereto (including those incorporated by reference).

(f) The Issuer shall, during the Shelf Registration Period, deliver to each Holder of Securities included within the coverage of the Shelf Registration, without charge, as many copies of the prospectus (including each preliminary prospectus) included in the Shelf Registration Statement and any amendment or supplement thereto as such person may reasonably request. The Issuer consents, subject to the provisions of this Agreement, to the use of the prospectus or any amendment or supplement thereto by each of the selling Holders of the Securities in connection with the offering and sale of the Securities covered by the prospectus, or any amendment or supplement thereto, included in the Shelf Registration Statement.

(g) The Issuer shall deliver to each Initial Purchaser, any Exchanging Dealer, any Participating Broker-Dealer and such other persons required to deliver a prospectus following the Registered Exchange Offer, without charge, as many copies of the final prospectus included in the Exchange Offer Registration Statement and any amendment or supplement thereto as such persons may reasonably request. The Issuer consents, subject to the provisions of this Agreement, to the use of the prospectus or any amendment or supplement thereto by any Initial Purchaser, if necessary, any Participating Broker-Dealer and such other persons required to deliver a prospectus following the Registered Exchange Offer in connection with the offering and sale of the Exchange Securities covered by the prospectus, or any amendment or supplement thereto, included in such Exchange Offer Registration Statement.

(h) Prior to any public offering of the Securities pursuant to any Registration Statement, the Issuer shall use its commercially reasonable efforts to register or qualify or cooperate with the Holders of the Securities included therein and their respective counsel in connection with the registration or qualification of the Securities for offer and sale under the securities or “blue sky” laws of such states of the United States as any Holder of the Securities reasonably requests in writing and do any and all other

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acts or things necessary or advisable to enable the offer and sale in such jurisdictions of the Securities covered by such Registration Statement; provided, however, that the Issuer shall not be required to (i) qualify generally to do business or as a dealer in securities in any jurisdiction where it is not then so qualified or (ii) take any action which would subject it to general service of process or to taxation in any jurisdiction where it is not then so subject.

(i) The Issuer shall cooperate with the Holders of the Securities to facilitate the timely preparation and delivery of certificates representing the Securities to be sold pursuant to any Registration Statement free of any restrictive legends and in such denominations and registered in such names as the Holders may request a reasonable period of time prior to sales of the Securities pursuant to such Registration Statement.

(j) Upon the occurrence of any event contemplated by paragraphs (ii) through (v) of Section 3(b) above during the period for which the Issuer is required to maintain an effective Registration Statement, the Issuer shall promptly prepare and file a post-effective amendment to the Registration Statement or a supplement to the related prospectus and any other required document so that, as thereafter delivered to Holders of the Securities or purchasers of Securities, the prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If the Issuer notifies the Initial Purchasers, the Holders of the Securities and any known Participating Broker-Dealer in accordance with paragraphs (ii) through (v) of Section 3(b) above to suspend the use of the prospectus until the requisite changes to the prospectus have been made, then the Initial Purchasers, the Holders of the Securities and any such Participating Broker-Dealers shall suspend use of such prospectus and expressly agree to maintain the information contained in such notice confidential (except that such information may be disclosed to its counsel) until it has been publicly disclosed by the Issuer; notwithstanding the foregoing, the Issuer shall not be required to amend or supplement a Registration Statement or any related prospectus if (i) an event occurs and is continuing as a result of which the Shelf Registration or any related prospectus would, in the Issuer’s good faith judgment, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading (with respect to such prospectus only, in light of the circumstances under which they were made) and (ii)(a) the Issuer determines in its good faith judgment that the disclosure of such event at such time would have a material adverse effect on its business, operations or prospects or (b) the disclosure otherwise relates to a pending material business transaction that has not yet been publicly disclosed; and the period of effectiveness of the Shelf Registration Statement provided for in Section 2(b) above and the Exchange Offer Registration Statement provided for in Section 1 above shall each be extended by the number of days from and including the date of the giving of such notice to and including the date when the Initial Purchasers, the Holders of the Securities and any known Participating Broker-Dealer shall have received such amended or supplemented prospectus pursuant to this Section 3(j). During the period during which the Issuer is required to maintain an effective Shelf Registration Statement pursuant to this Agreement, the Issuer will, prior to the three-year expiration of that Shelf Registration Statement, file, and use its best efforts to cause to be declared effective (unless it becomes effective automatically upon filing) within a period that avoids any interruption in the ability of Holders of Securities covered by the expiring Shelf Registration Statement to make registered dispositions, a new registration statement relating to the Securities, which shall be deemed the “Shelf Registration Statement” for purposes of this Agreement.

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(k) Not later than the effective date of the applicable Registration Statement, the Issuer will provide a CUSIP number for the Initial Securities, the Exchange Securities or the Private Exchange Securities, as the case may be.

(l) The Issuer will comply with all rules and regulations of the Commission to the extent and so long as they are applicable to the Registered Exchange Offer or the Shelf Registration and will make generally available to its security holders (or otherwise provide in accordance with Section 11(a) of the Securities Act) an earning statement satisfying the provisions of Section 11(a) of the Securities Act, no later than 50 days after the end of a 12-month period (or 105 days, if such period is a fiscal year) beginning with the first month of the Issuer’s first fiscal quarter commencing after the effective date of the Registration Statement, which statement shall cover such 12-month period.

(m) The Issuer shall cause the Indenture to be qualified under the Trust Indenture Act of 1939, as amended, in a timely manner and containing such changes, if any, as shall be necessary for such qualification. In the event that such qualification would require the appointment of a new trustee under the Indenture, the Issuer shall appoint a new trustee thereunder pursuant to the applicable provisions of the Indenture.

(n) The Issuer may require each Holder of Securities to be sold pursuant to the Shelf Registration Statement to furnish to the Issuer such information regarding the Holder and the distribution of the Securities as the Issuer may from time to time reasonably require for inclusion in the Shelf Registration Statement, and the Issuer may exclude from such registration the Securities of any Holder that fails to furnish such information within a reasonable time after receiving such request.

(o) In the case of an offering of Securities to an underwriter or underwriters for reoffering to the public (an “Underwritten Offering”) pursuant to any Shelf Registration, the Issuer shall enter into such customary agreements (including, if requested, an underwriting agreement in customary form) and take all such other action, if any, as any Holder of the Securities shall reasonably request in order to facilitate the disposition of the Securities pursuant to any Shelf Registration.

(p) In the case of any Shelf Registration, the Issuer shall (i) make reasonably available for inspection by the Holders of the Securities, any underwriter participating in any disposition pursuant to the Shelf Registration Statement and any attorney, accountant or other agent retained by the Holders of the Securities or any such underwriter, at reasonable times and in a reasonable manner, all relevant financial and other records, pertinent corporate documents and properties of the Issuer and (ii) cause the Issuer’s officers, directors, employees, accountants and auditors to supply all relevant information reasonably requested by the Holders of the Securities or any such underwriter, attorney, accountant or agent in connection with the Shelf Registration Statement, in each case, as shall be reasonably necessary to enable such persons to conduct a reasonable investigation within the meaning of Section 11 of the Securities Act; provided, however, that the foregoing inspection and information gathering shall be coordinated on behalf of the Initial Purchasers by J.P. Morgan Securities LLC and on behalf of the other parties, by one counsel designated by and on behalf of such other parties as described in Section 4 hereof; and provided, further, that each such Holder, underwriter, attorney, accountant or agent shall agree in writing that it will keep such information confidential and that it will not disclose any of the information that the Issuer determines, in good faith, to be confidential and notifies them in writing are confidential unless (A) the disclosure of such information is necessary to avoid or correct a material misstatement or material omission in such Registration Statement or prospectus, (B) the

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release of such information is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, or is reasonably necessary in order to establish a “due diligence” defense pursuant to Section 11 of the Securities Act, or (C) the information has been made generally available to the public other than by any of such persons or their respective affiliates; provided, however, that prior notice shall be provided as soon as practicable to the Issuer of the potential disclosure of any information by such person pursuant to clause (A) or (B) of this sentence in order to permit the Issuer to obtain a protective order (or to waive the provisions of this paragraph (p)).

(q) In the case of an Underwritten Offering pursuant to any Shelf Registration, the Issuer, if requested by any Holder of Securities covered thereby, shall cause (i) its counsel to deliver an opinion and updates thereof relating to the Securities in customary form and covering matters customarily covered in opinions delivered in connection with such transactions and addressed to such Holders and the managing underwriters, if any, thereof and dated, in the case of the initial opinion, the effective date of such Shelf Registration Statement and as of an applicable time identified by such Holders or managing underwriters; (ii) its officers to execute and deliver all customary documents and certificates and updates thereof requested by any underwriters of the applicable Securities; and (iii) its independent public accountants to provide to the selling Holders of the applicable Securities and any underwriter therefor a comfort letter in customary form and covering matters of the type customarily covered in comfort letters in connection with primary underwritten offerings, subject to receipt of appropriate documentation as contemplated, and only if permitted, by Statement of Auditing Standards No. 72.

(r) If a Registered Exchange Offer or a Private Exchange is to be consummated, upon delivery of the Initial Securities by Holders to the Issuer (or to such other Person as directed by the Issuer) in exchange for the Exchange Securities or the Private Exchange Securities, as the case may be, the Issuer shall mark, or cause to be marked, on the Initial Securities so exchanged that such Initial Securities are being canceled in exchange for the Exchange Securities or the Private Exchange Securities, as the case may be; in no event shall the Initial Securities be marked as paid or otherwise satisfied.

(s) The Issuer will use its commercially reasonable efforts to (a) if the Initial Securities have been rated prior to the initial sale of such Initial Securities, confirm such ratings will apply to the Securities covered by a Registration Statement, or (b) if the Initial Securities were not previously rated, cause the Securities covered by a Registration Statement to be rated with the appropriate rating agencies, if so requested by Holders of a majority in aggregate principal amount of Securities covered by such Registration Statement, or by the managing underwriters, if any.

(t) In the event that any broker-dealer registered under the Exchange Act shall underwrite any Securities or participate as a member of an underwriting syndicate or selling group or “assist in the distribution” (within the meaning of the NASD Conduct Rules (the “Rules”) of the Financial Industry Regulatory Authority, Inc.) thereof, whether as a Holder of such Securities or as an underwriter, a placement or sales agent or a broker or dealer in respect thereof, or otherwise, the Issuer will cooperate with such broker-dealer in complying with the requirements of such Rules, including, without limitation, by (i) if such Rules, including Rule 2720, shall so require, at the expense of the Holders, engaging a “qualified independent underwriter” (as defined in Rule 2720) to participate in the preparation of the Registration Statement relating to such Securities, to exercise usual standards of due diligence in respect thereof and, if any portion of the offering contemplated by such Registration Statement is an underwritten offering or is

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made through a placement or sales agent, to recommend the yield of such Securities, (ii) indemnifying any such qualified independent underwriter to the extent of the indemnification of underwriters provided in Section 5 hereof and (iii) providing such information to such broker-dealer as may be required in order for such broker-dealer to comply with the requirements of the Rules.

4. Registration Expenses. All expenses incident to the Issuer’s performance of and compliance with this Agreement will be borne by the Issuer, regardless of whether a Registration Statement is ever filed or becomes effective, including without limitation;

(a) all registration and filing fees and expenses;

(b) all fees and expenses of compliance with federal securities and state “blue sky” or securities laws;

(c) all expenses of printing (including printing of prospectuses), messenger and delivery services and telephone;

(d) all fees and disbursements of counsel for the Issuer;

(e) all fees and disbursements of independent certified public accountants of the Issuer (including the expenses of any special audit and comfort letters required by or incident to such performance); and

(f) all fees and expenses of the Trustee and the exchange agents and all fees and expenses of their counsel.

The Issuer will bear its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expenses of any annual audit and the fees and expenses of any person, including special experts, retained by the Issuer. Each Holder shall pay all underwriting discounts and commissions, and the fees of any counsel retained by or on behalf of the underwriters, and transfer taxes, if any, related to the sale or disposition of a Holder’s Securities pursuant to any Shelf Registration Statement.

5. Indemnification.

(a) The Issuer and the Guarantors, jointly and severally, agree to indemnify and hold harmless each Holder of the Securities, any Participating Broker-Dealer and each person, if any, who controls such Holder or such Participating Broker-Dealer within the meaning of the Securities Act or the Exchange Act (each Holder, any Participating Broker-Dealer and such controlling persons are referred to collectively as the “Indemnified Parties”) from and against any losses, claims, damages or liabilities, joint or several, or any actions in respect thereof (including, but not limited to, any losses, claims, damages, liabilities or actions relating to purchases and sales of the Securities) to which each Indemnified Party may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages, liabilities or actions arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement, or arise out of, or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, not misleading, or (ii) any untrue statement or alleged untrue statement of a material fact contained in a prospectus or in any amendment or supplement thereto or in any preliminary prospectus or “issuer free writing prospectus” as defined in Commission Rule 433 (“Issuer FWP”), or arise out of,

11

or are based upon any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and shall reimburse, as incurred, the Indemnified Parties for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action in respect thereof; provided, however, that (i) the Issuer and the Guarantors shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in a Registration Statement or prospectus or in any amendment or supplement thereto or in any preliminary prospectus or Issuer FWP relating to a Shelf Registration in reliance upon and in conformity with written information pertaining to such Holder and furnished to the Issuer by or on behalf of such Holder specifically for inclusion therein and (ii) with respect to any untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus relating to a Shelf Registration Statement, the indemnity agreement contained in this subsection (a) shall not inure to the benefit of any Holder or Participating Broker-Dealer from whom the person asserting any such losses, claims, damages or liabilities purchased the Securities concerned, to the extent that a prospectus relating to such Securities was required to be delivered (including through satisfaction of the condition of Commission Rule 172) by such Holder or Participating Broker-Dealer under the Securities Act in connection with such purchase and any such loss, claim, damage or liability of such Holder or Participating Broker-Dealer results from the fact that there was not conveyed to such person, at or prior to the time of the sale of such Securities to such person, an amended or supplemented prospectus or, if permitted by Section 3(d), an Issuer FWP correcting such untrue statement or omission or alleged untrue statement or omission if the Issuer had previously furnished copies thereof to such Holder or Participating Broker-Dealer; provided further, however, that this indemnity agreement will be in addition to any liability which the Issuer or the Guarantors may otherwise have to such Indemnified Party. The Issuer and the Guarantors shall also indemnify underwriters, their officers and directors and each person who controls such underwriters within the meaning of the Securities Act or the Exchange Act to the same extent as provided above with respect to the indemnification of the Holders of the Securities if requested by such Holders.

(b) Each Holder of the Securities, severally and not jointly, will indemnify and hold harmless the Issuer and the Guarantors, and each person, if any, who controls the Issuer and the Guarantors within the meaning of the Securities Act or the Exchange Act from and against any losses, claims, damages or liabilities or any actions in respect thereof, to which the Issuer, the Guarantors or any such controlling persons may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages, liabilities or actions arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement, or arise out of, or are based upon, any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, not misleading, or (ii) any untrue statement or alleged untrue statement of a material fact contained in a prospectus or in any amendment or supplement thereto or in any preliminary prospectus or Issuer FWP, or arise out of, or are based upon, any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, but in each case only to the extent that the untrue statement or omission or alleged untrue statement or omission was made in reliance upon and in conformity with written information pertaining to such Holder and furnished to the Issuer by or on behalf of such Holder specifically for inclusion therein; and, subject to the limitation set forth immediately preceding this clause, shall reimburse, as incurred, the Issuer and the Guarantors for any legal or other expenses reasonably incurred by the Issuer and the Guarantors or any such controlling persons in connection with investigating or defending

12

any loss, claim, damage, liability or action in respect thereof. This indemnity agreement will be in addition to any liability which such Holder may otherwise have to the Issuer, the Guarantors or any of their controlling persons.

(c) Promptly after receipt by an indemnified party under this Section 5 of notice of the commencement of any action or proceeding (including a governmental investigation), such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 5, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (which counsel shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof the indemnifying party will not be liable to such indemnified party under this Section 5 for any legal or other expenses, other than reasonable costs of investigation, subsequently incurred by such indemnified party in connection with the defense thereof. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the contrary; (ii) the indemnifying party has failed within a reasonable time to retain counsel reasonably satisfactory to the indemnified party; (iii) the indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the indemnifying party; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood and agreed that the indemnifying party shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses or more than one separate firm (in addition to any local counsel) for all indemnified parties, and that all such fees and expenses shall be reimbursed as they are incurred. Any such separate firm for any Initial Purchaser, its affiliates, directors and officers and any control persons of such Initial Purchaser shall be designated in writing by J.P. Morgan Securities LLC and any such separate firm for the Issuer, the Guarantors, their directors and officers and any control persons of the Issuer and the Guarantors shall be designated in writing by the Issuer. No indemnifying party shall, without the prior written consent of the indemnified party, provided that such consent is not unreasonably withheld or delayed, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action, and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d) If the indemnification provided for in this Section 5 is unavailable or insufficient (although applicable in accordance with its terms) to hold harmless an indemnified party under subsections (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the

13

losses, claims, damages or liabilities (or actions in respect thereof) referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party on the other from the exchange of the Securities, pursuant to the Registered Exchange Offer, or (ii) if the allocation provided by the foregoing clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the indemnifying party or parties on the one hand and the indemnified party on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities (or actions in respect thereof) as well as any other relevant equitable considerations. The relative fault of the parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Issuer on the one hand or such Holder or such other indemnified party, as the case may be, on the other, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding any other provision of this Section 5(d), the Holders of the Securities shall not be required to contribute any amount in excess of the amount by which the net proceeds received by such Holders from the sale of the Securities pursuant to a Registration Statement exceeds the amount of damages which such Holders have otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this paragraph (d), each person, if any, who controls such indemnified party within the meaning of the Securities Act or the Exchange Act shall have the same rights to contribution as such indemnified party and each person, if any, who controls the Issuer within the meaning of the Securities Act or the Exchange Act shall have the same rights to contribution as the Issuer. The obligations of the Holders hereunder are several, not joint.

(e) The agreements contained in this Section 5 shall survive the sale of the Securities pursuant to a Registration Statement and shall remain in full force and effect, regardless of any termination or cancellation of this Agreement or any investigation made by or on behalf of any indemnified party.

6. Additional Interest Under Certain Circumstances.

(a) Additional interest (the “Additional Interest”) with respect to the Securities shall be assessed as follows if any of the following events occur (each such event in clauses (i) through (iii) below being herein called a “Registration Default”):

(i) if any such Registration Statement is not declared effective by the Commission on or prior to the Exchange Offer Effectiveness Target Date or the Shelf Effectiveness Target Date, as applicable;

(ii) if the Registered Exchange Offer is not consummated by the 30th day after the Exchange Offer Effectiveness Target Date; and

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(iii) if after either the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, is declared (or becomes automatically) effective (A) such Registration Statement thereafter ceases to be effective; or (B) such Registration Statement or the related prospectus ceases to be usable (except as permitted in paragraph (b)) in connection with resales of Transfer Restricted Securities during the periods specified herein because (1) any event occurs as a result of which the related prospectus forming part of such Registration Statement would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading, (2) it shall be necessary to amend such Registration Statement or supplement the related prospectus to comply with the Securities Act or the Exchange Act or the respective rules thereunder or (3) such Registration Statement is a Shelf Registration Statement that has expired before a replacement Shelf Registration Statement has become effective.

Each of the foregoing will constitute a Registration Default whatever the reason for any such event and whether it is voluntary or involuntary or is beyond the control of the Issuer or pursuant to operation of law or as a result of any action or inaction by the Commission. The Issuer shall promptly give written notice to the Trustee following the occurrence of a Registration Default.

Additional Interest shall accrue on the Securities over and above the interest set forth in the title of the Securities from and including the date on which any such Registration Default shall occur to but excluding the earlier of (x) the date on which all such Registration Defaults have been cured and (y) the date which is two years from the Issue Date, at a rate of 0.25% per annum (the “Additional Interest Rate”) for the first 90-day period immediately following the occurrence of such Registration Default. The Additional Interest Rate shall increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum Additional Interest Rate of 1.0% per annum. In no event shall the Issuer be obligated to pay Additional Interest under more than one of the clauses in this Section 6(a) at any one time and, in the case of a Shelf Registration, it is expressly understood that Additional Interest should be payable only with respect to Securities so requested to be registered pursuant to Section 2 hereof.

(b) A Registration Default referred to in Section 6(a)(iii) hereof shall be deemed not to have occurred and be continuing in relation to a Shelf Registration Statement or the related prospectus if (i) such Registration Default has occurred solely as a result of (x) the filing of a post-effective amendment to such Shelf Registration Statement to incorporate annual audited financial information with respect to the Issuer where such post-effective amendment is not yet effective and needs to be declared effective to permit Holders to use the related prospectus, (y) other material events with respect to the Issuer that would need to be described in such Shelf Registration Statement or the related prospectus or (z) the suspension of the effectiveness of such Registration Statement because the Issuer does not wish to disclose publicly a pending material business transaction that has not yet been publicly disclosed, and (ii) in the case of clause (y), the Issuer is proceeding promptly and in good faith to amend or supplement such Shelf Registration Statement and related prospectus to describe such events; provided, however, that if (A) in the case of a Registration Default described in clause (i)(x), such Registration Default occurs for a continuous period in excess of 30 days and (B) in the case of a Registration Default described in clause (i)(y) or (i)(z), such Registration Default occurs for a period of more than 45 days in any three-month period or more than an aggregate of 90 days in any 12-month period, then Additional Interest shall be payable in accordance with the above paragraph from the day such Registration Default occurs until such Registration Default is cured.

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(c) Any amounts of Additional Interest due pursuant to Section 6(a) will be payable in cash on the regular interest payment dates with respect to the Securities. The amount of Additional Interest will be determined by multiplying the applicable Additional Interest Rate by the principal amount of the Securities and further multiplied by a fraction, the numerator of which is the number of days such Additional Interest Rate was applicable during such period (determined on the basis of a 360-day year comprised of twelve 30-day months), and the denominator of which is 360.

(d) “Transfer Restricted Securities” means each Security until (i) the date on which such Security has been exchanged by a person other than a broker-dealer for a freely transferable Exchange Security in the Registered Exchange Offer, (ii) following the exchange by a broker-dealer in the Registered Exchange Offer of an Initial Security for an Exchange Security, the date on which such Exchange Security is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, or (iii) the date on which such Security has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement.

7. Agreement to Provide Information. The Issuer shall use commercially reasonable efforts to file the reports required to be filed by it under the Securities Act and the Exchange Act in a timely manner and, if at any time the Issuer is not required to file such reports, it will, upon the request of any Holder of Transfer Restricted Securities, make publicly available other information so long as reasonably necessary to permit sales of its securities pursuant to Rules 144 and 144A. The Issuer will provide a copy of this Agreement to prospective purchasers of Initial Securities identified to the Issuer by the Initial Purchasers upon request. Upon the request of any Holder of Initial Securities, the Issuer shall deliver to such Holder a written statement as to whether it has complied with such requirements. Notwithstanding the foregoing, nothing in this Section 7 shall be deemed to require the Issuer to register any of its securities pursuant to the Exchange Act.

8. Underwritten Registrations. If any of the Transfer Restricted Securities covered by any Shelf Registration are to be sold in an Underwritten Offering, the investment banker or investment bankers and manager or managers that will administer the offering (“Managing Underwriters”) will be selected by the Holders of a majority in aggregate principal amount of such Transfer Restricted Securities to be included in such offering.

No person may participate in any Underwritten Offering hereunder unless such person (i) agrees to sell such person’s Transfer Restricted Securities on the basis reasonably provided in any underwriting arrangements approved by the persons entitled hereunder to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements.

9. Miscellaneous.

(a) Remedies. The Issuer acknowledges and agrees that any failure by the Issuer to comply with its obligations under Section 1 and 2 hereof may result in material irreparable injury to the Initial Purchasers or the Holders for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of any such failure, the Initial Purchasers or any Holder may obtain such relief as may be required to specifically enforce the Issuer’s obligations under Sections 1 and 2 hereof. The Issuer further agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

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(b) No Inconsistent Agreements. The Issuer will not on or after the date of this Agreement enter into any agreement with respect to its securities that is inconsistent with the rights granted to the Holders in this Agreement or otherwise conflicts with the provisions hereof. The rights granted to the Holders hereunder do not in any way conflict with and are not inconsistent with the rights granted to the holders of the Issuer’s securities under any agreement in effect on the date hereof.

(c) Amendments and Waivers. The provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, except by the Issuer and the written consent of the Holders of a majority in principal amount of the Securities affected by such amendment, modification, supplement, waiver or consent. Without the consent of the Holder of each Security, however, no modification may change the provisions relating to the payment of Additional Interest. Subject to the foregoing sentence, a waiver or consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of Holders of Securities whose Securities are being sold pursuant to a Registration Statement and that does not directly or indirectly affect, impair, limit or compromise the rights of other Holders of Securities may be given by Holders of at least a majority in aggregate principal amount of the Securities being sold pursuant to such Registration Statement.

(d) Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, first-class mail, facsimile transmission, or air courier which guarantees overnight delivery:

(1) if to a Holder of the Securities, at the most current address given by such Holder to the Issuer.

(2) if to the Initial Purchasers;

c/o J.P. Morgan Securities LLC

383 Madison Avenue,

New York, NY 10179

Fax No.: 203-536-7417

Attention: Ken Lang

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, N.Y. 10017

Fax No.: (212) 701-5111

Attention: Michael Kaplan

(3) if to the Issuer or the Guarantors:

Momentive Performance Materials Inc.

22 Corporate Woods Blvd.

Albany, New York 12211-2374

Attention: General Counsel

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with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Fax No.: (212) 492-0124

Attention: David S. Huntington

All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; three business days after being deposited in the mail, postage prepaid, if mailed; when receipt is acknowledged by recipient’s facsimile machine operator, if sent by facsimile transmission; and on the day delivered, if sent by overnight air courier guaranteeing next day delivery.

(e) Third Party Beneficiaries. The Holders shall be third party beneficiaries to the agreements made hereunder between the Issuer, on the one hand, and the Initial Purchasers, on the other hand, and shall have the right to enforce such agreements directly to the extent they may deem such enforcement necessary or advisable to protect their rights or the rights of Holders hereunder.

(f) Successors and Assigns. This Agreement shall be binding upon the Issuer, the Guarantors and their respective successors and assigns.

(g) Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(h) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(i) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

(j) Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

(k) Securities Held by the Issuer. Whenever the consent or approval of Holders of a specified percentage of principal amount of Securities is required hereunder, Securities held by the Issuer or its affiliates (other than subsequent Holders of Securities if such subsequent Holders are deemed to be affiliates solely by reason of their holdings of such Securities) shall not be counted in determining whether such consent or approval was given by the Holders of such required percentage.

(l) Submission to Jurisdiction. The Issuer and the Guarantors hereby submit to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

(m) Judgment Currency. The obligation of the Issuer and the Guarantors in respect of any sum due to the Initial Purchasers shall, notwithstanding any judgment in a

18

currency other than United States dollars, not be discharged until the first business day, following receipt by the Initial Purchasers of any sum adjudged to be so due in such other currency, on which (and only to the extent that) the Initial Purchasers may in accordance with normal banking procedures purchase United States dollars with such other currency; if the United States dollars so purchased are less than the sum originally due to the Initial Purchasers hereunder, each of the Issuer and the Guarantors agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Initial Purchasers against such loss. If the United States dollars so purchased are greater than the sum originally due to the Initial Purchasers hereunder, the Initial Purchasers agree to pay to the Issuer and the Guarantors, collectively, an amount equal to the excess of the dollars so purchased over the sum originally due to the Initial Purchasers hereunder.

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If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Issuer a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the several Initial Purchasers, the Issuer and the Guarantors in accordance with its terms.

MOMENTIVE PERFORMANCE MATERIALS INC.,
as the Issuer

By
Name:
Title:

MOMENTIVE PERFORMANCE MATERIALS WORLDWIDE INC., as a Guarantor

By
Name:
Title:

MOMENTIVE PERFORMANCE MATERIALS USA INC., as a Guarantor

By
Name:
Title:

JUNIPER BOND HOLDINGS I LLC, as a Guarantor

By
Name:
Title:

JUNIPER BOND HOLDINGS II LLC, as a Guarantor

By
Name:
Title:

JUNIPER BOND HOLDINGS III LLC, as a Guarantor

By
Name:
Title:

[Signature page to Registration Rights Agreement]

20

JUNIPER BOND HOLDINGS IV LLC, as a Guarantor

By
Name:
Title:

MOMENTIVE PERFORMANCE MATERIALS QUARTZ, INC., as a Guarantor

By
Name:
Title:

MPM SILICONES, LLC, as a Guarantor

By
Name:
Title:

MOMENTIVE PERFORMANCE MATERIALS SOUTH AMERICA INC., as a Guarantor

By
Name:
Title:

MOMENTIVE PERFORMANCE MATERIALS CHINA SPV INC., as a Guarantor

By
Name:
Title:

[Signature page to Registration Rights Agreement]

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The foregoing Registration Rights Agreement is hereby confirmed and accepted as of the date first above written.

J.P. Morgan Securities LLC, acting on behalf of itself and as the representative of the several Initial Purchasers,

By
Name:
Title:

[Signature page to Registration Rights Agreement]

22

ANNEX A

Each broker-dealer that receives Exchange Securities for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Securities. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Securities received in exchange for Initial Securities where such Initial Securities were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Issuer has agreed that, for a period of 180 days after the Expiration Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

ANNEX B

Each broker-dealer that receives Exchange Securities for its own account in exchange for Initial Securities, where such Initial Securities were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Securities. See “Plan of Distribution.”

ANNEX C

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Securities for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Securities. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Securities received in exchange for Initial Securities where such Initial Securities were acquired as a result of market-making activities or other trading activities. The Issuer has agreed that, for a period of 180 days after the Expiration Date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until             , all dealers effecting transactions in the Exchange Securities may be required to deliver a prospectus.1

The Issuer will not receive any proceeds from any sale of Exchange Securities by broker-dealers. Exchange Securities received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Securities or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Securities. Any broker-dealer that resells Exchange Securities that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Securities may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Exchange Securities and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the Expiration Date the Issuer will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Issuer has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the Holders of the Securities) other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the Securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

[1]	In addition, the legend required by Item 502(b) of Regulation S-K will appear on the inside front cover page of the Exchange Offer prospectus below the Table of Contents.

ANNEX D

[    ] CHECK HERE IF YOU ARE A BROKER-DEALER AND WISH TO RECEIVE 10 ADDITIONAL COPIES OF THE PROSPECTUS AND 10 COPIES OF ANY AMENDMENTS OR SUPPLEMENTS THERETO.

Name:
Address:

If the undersigned is not a broker-dealer, the undersigned represents that it is not engaged in, and does not intend to engage in, a distribution of Exchange Securities. If the undersigned is a broker-dealer that will receive Exchange Securities for its own account in exchange for Initial Securities that were acquired as a result of market-making activities or other trading activities, it acknowledges that it will deliver a prospectus in connection with any resale of such Exchange Securities; however, by so acknowledging and by delivering a prospectus, the undersigned will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

EXHIBIT G

FORM OF FIRST LIEN INTERCREDITOR AGREEMENT

FIRST LIEN INTERCREDITOR AGREEMENT

dated as of

[                    ]

among

JPMORGAN CHASE BANK, N.A.,

as Collateral Agent,

JPMORGAN CHASE BANK, N.A.,

as Authorized Representative under the Credit Agreement,

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as the Initial Other Authorized Representative,

and

each additional Authorized Representative from time to time party hereto

TABLE OF CONTENTS

		Page
ARTICLE I

Definitions
SECTION 1.01	Construction; Certain Defined Terms	1

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01	Priority of Claims	8
SECTION 2.02	Actions with Respect to Shared Collateral; Prohibition on Contesting Liens	9
SECTION 2.03	No Interference; Payment Over	11
SECTION 2.04	Automatic Release of Liens; Amendments to First Lien Security Documents	12
SECTION 2.05	Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings	12
SECTION 2.06	Reinstatement	13
SECTION 2.07	Insurance	14
SECTION 2.08	Refinancings	14
SECTION 2.09	Possessory Collateral Agent as Gratuitous Bailee for Perfection	14

ARTICLE III

Existence and Amounts of Liens and Obligations

ARTICLE IV

The Collateral Agent

SECTION 4.01	Appointment and Authority	15
SECTION 4.02	Rights as a First Lien Secured Party	16
SECTION 4.03	Exculpatory Provisions	17
SECTION 4.04	Reliance by Collateral Agent	18
SECTION 4.05	Delegation of Duties	18
SECTION 4.06	Resignation of Collateral Agent	19
SECTION 4.07	Non-Reliance on Collateral Agent and Other First Lien Secured Parties	20
SECTION 4.08	Collateral and Guaranty Matters	20

ARTICLE V

Miscellaneous

SECTION 5.01	Notices	20
SECTION 5.02	Waivers; Amendment; Joinder Agreements	21
SECTION 5.03	Parties in Interest	22
SECTION 5.04	Survival of Agreement	22

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This FIRST LIEN INTERCREDITOR AGREEMENT (as amended, restated, modified or supplemented from time to time, this “Agreement’), dated as of [                    ], is among JPMORGAN CHASE BANK, N.A., as collateral agent for the First Lien Secured Parties (in such capacity and together with its successors in such capacity, the “Collateral Agent”), JPMORGAN CHASE BANK, N.A., as Authorized Representative for the Credit Agreement Secured Parties (in such capacity and together with its successors in such capacity, the “Administrative Agent”), THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Authorized Representative for the Initial Other First Lien Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Other Authorized Representative”), and each additional Authorized Representative from time to time party hereto for the Other First Lien Secured Parties of the Series with respect to which it is acting in such capacity, as consented to by the Grantors in the Consent of Grantors.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Collateral Agent, the Administrative Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Initial Other Authorized Representative (for itself and on behalf of the Initial Other First Lien Secured Parties) and each additional Authorized Representative (for itself and on behalf of the Other First Lien Secured Parties of the applicable Series) agree as follows:

ARTICLE I

Definitions

Section 1.01. Construction; Certain Defined Terms.

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein”, “hereof and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) unless otherwise expressly stated herein, all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

(b) It is the intention of the First Lien Secured Parties of each Series that the holders of First Lien Obligations of such Series (and not the First Lien Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the First Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First Lien Obligations), (y) any of the First Lien Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of First Lien Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of First Lien Obligations and, without limiting the foregoing, after taking into account the effect of any applicable intercreditor agreements) on a basis ranking prior to the security interest of such Series of First Lien Obligations but junior to the security interest of any other Series of First Lien Obligations or (ii) the existence of any Collateral for any other Series of First Lien Obligations that is not Shared Collateral (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of First Lien Obligations, an “Impairment” of such Series). In the event of any Impairment with respect to any Series of First Lien Obligations, the results of such Impairment shall be borne solely by the holders of such Series of First Lien Obligations, and the rights of the holders of such Series of First Lien Obligations (including, without limitation, the right to receive distributions in respect of such Series of First Lien Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such First Lien Obligations subject to such Impairment. Additionally, in the event the First Lien Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), any reference to such First Lien Obligations or the Secured Credit Documents governing such First Lien Obligations shall refer to such obligations or such documents as so modified.

(c) Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Credit Agreement. As used in this Agreement, the following terms have the meanings specified below:

“Administrative Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement, together with its successors and assigns, including the administrative agent under any Designated Credit Agreement.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Applicable Authorized Representative” means, with respect to any Shared Collateral, (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Administrative Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative. In the event of

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the Discharge of Credit Agreement Obligations, the Major Non-Controlling Authorized Representative shall become the Applicable Authorized Representative; provided that, if a Designated Credit Agreement is subsequently entered into thereafter, the administrative agent under such Designated Credit Agreement shall be the Applicable Authorized Representative (subject to the preceding sentence).

“Authorized Representative” means (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Administrative Agent, (ii) in the case of the Initial Other First Lien Obligations or the Initial Other First Lien Secured Parties, the Initial Other Authorized Representative and (iii) in the case of any Series of Other First Lien Obligations or Other First Lien Secured Parties that become subject to this Agreement after the date hereof, the Authorized Representative named for such Series in the applicable Joinder Agreement.

“Bankruptcy Case” has the meaning assigned to such term in Section 2.05(b).

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors.

“Collateral” means all assets and properties subject to Liens created pursuant to any First Lien Security Document to secure one or more Series of First Lien Obligations.

“Collateral Agent” has the meaning assigned to such term in the introductory paragraph hereof, together with its successors and assigns, including the collateral agent under any Designated Credit Agreement.

“Collateral Agreement” means that certain Amended and Restated U.S. Collateral Agreement, dated as of the date hereof, among Holdings, Intermediate Holdings, each Domestic Subsidiary of Intermediate Holdings from time to time identified therein as a party and JPMorgan Chase Bank, N.A, as Applicable First Lien Representative (as defined therein) for the First Lien Secured Parties, as amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, including the collateral agreement securing any Designated Credit Agreement.

“Consent of Grantors” means the Consent of Grantors in the form of Annex A attached hereto.

“Controlling Secured Parties” means, with respect to any Shared Collateral, the Series of First Lien Secured Parties whose Authorized Representative is the Applicable Authorized Representative for such Shared Collateral.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of February 10, 2011, among Holdings, Intermediate Holdings,

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Momentive Performance Materials USA Inc., as the U.S. Borrower, Momentive Performance Materials GmbH (formerly known as Blitz 06-103 GmbH), as the German Borrower, the lending institutions from time to time parties thereto, the Administrative Agent and the other parties thereto, as amended by the Incremental Assumption Agreement, dated as of April 2, 2012, as further amended by Amendment No. 1, dated as of [                    ], and as further amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, including any Designated Credit Agreement.

“Credit Agreement Obligations” means the “Obligations” as defined in the Collateral Agreement (or the Equivalent Provision thereof) other than “Other First Lien Obligations” pursuant to clause (b) of such definition.

“Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Credit Agreement (or the Equivalent Provision thereof).

“Designated Credit Agreement” means, initially, the Credit Agreement in effect on the date hereof and, in the event such Credit Agreement is terminated or replaced and Intermediate Holdings subsequently enters into any Credit Agreement (as defined in the Initial Other First Lien Agreement), the Credit Agreement designated by Intermediate Holdings to be the Designated Credit Agreement hereunder.

“DIP Financing” has the meaning assigned to such term in Section 2.05(b).

“DIP Financing Liens” has the meaning assigned to such term in Section 2.05(b).

“DIP Lenders” has the meaning assigned to such term in Section 2.05(b).

“Discharge” means, with respect to any Shared Collateral and any Series of First Lien Obligations, the date on which such Series of First Lien Obligations is no longer secured by such Shared Collateral. The term “Discharged” has a corresponding meaning.

“Discharge of Credit Agreement Obligations” means, with respect to any Shared Collateral, the Discharge of the Credit Agreement Obligations with respect to such Shared Collateral; provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations or an incurrence of future Credit Agreement Obligations with additional First Lien Obligations secured by such Shared Collateral under an Other First Lien Agreement which has been designated in writing by Intermediate Holdings to the Collateral Agent and each other Authorized Representative as the “Credit Agreement” for purposes of this Agreement.

“Equivalent Provision” means, with respect to any reference to a specific provision of an agreement in effect on the date hereof (the “original agreement”), if such agreement is amended, restated, supplemented, modified or replaced after the date hereof

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in a manner permitted hereby, the provision in such amended, restated, supplemented, modified or replacement agreement that is the equivalent to such specific provision in such original agreement.

“Event of Default” has the meaning set forth in the Collateral Agreement.

“First Lien Obligations” means, collectively, (i) the Credit Agreement Obligations and (ii) each Series of Other First Lien Obligations.

“First Lien Secured Parties” means (a) the Credit Agreement Secured Parties and (ii) the Other First Lien Secured Parties with respect to each Series of Other First Lien Obligations.

“First Lien Security Documents” means the Collateral Agreement and each other agreement, instrument or document entered into in favor of the Collateral Agent for purposes of securing any Series of First Lien Obligations.

“Grantors” means Holdings, Intermediate Holdings and each Subsidiary of Intermediate Holdings which has granted a security interest pursuant to any First Lien Security Document to secure any Series of First Lien Obligations.

“Holdings” means Momentive Performance Materials Holdings Inc., a Delaware corporation.

“Impairment” has the meaning assigned to such term in Section 1.01(b).

“Initial Other Authorized Representative” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Initial Other First Lien Agreement” means that certain Indenture, dated as of the date hereof, among Intermediate Holdings, as issuer, the guarantors named therein, and The Bank of New York Mellon Trust Company, N.A., as trustee.

“Initial Other First Lien Obligations” means the Other First Lien Obligations arising under or pursuant to the Initial Other First Lien Agreement.

“Initial Other First Lien Secured Parties” means the holders of any Initial Other First Lien Obligations and the Initial Other Authorized Representative.

“Insolvency or Liquidation Proceeding” means:

(1) any case commenced by or against Intermediate Holdings or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of Intermediate Holdings or any other Grantor, any receivership or assignment for the benefit of creditors relating to Intermediate Holdings or any other Grantor or any similar case or proceeding relative to Intermediate Holdings or any other Grantor or its creditors, as such, in each case whether or not voluntary;

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(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Intermediate Holdings or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of the Intermediate Holdings or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intermediate Holdings” means Momentive Performance Materials Inc., a Delaware corporation.

“Intervening Creditor” has the meaning assigned to such term in Section 2.01(a).

“Joinder Agreement” means the documents required to be delivered by an Authorized Representative to the Collateral Agent pursuant to Section 5.20 of the Collateral Agreement (or the Equivalent Provision thereof) in order to create an additional Series of Other First Lien Obligations or a Refinancing of any Series of First Lien Obligations.

“Lien” means any mortgage, pledge, security interest, hypothecation, assignment, lien (statutory or other) or similar encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Major Non-Controlling Authorized Representative” means, with respect to any Shared Collateral, the Authorized Representative of the Series of Other First Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of First Lien Obligations with respect to such Shared Collateral.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Controlling Authorized Representative” means, at any time with respect to any Shared Collateral, any Authorized Representative that is not the Applicable Authorized Representative at such time with respect to such Shared Collateral.

“Non-Controlling Authorized Representative Enforcement Date” means, with respect to any Non-Controlling Authorized Representative, the date which is 180 days (throughout which 180 day period such Non-Controlling Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (i) an Event of Default (under and as defined in the Other First Lien Agreement under which such NonControlling Authorized Representative is the

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Authorized Representative) and (ii) the Collateral Agent’s and each other Authorized Representative’s receipt of written notice from such Non-Controlling Authorized Representative certifying that (x) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an Event of Default (under and as defined in the Other First Lien Agreement under which such Non-Controlling Authorized Representative is the Authorized Representative) has occurred and is continuing and (y) the First Lien Obligations of the Series with respect to which such Non-Controlling Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Other First Lien Agreement; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Administrative Agent or the Collateral Agent has commenced and is diligently pursuing any enforcement action with respect to such Shared Collateral or (2) at any time the Grantor that has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Non-Controlling Secured Parties” means, with respect to any Shared Collateral, the First Lien Secured Parties which are not Controlling Secured Parties with respect to such Shared Collateral.

“Other First Lien Agreement” has the meaning given to such term by the Collateral Agreement and includes the Initial Other First Lien Agreement.

“Other First Lien Obligations” has the meaning given to such term by the Collateral Agreement and includes the Initial Other First Lien Obligations.

“Other First Lien Secured Party” means the holders of any Other First Lien Obligations and any Authorized Representative with respect thereto and includes the Initial Other First Lien Secured Parties.

“Possessory Collateral” means any Shared Collateral in the possession of the Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction or otherwise. Possessory Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments, and Chattel Paper, in each case, delivered to or in the possession of the Collateral Agent under the terms of the First Lien Security Documents. All capitalized terms used in this definition and not defined elsewhere in this Agreement have the meanings assigned to them in the New York UCC.

“Proceeds” has the meaning assigned to such term in Section 2.01(a).

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding

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or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Secured Credit Document” means (i) the Credit Agreement and the Loan Documents (as defined in the Credit Agreement), (ii) the Initial Other First Lien Agreement and (iii) each Other First Lien Agreement.

“Series” means (a) with respect to the First Lien Secured Parties, each of (i) the Credit Agreement Secured Parties (in their capacities as such), (ii) the Initial Other First Lien Secured Parties (in their capacity as such) and (iii) the Other First Lien Secured Parties that become subject to this Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Other First Lien Secured Parties) and (b) with respect to any First Lien Obligations, each of (i) the Credit Agreement Obligations, (ii) the Initial Other First Lien Obligations and (iii) the Other First Lien Obligations incurred pursuant to any Other First Lien Agreement (other than the Initial Other First Lien Agreement), which pursuant to any Joinder Agreement, are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Other First Lien Obligations).

“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of First Lien Obligations (or their respective Authorized Representatives or the Collateral Agent on behalf of such holders) hold a valid and perfected security interest or Lien (including, without limitation, in respect of equity interests of Foreign Subsidiaries directly owned by any Grantor that have been pledged as Collateral) at such time. If more than two Series of First Lien Obligations are outstanding at any time and the holders of less than all Series of First Lien Obligations hold a valid and perfected security interest or Lien in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of First Lien Obligations that hold a valid and perfected security interest or Lien in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have a valid and perfected security interest or Lien in such Collateral at such time.

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

Section 2.01. Priority of Claims.

(a) Anything contained herein or in any of the Secured Credit Documents to the contrary notwithstanding (but subject to Section 1.01(b)), if an Event of Default has occurred and is continuing, and the Collateral Agent or any First Lien Secured Party is taking action to enforce rights in respect of any Shared Collateral, or any distribution is made in respect of any Shared Collateral in any Bankruptcy Case of any Grantor or any First Lien Secured Party receives any payment pursuant to any intercreditor agreement (other than this Agreement) with respect to any Shared Collateral,

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the proceeds of any sale, collection or other liquidation of any such Collateral by any First Lien Secured Party or received by the Collateral Agent or any First Lien Secured Party pursuant to any such intercreditor agreement with respect to such Shared Collateral and proceeds of any such distribution (subject, in the case of any such distribution, to the sentence immediately following) to which the First Lien Obligations are entitled under any intercreditor agreement (other than this Agreement) (all proceeds of any sale, collection or other liquidation of any Collateral and all proceeds of any such distribution being collectively referred to as “Proceeds”), shall be applied by the Collateral Agent in the order specified in Section 4.02 of the Collateral Agreement (or the Equivalent Provision thereof). Notwithstanding the foregoing, with respect to any Shared Collateral for which a third party (other than a First Lien Secured Party and, without limiting the foregoing, after taking into account the effect of any applicable intercreditor agreements) has a lien or security interest that is junior in priority to the security interest of any Series of First Lien Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of First Lien Obligations (such third party an “Intervening Creditor”), the value of any Shared Collateral or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or Proceeds to be distributed in respect of the Series of First Lien Obligations with respect to which such Impairment exists.

(b) It is acknowledged that the First Lien Obligations of any Series may, subject to the limitations set forth in the then extant Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the First Lien Secured Parties of any Series.

(c) Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of First Lien Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the Secured Credit Documents or any defect or deficiencies in the Liens securing the First Lien Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.01(b) hereof), each First Lien Secured Party hereby agrees that the Liens securing each Series of First Lien Obligations on any Shared Collateral shall be of equal priority.

Section 2.02. Actions with Respect to Shared Collateral; Prohibition on Contesting Liens.

(a) With respect to any Shared Collateral, (i) notwithstanding Section 2.01, only the Collateral Agent shall act or refrain from acting with respect to the Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), and then only on the instructions of the Applicable Authorized Representative, (ii) the Collateral Agent shall not follow any instructions with respect to such Shared Collateral (including with respect to any intercreditor agreement with respect

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to any Shared Collateral) from any Non-Controlling Authorized Representative (or any other First Lien Secured Party other than the Applicable Authorized Representative) and (iii) no Non-Controlling Authorized Representative or other First Lien Secured Party (other than the Applicable Authorized Representative) shall or shall instruct the Collateral Agent to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any First Lien Security Document, applicable law or otherwise, it being agreed that only the Collateral Agent, acting on the instructions of the Applicable Authorized Representative and in accordance with the applicable First Lien Security Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral. Notwithstanding the equal priority of the Liens, the Collateral Agent (acting on the instructions of the Applicable Authorized Representative) may deal with the Shared Collateral as if such Applicable Authorized Representative had a senior Lien on such Collateral. No Non-Controlling Authorized Representative or Non-Controlling Secured Party will contest, protest or object to any foreclosure proceeding or action brought by the Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Party or any other exercise by the Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Party of any rights and remedies relating to the Shared Collateral or to cause the Collateral Agent to do so. The foregoing shall not be construed to limit the rights and priorities of any First Lien Secured Party, Collateral Agent or any Authorized Representative with respect to any Collateral not constituting Shared Collateral.

(b) Each of the Authorized Representatives agrees that it will not accept any Lien on any Shared Collateral for the benefit of any Series of First Lien Obligations (other than funds deposited for the discharge or defeasance of any Other First Lien Agreement) other than pursuant to the First Lien Security Documents and, by executing this Agreement (or a Joinder Agreement), each Authorized Representative and the Series of First Lien Secured Parties for which it is acting hereunder agree to be bound by the provisions of this Agreement and the other First Lien Security Documents applicable to it.

(c) Each of the First Lien Secured Parties agrees that it will not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any of the First Lien Secured Parties in all or any part of the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair (i) the rights of any of the Collateral Agent or any Authorized Representative to enforce this Agreement or (ii) the rights of any First Lien Secured Party from contesting or supporting any other Person in contesting the enforceability of any Lien purporting to secure First Lien Obligations constituting unmatured interest pursuant to Section 502(b)(2) of the Bankruptcy Code.

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Section 2.03. No Interference; Payment Over.

(a) Each First Lien Secured Party agrees that (i) it will not challenge or question in any proceeding the validity or enforceability of any First Lien Obligations of any Series or any First Lien Security Document or the validity, attachment, perfection or priority of any Lien under any First Lien Security Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any First Lien Secured Party from challenging or questioning the validity or enforceability of any First Lien Obligations constituting unmatured interest or the validity of any Lien relating thereto pursuant to Section 502(b)(2) of the Bankruptcy Code; (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Collateral Agent, (iii) except as provided in Section 2.02, it shall have no right to (A) direct the Collateral Agent or any other First Lien Secured Party to exercise any right, remedy or power with respect to any Shared Collateral (including pursuant to any intercreditor agreement) or (B) consent to the exercise by the Collateral Agent or any other First Lien Secured Party of any right, remedy or power with respect to any Shared Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Collateral Agent or any other First Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, and none of the Collateral Agent, any Applicable Authorized Representative or any other First Lien Secured Party shall be liable for any action taken or omitted to be taken by the Collateral Agent, such Applicable Authorized Representative or other First Lien Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement, (v) it will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Collateral Agent or any other First Lien Secured Party to enforce this Agreement.

(b) Each First Lien Secured Party hereby agrees that, if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any such Shared Collateral, pursuant to any First Lien Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the Discharge of each Series of First Lien Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other First Lien Secured Parties and promptly transfer such Shared Collateral, proceeds or payment, as the case may be, to the Collateral Agent, to be distributed by the Collateral Agent in accordance with the provisions of Section 2.01(a) hereof.

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Section 2.04. Automatic Release of Liens; Amendments to First Lien Security Documents.

(a) If at any time any Shared Collateral is transferred to a third party or otherwise disposed of, in each case, in connection with any enforcement by the Collateral Agent in accordance with the provisions of this Agreement, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the Collateral Agent for the benefit of each Series of First Lien Secured Parties upon such Shared Collateral will automatically be released and discharged upon final conclusion of foreclosure proceeding; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01 hereof.

(b) Each First Lien Secured Party agrees that the Collateral Agent may enter into any amendment (and, upon request by the Collateral Agent, each Authorized Representative shall sign a consent to such amendment) to any First Lien Security Document (including, without limitation, to release Liens securing any Series of First Lien Obligations) so long as such amendment, subject to clause (d) below, is permitted by the terms of each then extant Secured Credit Document. Additionally, each First Lien Secured Party agrees that the Collateral Agent may enter into any amendment (and, upon request by the Collateral Agent, each Authorized Representative shall sign a consent to such amendment) to any First Lien Security Document solely as such First Lien Security Document relates to a particular Series of First Lien Obligations (including, without limitation, to release Liens securing such Series of First Lien Obligations) so long as (x) such amendment is in accordance with the Secured Credit Document pursuant to which such Series of First Lien Obligations was incurred and (y) such amendment does not adversely affect the First Lien Secured Parties of any other Series.

(c) Each Authorized Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Collateral Agent to evidence and confirm any release of Shared Collateral or amendment to any First Lien Security Document provided for in this Section.

(d) In determining whether an amendment to any First Lien Security Document is permitted by this Section 2.04, the Collateral Agent may conclusively rely on a certificate of an officer of Intermediate Holdings stating in good faith that such amendment is permitted by Section 2.04(b) above.

Section 2.05. Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.

(a) This Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against Intermediate Holdings or any of its subsidiaries.

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(b) If any Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code, each First Lien Secured Party (other than any Controlling Secured Party or any Authorized Representative of any Controlling Secured Party) agrees that it will raise no objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless any Controlling Secured Party, or an Authorized Representative of any Controlling Secured Party, shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any First Lien Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the First Lien Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the First Lien Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-a-vis all the other First Lien Secured Parties (other than any Liens of the First Lien Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the First Lien Secured Parties of each Series are granted Liens on any additional collateral pledged to any First Lien Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-a-vis the First Lien Secured Parties as set forth in this Agreement, (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the First Lien Obligations, such amount is applied pursuant to Section 2.01(a) of this Agreement, and (D) if any First Lien Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection is applied pursuant to Section 2.01(a) of this Agreement; provided that the First Lien Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the First Lien Secured Parties of such Series or its Authorized Representative that shall not constitute Shared Collateral; and provided further that the First Lien Secured Parties receiving adequate protection shall not object to any other First Lien Secured Party receiving adequate protection comparable to any adequate protection granted to such First Lien Secured Parties in connection with a DIP Financing or use of cash collateral.

Section 2.06. Reinstatement. In the event that any of the First Lien Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under Title 11 of the United States Code, or any similar law, or the settlement of any

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claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such First Lien Obligations shall again have been paid in full in cash.

Section 2.07. Insurance. As between the First Lien Secured Parties, the Collateral Agent, acting at the direction of the Applicable Authorized Representative, shall have the right to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral.

Section 2.08. Refinancings. The First Lien Obligations of any Series may be Refinanced, in whole or in part, in each case without notice to, or the consent (except to the extent a consent is otherwise required to permit the refinancing transaction under any Secured Credit Document) of, any First Lien Secured Party of any other Series, including by the incurrence of a Designated Credit Agreement at any time after the termination of the Credit Agreement in effect on the date hereof, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Authorized Representative of the holders of any such Refinancing indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness.

Section 2.09. Possessory Collateral Agent as Gratuitous Bailee for Perfection.

(a) The Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral that is part of the Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other First Lien Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09. Pending delivery to the Collateral Agent, each other Authorized Representative agrees to hold any Shared Collateral constituting Possessory Collateral, from time to time in its possession, as gratuitous bailee for the benefit of each other First Lien Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09.

(b) The duties or responsibilities of the Collateral Agent and each other Authorized Representative under this Section 2.09 shall be limited solely to holding any Shared Collateral constituting Possessory Collateral as gratuitous bailee for the benefit of each other First Lien Secured Party for purposes of perfecting the Lien held by such First Lien Secured Parties therein.

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ARTICLE III

Existence and Amounts of Liens and Obligations

Whenever the Collateral Agent or any Authorized Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any First Lien Obligations of any Series, or the Shared Collateral subject to any Lien securing the First Lien Obligations of any Series, it may request that such information be furnished to it in writing by each other Authorized Representative and shall be entitled to make such determination on the basis of the information so furnished; provided, however, that, if an Authorized Representative shall fail or refuse reasonably promptly to provide the requested information, the requesting Collateral Agent or Authorized Representative shall be entitled to make any such determination or not make any determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of Intermediate Holdings. The Collateral Agent and each Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any First Lien Secured Party or any other person as a result of such determination.

ARTICLE IV

The Collateral Agent

Section 4.01. Appointment and Authority.

(a) Each of the First Lien Secured Parties hereby irrevocably appoints JPMorgan Chase Bank, N.A. to act on its behalf as the Collateral Agent hereunder and under each of the other First Lien Security Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, including for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any Grantor to secure any of the First Lien Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 4.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under any of the First Lien Security Documents, or for exercising any rights and remedies thereunder at the direction of the Applicable Authorized Representative), shall be entitled to the benefits of all provisions of this Article IV and Section 9.05 of the Credit Agreement and the equivalent provision of any Other First Lien Agreement (as though such co-agents, sub-agents and attorneys-in-fact were the “Collateral Agent” under the First Lien Security Documents) as if set forth in full herein with respect thereto.

(b) Each Non-Controlling Secured Party acknowledges and agrees that the Collateral Agent shall be entitled, for the benefit of the First Lien Secured Parties, to

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sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the First Lien Security Documents, without regard to any rights to which Non-Controlling Secured Parties would otherwise be entitled as a result of holding any First Lien Obligations. Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Collateral Agent, the Applicable Authorized Representative or any other First Lien Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the First Lien Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any First Lien Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Each of the First Lien Secured Parties waives any claim it may now or hereafter have against the Collateral Agent or the Authorized Representative of any other Series of First Lien Obligations or any other First Lien Secured Party of any other Series arising out of (i) any actions which the Collateral Agent, any Authorized Representative or any First Lien Secured Party takes or omits to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First Lien Obligations from any account debtor, guarantor or any other party) in accordance with the First Lien Security Documents or any other agreement related thereto or to the collection of the First Lien Obligations or the valuation, use, protection or release of any security for the First Lien Obligations, (ii) any election by any Applicable Authorized Representative or any holders of First Lien Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.05 of this Agreement, any borrowing or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code by Intermediate Holdings or any of its subsidiaries, as debtor-in-possession. Notwithstanding any other provision of this Agreement, the Collateral Agent shall not accept any Shared Collateral in full or partial satisfaction of any First Lien Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction, without the consent of each Authorized Representative representing holders of First Lien Obligations for whom such Collateral constitutes Shared Collateral.

Section 4.02. Rights as a First Lien Secured Party. The Person serving as the Collateral Agent hereunder shall have the same rights and powers in its capacity as a First Lien Secured Party under any Series of First Lien Obligations that it holds as any other First Lien Secured Party of such Series and may exercise the same as though it were not the Collateral Agent and the term “First Lien Secured Party” or “First Lien Secured Parties” or (as applicable) “Credit Agreement Secured Party”, “Credit Agreement Secured Parties”, “Other First Lien Secured Party” or “Other First Lien Secured Parties” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind

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of business with Intermediate Holdings or any Subsidiary or other Affiliate thereof as if such Person were not the Collateral Agent hereunder and without any duty to account therefor to any other First Lien Secured Party.

Section 4.03. Exculpatory Provisions.

(a) The Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other First Lien Security Documents. Without limiting the generality of the foregoing, the Collateral Agent:

(i) shall not be subject to any fiduciary or other implied duties of any kind or nature to any Person, regardless of whether an Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other First Lien Security Documents that the Collateral Agent is required to exercise as directed in writing by the Applicable Authorized Representative; provided that the Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Collateral Agent to liability or that is contrary to any First Lien Security Document or applicable law;

(iii) shall not, except as expressly set forth herein and in the other First Lien Security Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Intermediate Holdings or any of its Affiliates that is communicated to or obtained by the Person serving as the Collateral Agent or any of its Affiliates in any capacity;

(iv) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Applicable Authorized Representative or (ii) in the absence of its own gross negligence or willful misconduct or (iii) in reliance on a certificate of an authorized officer of Intermediate Holdings stating that such action is permitted by the terms of this Agreement. The Collateral Agent shall be deemed not to have knowledge of any Event of Default under any Series of First Lien Obligations unless and until notice describing such Event of Default is given to the Collateral Agent by the Authorized Representative of such First Lien Obligations or Intermediate Holdings;

(v) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other First Lien Security Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other First Lien Security Document or any

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other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the First Lien Security Documents, (v) the value or the sufficiency of any Collateral for any Series of First Lien Obligations, or (v) the satisfaction of any condition set forth in any Secured Credit Document, other than to confirm receipt of items expressly required to be delivered to the Collateral Agent;

(vi) shall not have any fiduciary duties or contractual obligations of any kind or nature under any Other First Lien Agreement (but shall be entitled to all protections provided to the Collateral Agent therein);

(vii) with respect to the Credit Agreement, any Other First Lien Agreement or any First Lien Security Document, may conclusively assume that the Grantors have complied with all of their obligations thereunder unless advised in writing by the Authorized Representative thereunder to the contrary specifically setting forth the alleged violation; and

(viii) may conclusively rely on any certificate of an officer of Intermediate Holdings provided pursuant to Section 2.04(d) hereof.

(b) Each Secured Party acknowledges that, in addition to acting as the initial Collateral Agent, JPMorgan Chase Bank, N.A. also serves as Administrative Agent under the Credit Agreement and each First Lien Secured Party hereby agrees not to assert any claim (including as a result of any conflict of interest) against JPMorgan Chase Bank, N.A., or any successor, arising from the role of Administrative Agent under the Credit Agreement so long as JPMorgan Chase Bank, N.A. or any such successor is either acting in accordance with the express terms of such documents or otherwise has not engaged in gross negligence or willful misconduct.

Section 4.04. Reliance by Collateral Agent. The Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. The Collateral Agent may consult with legal counsel (who may include, but shall not be limited to counsel for Intermediate Holdings or counsel for the Administrative Agent), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 4.05. Delegation of Duties. The Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other First Lien Security Document by or through any one or more sub-agents appointed by the Collateral Agent. The Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Affiliates of the Collateral Agent and any such sub-agent.

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Section 4.06. Resignation of Collateral Agent. The Collateral Agent may at any time give notice of its resignation as Collateral Agent under this Agreement and the other First Lien Security Documents to each Authorized Representative and Intermediate Holdings. Upon receipt of any such notice of resignation, the Applicable Authorized Representative shall have the right (subject, unless an Event of Default relating to a payment default or the commencement of an Insolvency or Liquidation Proceeding has occurred and is continuing, to the consent of Intermediate Holdings (not to be unreasonably withheld or delayed)), to appoint a successor, which shall be a bank or trust company with an office in the United States, or an Affiliate of any such bank or trust company with an office in the United States. If no such successor shall have been so appointed by the Applicable Authorized Representative and shall have accepted such appointment within 10 days after the retiring Collateral Agent gives notice of its resignation, then the retiring Collateral Agent may, on behalf of the First Lien Secured Parties, appoint a successor Collateral Agent meeting the qualifications set forth above; provided that, if the Collateral Agent shall notify Intermediate Holdings and each Authorized Representative that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Collateral Agent shall be discharged from its duties and obligations hereunder and under the other First Lien Security Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the First Lien Secured Parties under any of the First Lien Security Documents, the retiring Collateral Agent shall continue to hold such collateral security solely for purposes of maintaining the perfection of the security interests of the First Lien Secured Parties therein until such time as a successor Collateral Agent is appointed but with no obligation to take any further action at the request of the Applicable Authorized Representative, any other First Lien Secured Parties or any Grantor) and (b) all payments, communications and determinations provided to be made by, to or through the Collateral Agent shall instead be made by or to each Authorized Representative directly, until such time as the Applicable Authorized Representative appoints a successor Collateral Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Collateral Agent hereunder and under the First Lien Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Collateral Agent, and the retiring Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the other First Lien Security Documents (if not already discharged therefrom as provided above in this Section). After the retiring Collateral Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article, Sections 8.07 and 9.05 of the Credit Agreement and the equivalent provision of any Other First Lien Agreement shall continue in effect for the benefit of such retiring Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Collateral Agent was acting as Collateral Agent. Upon any notice of resignation of the Collateral Agent hereunder and under the other First Lien Security Documents, Intermediate Holdings agrees to use commercially reasonable efforts to transfer (and maintain the validity and priority of) the Liens in favor of the retiring Collateral Agent under the First Lien Security Documents to the successor Collateral Agent as promptly as practicable.

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Section 4.07. Non-Reliance on Collateral Agent and Other First Lien Secured Parties. Each First Lien Secured Party acknowledges that it has, independently and without reliance upon the Collateral Agent, any Authorized Representative or any other First Lien Secured Party or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Secured Credit Documents. Each First Lien Secured Party also acknowledges that it will, independently and without reliance upon the Collateral Agent, any Authorized Representative or any other First Lien Secured Party or any of their Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Secured Credit Document or any related agreement or any document furnished hereunder or thereunder.

Section 4.08. Collateral and Guaranty Matters. Each of the First Lien Secured Parties irrevocably authorizes the Collateral Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Collateral Agent under any First Lien Security Document in accordance with Section 2.04 of this Agreement or upon receipt of a written request from Intermediate Holdings stating that the release of such Lien is permitted by the terms of each then extant Secured Credit Document; and

(b) to release any Grantor from its obligations under the First Lien Security Documents upon receipt of a written request from Intermediate Holdings stating that such release is permitted by the terms of each then extant Secured Credit Document.

ARTICLE V

Miscellaneous

Section 5.01. Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Collateral Agent or the Administrative Agent, to it at:

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Rd, 3/Ops 2

Newark, DE 19713

Attention: Investment Bank Loan Operations, Evan Zacharias

Telephone: 302-634-1405

Telecopier: 302-634-1417

E-mail: evan.zacharias@jpmorgan.com;

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(b) if to the Initial Other Authorized Representative, to it at:

The Bank of New York Mellon Trust Company, N.A.

525 William Penn Place, 38th Floor

Pittsburgh, PA 15259

Attention: Momentive Performance Materials Inc. Account Manager

Telecopier: 412-234-7535;

(c) if to any additional Other Authorized Representative, to it at the address set forth in the applicable Joinder Agreement.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by telecopy or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 5.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 5.01. As agreed to in writing among the Collateral Agent and each Authorized Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

Section 5.02. Waivers; Amendment; Joinder Agreements.

(a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Authorized Representative and the Collateral Agent. Each party to this Agreement agrees that (i) none of Intermediate Holdings and the other

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Grantors shall have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent Intermediate Holdings’ or any of such Grantors’ rights are adversely affected, in which case Intermediate Holdings shall have the right to consent to or approve any such amendment, modification or waiver, and (ii) Intermediate Holdings shall be a beneficiary of this Section 5.02(b).

(c) Notwithstanding the foregoing, without the consent of any First Lien Secured Party, any Authorized Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.20 of the Collateral Agreement (or the Equivalent Provision thereof) and, upon such execution and delivery, such Authorized Representative and the Other First Lien Secured Parties and Other First Lien Obligations of the Series for which such Authorized Representative is acting shall be subject to the terms hereof and the terms of the other First Lien Security Documents applicable thereto.

Section 5.03. Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other First Lien Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

Section 5.04. Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

Section 5.05. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission or via electronic mail shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 5.06. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 5.07. Governing Law. This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with and governed by the laws of the State of New York.

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Section 5.08. Submission to Jurisdiction; Waivers. The Collateral Agent and each Authorized Representative, on behalf of itself and the First Lien Secured Parties of the Series for whom it is acting, irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the First Lien Security Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the state and federal courts located in New York County and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Authorized Representative) at the address referred to in Section 5.01 hereof;

(d) agrees that nothing herein shall affect the right of any other party hereto (or any First Lien Secured Party) to effect service of process in any other manner permitted by law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any special, exemplary, punitive or consequential damages.

Section 5.09. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.09.

Section 5.10. Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

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Section 5.11. Conflicts.

(a) In the event of any conflict between the terms of this Agreement and the terms of any of the other Secured Credit Documents or First Lien Security Documents, the terms of this Agreement shall govern.

(b) Notwithstanding Section 5.11(a) above, in the event of any conflict between the terms of this Agreement and the terms of (i) the 1.5 Lien Intercreditor Agreement (as defined in the Initial Other First Lien Agreement) or (ii) the Second Lien Intercreditor Agreement (as defined in the Initial Other First Lien Agreement), the terms of such 1.5 Lien Intercreditor Agreement or such Second Lien Intercreditor Agreement, as applicable, shall govern.

Section 5.12. Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Secured Parties in relation to one another. None of Intermediate Holdings, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement (provided that nothing in this Agreement (other than Section 2.04, 2.05, 2.08, 2.09 or Article V) is intended to or will amend, waive or otherwise modify the provisions of the Credit Agreement or any Other First Lien Agreements), and none of Intermediate Holdings or any other Grantor may rely on the terms hereof (other than Sections 2.04, 2.05, 2.08, 2.09 and Article V). Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the First Lien Obligations as and when the same shall become due and payable in accordance with their terms.

Section 5.13. Integration. This Agreement, together with the other Secured Credit Documents and the First Lien Security Documents, represents the agreement of each of the Grantors and the First Lien Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by any Grantor, the Collateral Agent, any or any other First Lien Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Credit Documents or the First Lien Security Documents.

[Remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this First Lien Intercreditor Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Authorized Representative under the Credit Agreement

By:
Name:
Title:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Initial Other Authorized Representative

By:
Name:
Title

[First Lien Intercreditor Agreement]

Annex A

to First Lien Intercreditor Agreement

[Form of]

CONSENT OF GRANTORS

Dated: [                    ]

Reference is made to the First Lien Intercreditor Agreement, dated as of [                    ], among JPMorgan Chase Bank, N.A., as Collateral Agent, JPMorgan Chase Bank, N.A., as Administrative Agent, and The Bank of New York Mellon Trust Company, N.A., as Initial Other Authorized Representative (as the same may be amended, restated, supplemented, waived, or otherwise modified from time to time, the “Intercreditor Agreement”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

Each of the Grantors party hereto has read the foregoing Intercreditor Agreement and consents thereto. Each of the Grantors party hereto agrees that it will not take any action that would be contrary to the express provisions of the foregoing Intercreditor Agreement, agrees to abide by the requirements expressly applicable to it under the foregoing Intercreditor Agreement and agrees that, except as otherwise provided therein, no First Lien Secured Party shall have any liability to any Grantor for acting in accordance with the provisions of the foregoing Intercreditor Agreement. Each of the Grantors party hereto confirms that the foregoing Intercreditor Agreement is for the sole benefit of the First Lien Secured Parties and their respective successors and assigns, and that no Grantor is an intended beneficiary or third party beneficiary thereof except to the extent otherwise expressly provided therein.

Each of the Grantors party hereto agrees to take such further action and to execute and deliver such additional documents and instruments (in recordable form, if requested) as the Collateral Agent may reasonably request to effectuate the terms of and the lien priorities contemplated by the Intercreditor Agreement.

This Consent of Grantors shall be governed and construed in accordance with the laws of the State of New York. Notices delivered to the Grantors pursuant to this Consent of Grantors shall be delivered in accordance with the notice provisions set forth in the Intercreditor Agreement.

[Signatures follow.]

IN WITNESS HEREOF, this Consent of Grantors is hereby executed by each of the Grantors as of the date first written above.

MOMENTIVE PERFORMANCE MATERIALS HOLDINGS INC.

By
Name:
Title:

MOMENTIVE PERFORMANCE MATERIALS INC.

By
Name:
Title:

MOMENTIVE PERFORMANCE MATERIALS USA INC.

By
Name:
Title:

[Consent of Grantors]

MOMENTIVE PERFORMANCE MATERIALS WORLDWIDE INC.

By
Name:
Title:

MOMENTIVE PERFORMANCE MATERIALS CHINA SPV INC.

By
Name:
Title:

MPM SILICONES, LLC

By
Name:
Title:

MOMENTIVE PERFORMANCE MATERIALS SOUTH AMERICA INC.

By
Name:
Title:

MOMENTIVE PERFORMANCE MATERIALS QUARTZ, INC.

By
Name:
Title:

[Consent of Grantors]

JUNIPER BOND HOLDINGS I LLC

By
Name:
Title:

JUNIPER BOND HOLDINGS II LLC

By
Name:
Title:

JUNIPER BOND HOLDINGS III LLC

By
Name:
Title:

JUNIPER BOND HOLDINGS IV LLC

By
Name:
Title:

[Consent of Grantors]